Exhibit 4.1

INDENTURE

Dated as of August 1, 2025

Among

Amneal Pharmaceuticals LLC,

as Issuer,

the Guarantors party hereto

and

Wilmington Savings Fund Society, FSB

as Trustee and as Collateral Agent

6.875% SENIOR SECURED NOTES DUE 2032

TABLE OF CONTENTS

i

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Certificate of Transfer
Exhibit C	Form of Certificate of Exchange
Exhibit D	Form of Supplemental Indenture to Be Delivered by Subsequent Guarantors
Exhibit E	Form of Transferee Letter of Representation

INDENTURE, dated as of August 1, 2025, among Amneal Pharmaceuticals LLC, a Delaware limited liability company (the “Issuer”), the Guarantors from time to time party hereto and Wilmington Savings Fund Society, FSB, as Trustee and as Collateral Agent.

W I T N E S S E T H

WHEREAS, the Issuer (as defined herein) has duly authorized the creation of an issue of $600,000,000 aggregate principal amount of the Issuer’s 6.875% senior secured notes due 2032 (the “Notes”); and

WHEREAS, the Issuer has duly authorized the execution and delivery of this Indenture (as defined herein);

NOW, THEREFORE, the Issuer, the Guarantors, the Trustee and the Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein).

Article I
Definitions and Incorporation by Reference

Section 1.01.    Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A attached hereto, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“ABL Collateral Agent” means the “Collateral Agent” in respect of the ABL Facility.

“ABL Credit Agreement” means the Revolving Credit Agreement, dated as of June 2, 2022, among the Issuer, the guarantors party thereto, the lenders, issuing banks and swingline lender referred to therein and Truist Bank and/or its affiliates as administrative agent and collateral agent, as such agreement was amended by that certain Amendment No. 1 to Revolving Credit Agreement, dated as of November 14, 2023, that certain Amendment No. 2 to Revolving Credit Agreement, dated as of the Issuer Date,  and as it may be further amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time.

“ABL Documents” means the definitive financing agreements with respect to the ABL Facility, including any security agreement, mortgage or other agreement, document or instrument pursuant to which a Lien is granted securing any ABL Obligations or under which rights or remedies with respect to such Liens are at any time governed.

“ABL Facility” means the revolving facility under the ABL Credit Agreement, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, refinancings or replacements thereof and any one or more indentures, agreements, credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund, supplement or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture or agreement that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.09 hereof) or adds any Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders or holders.

“ABL Obligations” means the “Obligations” (as defined in the ABL Facility or the substantially equivalent definition under any ABL Facility).

“ABL Priority Collateral” means the “ABL Priority Collateral” as defined in the ABL Intercreditor Agreement.

“ABL Priority Collateral Asset Sale” means any Asset Sale that consists of or includes the disposition of ABL Priority Collateral.

“ABL Secured Parties” means the “Secured Parties” as defined in the ABL Credit Agreement.

“Accounting Change” has the meaning specified in the definition of “GAAP.”

“Acquired Indebtedness” means, with respect to any specified Person,

(1)   Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into, or became a Restricted Subsidiary of, such specified Person, including Indebtedness incurred by such Person in connection with, or in contemplation of, such other Person merging, amalgamating or consolidating with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)   Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Fixed Asset Obligations” means obligations secured by Liens pari passu with or junior to the Liens securing the Credit Agreement Obligations and/or the Notes Obligations permitted to be incurred under the Term Loan Facility, this Indenture and the Pari Passu Intercreditor Agreement.

“Additional Letter of Credit Facility” means any facility established by the Issuer and/or any Restricted Subsidiary to obtain letters of credit, bank guarantees, bankers acceptances or other similar instruments required by customers, suppliers or landlords or otherwise required in the ordinary course of business or consistent with industry practice.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.02, 4.09 and 4.12 hereof.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent” means any Registrar, co-registrar, Transfer Agent, Paying Agent or additional paying agent.

“AHYDO Payment” means any mandatory prepayment or redemption pursuant to the terms of any Indebtedness that is intended or designed to cause such Indebtedness not to be treated as an “applicable high yield discount obligation” within the meaning of Section 163(i) of the Code.

“Amneal Inc.” means Amneal Pharmaceuticals, Inc., a Delaware corporation, and its successors and assigns.

“Amneal Intermediate” means Amneal Intermediate, Inc., a Delaware corporation, and its successors and assigns.

“Applicable Collateral Agent” has the meaning given to such term by the Pari Passu Intercreditor Agreement.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1)   1.0% of the principal amount of such Note; and

(2)   the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Notes at August 1, 2028 (such redemption price being set forth in the table appearing in Section 3.07(g) hereof), plus (ii) all required remaining scheduled interest payments due on such Note through August 1, 2028 (excluding accrued but unpaid interest to, but excluding, the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the then outstanding principal amount of such Note on such Redemption Date, as calculated by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate; provided, that such calculation shall not be the duty or obligation of the Trustee.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Approved Bank” has the meaning specified in the definition of “Cash Equivalents.”

“Asset Sale” means:

(1)   the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions of property or assets of the Issuer or any

Restricted Subsidiary outside of the ordinary course of business (each referred to in this definition as a “disposition”); or

(2)   the issuance or sale of Equity Interests (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 4.09 hereof and directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Issuer or another Restricted Subsidiary), whether in a single transaction or a series of related transactions;

in each case, other than:

(a)   any disposition of (i) Cash Equivalents or Investment Grade Securities, (ii) obsolete, damaged or worn out property or assets, any disposition of property or assets in the ordinary course of business and any disposition of inventory or goods (or other assets) held for sale or property or property or assets no longer used or useful in the ordinary course of the business of the Issuer and its Restricted Subsidiaries, (iii) assets no longer economically practicable or commercially reasonable to maintain (as determined in good faith by the management of the Issuer), (iv) improvements made to leased real property to landlords pursuant to customary terms of leases entered into in the ordinary course of business or consistent with industry practice, and (v) assets for purposes of charitable contributions or similar gifts to the extent such assets are not material to the ability of the Issuer and its Restricted Subsidiaries, taken as a whole, to conduct its business in the ordinary course;

(b)   the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to Section 5.01 hereof or any disposition that constitutes a Change of Control pursuant to this Indenture;

(c)   any disposition in connection with the making of any Restricted Payment that is permitted to be made, and is made, under Section 4.07 hereof or any Permitted Investment or any acquisition otherwise permitted under this Indenture;

(d)   any disposition of property or assets or issuance or sale of Equity Interests of any Restricted Subsidiary with an aggregate fair market value for (x) any individual transaction or series of related transactions not to exceed the greater of (i) $70.0 million and (ii) 10.0% of Consolidated EBITDA of the Issuer for the most recently ended Test Period (calculated on a pro forma basis) determined at the time of the making of such disposition or (y) any transactions during any fiscal year under this clause (y) not to exceed the greater of (i) $100.0 million and (ii) 15.0% of Consolidated EBITDA of the Issuer for the most recently ended Test Period (calculated on a pro forma basis) immediately prior to such fiscal year;

(e)   any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

(f)   to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g)   (i) the lease, assignment or sublease, license or sublicense of any real or personal property in the ordinary course of business or consistent with industry practice and (ii) the exercise of termination rights with respect to any lease, sublease, license or sublicense or other agreement;

(h)   any issuance, disposition or sale of Equity Interests in, or Indebtedness, assets, or other securities of, an Unrestricted Subsidiary;

(i)   foreclosures, condemnation, expropriation, eminent domain or any similar action (including for the avoidance of doubt, any Casualty Event) with respect to assets;

(j)   sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Facility, sales of receivables in connection with Receivables Financing Transactions, sales pursuant to non-recourse factoring arrangements in the ordinary course of business, or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with industry practice or in bankruptcy or similar proceedings;

(k)   any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including asset securitizations permitted by this Indenture;

(l)   the sale, lease, assignment, license, sublicense, sublease or discount of inventory, equipment, accounts receivable, notes receivable or other current assets in the ordinary course of business or consistent with industry practice or the conversion of accounts receivable to notes receivable or other dispositions of accounts receivable in connection with the collection thereof;

(m)   the lease, sublease, licensing or sublicensing of intellectual property (including the provision of software under an open source license) or other general intangibles in the ordinary course of business, consistent with industry practice or in connection with bona fide tax planning purposes (as determined in good faith by the Issuer);

(n)   any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business or consistent with industry practice;

(o)   the unwinding of any Hedging Obligations;

(p)   sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q)   the lapse, abandonment or other disposition of Intellectual Property Rights in the ordinary course of business or consistent with industry practice, which in the good faith determination of the Issuer, are not material to the conduct of the business of the Issuer and its Restricted Subsidiaries taken as a whole;

(r)   the granting of a Lien that is permitted under Section 4.12 hereof;

(s)   the issuance of directors’ qualifying shares and shares of Capital Stock of Foreign Subsidiaries issued to foreign nationals as required by applicable law;

(t)   the disposition of any assets (including Equity Interests) (i) acquired in an Investment permitted under this Indenture, which assets are (x) not used or useful in the conduct of the business of the Issuer and its Restricted Subsidiaries or (y) non-core assets or assets that are surplus or unnecessary to the business or operations of the Issuer and its Restricted Subsidiaries or (ii) made in connection with the approval of any applicable regulatory authority or otherwise necessary or advisable in the good faith determination of the Issuer to consummate any acquisition or Investment permitted under this Indenture;

(u)   dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property or the proceeds of which are promptly applied to the purchase price of such replacement property;

(v)   dispositions of property in connection with any Sale-Leaseback Transaction;

(w)   the issuance of, entry into (including any payments of premiums in connection therewith), performance of obligations under, or exercise, transfer, assignment, unwinding, settlement or early termination of, or the satisfaction of any condition that would permit or require any of the foregoing, any Permitted Bond Hedge Transaction and any related Permitted Warrant Transaction or any Convertible  Indebtedness, in each case, whether in cash, common Capital Stock of the Issuer or any Parent Company or other securities or property following a merger event or other change of the common Capital Stock of the Issuer or such Parent Company and whether in whole or in part and including by netting or set-off;

(x)   dispositions of property acquired with Excluded Contributions (up to the aggregate amount of Excluded Contributions applied to fund the acquisition of such property);

(y)   dispositions, including leases, subleases, licenses or sublicenses, of drug products that are in development in jurisdictions outside the United States; provided, that (x) such disposition does not materially interfere with the business of the Issuer and the Restricted Subsidiaries, taken as a whole and (b) such disposition shall be for no less than the fair market value of such property at the time of such disposition;

(z)   dispositions of assets acquired in a Permitted Investment that the Issuer determines will not be used or useful in the business of the Issuer and its Restricted Subsidiaries;

(aa) dispositions of pipeline, marketed or other assets required by regulatory authorities in connection with any acquisition or other investment permitted under this Indenture;

(bb) contractual arrangements under contracts with customers entered into in the ordinary course of business or in a manner consistent with past practices which are treated as sales for accounting purposes;

(cc) sales of assets in connection with the closing or sale of a facility, including sales of inventory, fee or leasehold interests in the premises of such facility, equipment and fixtures located at such premises, and the books and records relating to the operations of such facility; provided, that as to each and all such sales and closings, (a) no Event of Default shall have occurred and be continuing or shall result therefrom and (b) such dispositions shall be for no less than fair market value at the time of such disposition;

(dd) dispositions to consummate a Permitted Reorganization; and

(ee) dispositions of assets not constituting Collateral not to exceed the greater of (x) $110.0 million and (y) 16.0% of Consolidated EBITDA of the Issuer and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis).

“Asset Sale Offer” means a Collateral Asset Sale Offer or a Non-Collateral Asset Sale Offer, as the context requires.

“Assumed Acquisition Debt” means any Indebtedness of any Person that becomes a Restricted Subsidiary after the Issue Date pursuant to a Permitted Investment, which Indebtedness is (i) existing at the time such Person becomes a Restricted Subsidiary, (ii) not incurred in contemplation of such person becoming a Restricted Subsidiary and (iii) non-recourse to the Issuer or any other Restricted Subsidiary (other than any Person that becomes a Subsidiary in connection with the foregoing and its Subsidiaries).

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease Obligation of any Person, the amount thereof that would appear as a liability on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Bankruptcy Law” means Title 11, U.S. Code, as amended, or any similar federal or state law for the relief of debtors.

“Basket” means any amount, threshold, exception or value (including by reference to the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio, the Fixed Charge Coverage Ratio, Consolidated EBITDA or Total Assets) permitted or prescribed with respect to any Lien, Indebtedness, Asset Sale, Investment, Restricted Payment,

transaction, action, judgment or amount under any provision in this Indenture or any other Notes Document.

“Board of Directors” means, for any Person, the board of directors, board of managers or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single Person, the Board of Directors of such Person, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors.  Unless otherwise provided, “Board of Directors” means the Board of Directors of the Issuer.

“Borrowing Base” means, as of any date of determination, an amount equal to the sum of (i) 90% of the book value of all accounts (as set forth in the most recent financial statements required to be delivered pursuant to Section 4.03 hereof or in the Issuer’s books and records, in Issuer’s sole discretion), payment intangibles and other receivables of the Issuer and its Restricted Subsidiaries (any such valuations under this clause (i) as determined by the Issuer in good faith), plus (ii) the lesser of (x) 70% of the book value of inventory (as set forth in the most recent financial statements required to be delivered pursuant to Section 4.03 hereof or in the Issuer’s books and records, in Issuer’s sole discretion) of the Issuer and its Restricted Subsidiaries valued at cost on a first-in, first-out basis and (y) 85% of the net orderly liquidation value of the inventory of the Issuer and its Restricted Subsidiaries valued at the lower of cost or market on a first-in, first-out basis (any such valuations under this clause (ii) as determined by the Issuer in good faith), plus (iii) 100% of unrestricted cash and Cash Equivalents of the Issuer and the Restricted Subsidiaries calculated, in each case on a pro forma basis with such pro forma adjustments as are set forth under Section 1.05 hereof.

“Business Day” means each day which is not a Legal Holiday.

“Canadian Dollars” or “C$” means the lawful currency of Canada.

“Capital Markets Debt” means any Indebtedness in excess of $100.0 million consisting of bonds, debentures, notes or other similar debt securities issued in (i) a public offering registered under the Securities Act or (ii) a private placement to institutional investors that is resold in accordance with Rule 144A or Regulation S under the Securities Act, whether or not including registration rights entitling the holders of such debt securities to registration thereof with the SEC. The term “Capital Markets Debt” shall not include any Indebtedness under commercial bank facilities or similar Indebtedness, Capitalized Lease Obligations or recourse transfers of any financial asset or any other type of Indebtedness incurred or issued in a manner not customarily viewed as a “securities offering.”

“Capital Stock” means:

(1)   in the case of a corporation, corporate stock or shares in the capital of such corporation;

(2)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)   in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into or exchangeable for Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP in accordance with Section 1.05(m) hereof.  For the avoidance of doubt, “Capitalized Lease Obligations” shall not include any Non-Finance Lease.

“Captive Insurance Subsidiary” means any Subsidiary of the Issuer that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Equivalents” means:

(1)   Dollars;

(2)   (a) Euros, Yen, Canadian Dollars, Pounds or any national currency of any Participating Member State; and

(b) in the case of any Foreign Subsidiary or any jurisdiction in which the Issuer or any Restricted Subsidiary conducts business, such local currencies held by it from time to time in the ordinary course of business or consistent with industry practice;

(3)   direct obligations issued or directly and fully and unconditionally guaranteed or insured by the U.S. government, the United Kingdom or any Participating Member State or any agency thereof or obligations guaranteed by the United States of America, the United Kingdom or any Participating Member State or any agency or instrumentality thereof, in each case, with maturities of 36 months or less from the date of acquisition;

(4)   certificates of deposit, time deposits and eurocurrency time deposits with maturities of three years or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding three years and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $250.0 million (or the Dollar equivalent thereof as of the date of determination) (any such bank, an “Approved Bank”);

(5)   repurchase obligations for underlying securities of the types described in clauses (3) and (4) above or clauses (6), (7) and (8) below entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(6)   commercial paper and variable or fixed rate notes rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another Rating Agency selected by the Issuer) and in each case maturing within 36 months after the date of acquisition thereof;

(7)   marketable short-term money market and similar liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another Rating Agency selected by the Issuer);

(8)   securities issued or directly and fully and unconditionally guaranteed by any state, commonwealth or territory of the United States or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof having maturities of not more than 36 months from the date of acquisition thereof;

(9)   readily marketable direct obligations issued or directly and fully and unconditionally guaranteed by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another Rating Agency selected by the Issuer) with maturities of 36 months or less from the date of acquisition;

(10)   Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another Rating Agency selected by the Issuer) with maturities of 36 months or less from the date of acquisition;

(11)   Investments with average maturities of 36 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another Rating Agency selected by the Issuer);

(12)   securities with maturities of 36 months or less from the date of acquisition backed by standby letters of credit issued by any Approved Bank;

(13)   investments, classified in accordance with GAAP as current assets of the Issuer or any Restricted Subsidiary, in money market investment programs which are registered under the Investment Company Act of 1940 or which are administered by financial institutions having capital of at least $250.0 million, and, in either case, the portfolios of which are limited such that substantially all of such Investments are of the character, quality and maturity described in clauses (1) through (12) above;

(14)   investment funds investing substantially all of their assets in securities of the types described in clauses (1) through (13) above; and

(15)   solely with respect to any Captive Insurance Subsidiary, any investment that the Captive Insurance Subsidiary is not prohibited to make in accordance with applicable law.

In the case of Investments by any Foreign Subsidiary or Investments made in a country outside the United States, Cash Equivalents will also include (i) investments of the type and maturity described in clauses (1) through (15) above of foreign obligors, which investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (15) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents will include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts, except amounts used to pay non-Dollar denominated obligations of the Issuer or any Restricted Subsidiary in the ordinary course of business, are expected by the Issuer to be converted into any currency listed in clause (1) or (2) above in the ordinary course of business or, if not converted in the ordinary course of business, to the extent converted within ten (10) Business Days following the receipt of such amounts.

“Cash Management Agreement” means any agreement entered into from time to time by the Issuer or any Restricted Subsidiary in connection with cash management services for collections, other Cash Management Services and for operating, payroll and trust accounts of such Person, including automatic clearing house services, controlled disbursement services, electronic funds transfer services, information reporting services, lockbox services, stop payment services and wire transfer services.

“Cash Management Obligations” means obligations owed by the Issuer or any Restricted Subsidiary to any Cash Management Bank in connection with, or in respect of, any Cash Management Services.

“Cash Management Services” means (1) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (2) treasury management services (including controlled disbursement, overdraft, automatic clearing house fund transfer services, return items and interstate depository network services), (3) foreign exchange, netting and currency management services and (4) any other demand deposit or operating account relationships or other cash management services, including under any Cash Management Agreements.

“Casualty Event” means any event that gives rise to the receipt by the Issuer or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) constituting Collateral to replace or repair such equipment, fixed assets or real property.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“Change of Control” means the occurrence of any of the following after the Issue Date:

(1)   any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), other than the Permitted Holders, acquires, directly or indirectly, beneficial ownership of Equity Interests representing more than 50% of the aggregate ordinary voting power (determined on a fully diluted basis but without giving effect to contingent voting rights that have not yet vested) represented by the issued and outstanding Equity Interests of Amneal Inc. and the percentage of the aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Amneal Inc. beneficially owned, directly or indirectly, in the aggregate by the Permitted Holders, taken together (determined on a fully diluted basis but without giving effect to contingent voting rights that have not yet vested) unless, in the case of this clause (1), the Permitted Holders have the right or the ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of Amneal Inc.; or

(2)    Amneal Inc. ceases to control the Issuer.

Notwithstanding anything to the contrary herein, (x) for purposes of this definition the phrase “Person” or “group” shall exclude any employee benefit plan of such “Person” or “group” and its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (y) notwithstanding anything to the contrary in this definition or any provision of the Exchange Act, (A) if any group includes one or more Permitted Holders, the issued and outstanding Equity Interests of the Issuer directly or indirectly owned by the Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of this definition, (B) a Person or group shall be deemed not to beneficially own securities subject to an equity or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the securities in connection with the transactions contemplated by such agreement and (C) a Person or group will be deemed not to beneficially own the Equity Interests of another Person as a result of its ownership of Equity Interests or other securities of such other Person’s parent (or related contractual rights) unless it owns 50% or more of the voting Equity Interests of such Person’s parent.

“Charge” means any charge, fee, expense, expenditure, cost, loss, accrual, reserve of any kind and any other deduction included in the calculation of Consolidated Net Income.

“Clearstream” means Clearstream Banking, Société Anonyme and its successors.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all assets of any Pledgor, whether real, personal or mixed, now existing or hereafter acquired, upon which a Lien is granted or purported to be granted in favor of the Collateral Agent, on behalf of itself, the Trustee and the Holders, to secure the Obligations under the Notes, the Guarantees, this Indenture and the Security Documents.

“Collateral Agent” means Wilmington Savings Fund Society, FSB, in its capacity as “Collateral Agent” under this Indenture and the Security Documents and any successor or replacement thereto in such capacity.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries, including the amortization of intangible assets, deferred financing fees, debt issuance costs, commissions, fees and expenses and the amortization of capitalized software expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period:

(1)   adding thereto, in each case, only to the extent deducted (and not added back) in determining such Consolidated Net Income and without duplication:

(a)   total interest expense (including that portion attributable to finance leases in accordance with GAAP, capitalized interest, amortization and write-off of deferred financing fees and amortization in relation to terminated Hedging Obligations) including without limitation on account of all Indebtedness of such Person (including all commissions, discounts and other fees and charges owed with respect to letters of credit, net costs under Hedging Obligations, pay-in-kind interest payments, receivables financings and capitalized interest) and, to the extent not reflected in such total interest expense, any losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, and gains on such Hedging Obligations or such derivative instruments, and bank and letter of credit fees, letter of guarantee and bankers’ acceptance fees and costs of surety bonds in connection with financing activities, and all interest on any Indebtedness of others secured by any Lien on property owned or acquired by such Person or its Subsidiaries, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property or contingent obligations of such Person or its Subsidiaries in respect of Indebtedness, together with items excluded from the definition of “Fixed Charges” pursuant to the definition thereof, in each case for such Test Period;

(b)   Consolidated Depreciation and Amortization Expense for such period;

(c)   taxes based on gross receipts, income, profits or capital, franchise, excise or similar taxes, and foreign withholding taxes, of such Person and its Restricted Subsidiaries for such period, including (1) penalties and interest related thereto and (2) tax distributions made to any direct or indirect holders of Equity Interests of such Person in respect of any such taxes;

(d)   the amount of any restructuring, severance, relocation, consolidation, integration, remediation or similar items or reserves in such period (whether or not characterized as such in accordance with GAAP), including items or reserves incurred or taken in connection with (i) any acquisition, merger, consolidation, amalgamation permitted under this Indenture and other Permitted Investments after the Issue Date and (ii) severance and the consolidation or closing of any facilities after the Issue Date;

(e)   the amount of costs relating to signing, retention and completion bonuses, relocation expenses, recruiting expenses, costs and expenses incurred in connection with any strategic or new initiatives, transition costs, consolidation and closing costs for facilities, business optimization expenses and new systems design and implementation costs;

(f)   the amount of “run-rate” cost savings, operating expense reductions and synergies related to any Specified Transaction or any other restructuring, pre-opening, opening, closure, integration, transition and similar expenses, losses or charges accrued during such period, cost saving initiative or other initiative that are projected by such Person in good faith to result from actions taken, committed to be taken or expected to be taken no later than 24 months after the end of such period (which amounts will be determined by such Person in good faith and calculated on a pro forma basis as though such amounts had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided, that the amounts added back pursuant to this clause (f) shall not exceed 25% of Consolidated EBITDA after giving effect to this clause (f);

(g)   any costs or expenses incurred in such period pursuant to or in connection with or resulting from any management equity plan, profits interest or stock option plan or any other management or employee benefit plan or agreement or any post-employment benefit plans or agreements or any grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other similar rights or any stock subscription, stockholders or partnership agreement;

(h)   any net loss from disposed, abandoned, closed or discontinued operations;

(i)   cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (2) below for any previous period and not added back;

(j)   any non-cash charges or expenses reducing Consolidated Net Income for such period (provided that if any such non-cash item represents an accrual or reserve for potential cash items in any future period, (i) such Person may determine not to add back such non-cash item in the current period and (ii) to the extent such Person does decide to add back such non-cash item, the cash payment in respect thereof in such future Test Period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period);

(k)   all charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Equity Interests held by officers or employees of such Person and all losses, charges and expenses related to payments made to holders of options or other derivative Equity Interests in the common equity of such Person or any direct or indirect parent thereof in connection with, or as a result of, any distribution being made to equity holders of such Person or any direct or indirect parent thereof, which payments are being made to compensate such option holders as though they were equity holders at the time of, and entitled to share in, such distribution;

(l)   the amount of any expenses paid on behalf of any member of the Board of Directors or reimbursable to such member of the Board of Directors;

(m)   all judgments, liabilities, obligations, damages of any kind, including liquidated damages, settlement amounts, losses, fines, costs, fees, expenses (including reasonable attorneys’ fees and disbursements), penalties and interest and other charges or expenses in connection with any lawsuit or other proceeding against such Person and its Subsidiaries; provided, that the amounts added back pursuant to this clause (m) shall not exceed 25% of Consolidated EBITDA prior to giving effect to this clause (m);

(n)   losses or discounts on any sale of receivables, Securitization Assets and related assets in connection with any Qualified Securitization Facility;

(o)   earn-outs and contingent consideration obligations (including to the extent accounted for as bonuses and other compensation), payments in respect of dissenting shares, and purchase price adjustments, made by such Person during such period, in each case, in connection with an investment or acquisition permitted under this Indenture;

(p)   the amount of any contingent payments in connection with the licensing of Intellectual Property Rights or other assets;

(q)   any extraordinary, non-recurring or unusual expenses, charges, losses and/or costs items; and

(r)   other adjustments consistent with Regulation S-X under the Securities Act; and

(2)   subtracting therefrom, in each case only to the extent (and in the same proportion) included or added in determining such Consolidated Net Income and without duplication:

(a)   the aggregate amount of all non-cash items increasing Consolidated Net Income (other than (i) the accrual of revenue or recording of receivables in the ordinary course of business and (ii) the reversal of any accrual of a reserve referred to in the parenthetical in clause (1)(j) of this definition (other than any such reversal that results from a cash payment subtracted from Consolidated EBITDA)) for such period;

(b)   any extraordinary, non-recurring or unusual gains; and

(c)   any net income from disposed, abandoned, closed or discontinued operations.

For the avoidance of doubt, Consolidated EBITDA shall be calculated, including pro forma adjustments, in accordance with Section 1.05 hereof.

“Consolidated First Lien Secured Debt” means, as of any date of determination, subject to the definition of “Designated Revolving Commitments,” the aggregate principal amount of Indebtedness of the Issuer and its Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a balance sheet on a consolidated basis in accordance with GAAP, consisting only of Indebtedness for borrowed money, in each case, solely to the extent secured, in whole or in part, by a first priority Lien on the Collateral that ranks pari passu with the Liens securing the Notes or such Liens rank senior in priority to the Liens on the ABL Priority Collateral securing the Notes; provided that Consolidated First Lien Secured Debt will not include Non-Recourse Indebtedness, Capitalized Lease Obligations and purchase money Indebtedness, undrawn amounts under revolving credit facilities and Indebtedness in respect of any (1) letter of credit, bank guarantees, bankers’ acceptances and performance or similar bonds, except to the extent of obligations in respect of drawn standby letters of credit which have not been reimbursed within three (3) Business Days, (2) Receivables Financing Transaction or (3) Hedging Obligations. The Dollar-equivalent principal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar-equivalent principal amount of such Indebtedness. For the avoidance of doubt, Indebtedness under the ABL Credit Agreement shall constitute Consolidated First Lien Secured Debt.

“Consolidated Net Income” means, with respect to any Person for any Test Period, the net income (loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding (and excluding the effect of), without duplication:

(1)   the Net Income for such period of any Person that is not a Subsidiary, or that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that the Issuer’s or any Restricted Subsidiary’s equity in the Net Income of such Person shall be included in the Consolidated Net Income of the Issuer for such period up to the aggregate amount of dividends or distributions or other payments in respect of such equity that are actually paid in cash (or to the extent converted into cash) by such Person to the Issuer or a Restricted Subsidiary, in each case, in such period, to the extent not already included therein;

(2)   [reserved];

(3)   any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized by such Person or any of its Restricted Subsidiaries during such period upon any asset sale or other disposition of any Equity Interests of any Person (other than any dispositions in the ordinary course of business) by such Person or any of its Restricted Subsidiaries;

(4)   gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period;

(5)   earnings (or losses), including any impairment charge, resulting from any reappraisal, revaluation or write-up (or write-down) of assets during such period;

(6)   (a) unrealized gains and losses with respect to Hedging Obligations for such period pursuant to the application of Accounting Standards Codification Topic No. 815, Derivatives and Hedging and (b) any after-tax effect of income (or losses) for such period that result from the early extinguishment of (i) Indebtedness, (ii) obligations under any Hedging Obligations or (iii) other derivative instruments;

(7)   any extraordinary, non-recurring or unusual gain (or extraordinary, non-recurring or unusual loss), together with any related provision for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by such Person or any of its Restricted Subsidiaries during such period;

(8)   the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period;

(9)   any after-tax gains (or losses) on disposal of disposed, abandoned or discontinued operations for such period;

(10)   effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt and unfavorable or favorable lease line items in such Person’s consolidated financial statements pursuant to GAAP for such period resulting from the application of purchase accounting in relation to any acquisition consummated prior to the Issue Date and any acquisition, merger, consolidation, amalgamation permitted under this Indenture and other Permitted Investment or the amortization or write-off of any amounts thereof, net of taxes, for such period;

(11)    [reserved];

(12)    any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, disposition,

issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt or equity instrument (in each case, including any such transaction whether consummated on, after or prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring costs incurred during such period as a result of any such transaction;

(13)    any expenses, charges or losses for such period that are covered by indemnification or other reimbursement provisions in connection with any investment, any acquisition, merger, consolidation, amalgamation permitted under this Indenture and other Permitted Investment or any disposition of assets permitted under this Indenture, to the extent actually reimbursed, or, so long as the Issuer has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days); and

(14)    to the extent covered by insurance and actually reimbursed, or, so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses for such period with respect to liability or casualty events or business interruption.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, Consolidated Net Income will include the amount of proceeds received or receivable from business interruption insurance, the amount of any expenses or charges incurred by such Person or its Restricted Subsidiaries during such period that are, directly or indirectly, reimbursed or reimbursable by a third party, and amounts that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Indenture.

Notwithstanding the foregoing, for the purpose of Section 4.07 hereof only (other than clause (a)(C)(4) thereof), there will be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by such Person and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from such Person and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by such Person or any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under Section 4.07(a)(C)(4) hereof.

“Consolidated Secured Debt” means, as of any date of determination, subject to the definition of “Designated Revolving Commitments,” Consolidated Total Debt of the Issuer and its Restricted Subsidiaries that is secured by a Lien on the Collateral, outstanding on such date.

“Consolidated Total Debt” means, as of any date of determination, subject to the definition of “Designated Revolving Commitments,” the sum (without duplication) of the aggregate principal amount of all Indebtedness of the Issuer and its Restricted Subsidiaries outstanding on such date consisting of Indebtedness for borrowed money, unreimbursed obligations in respect of drawn letters of credit (to the extent not cash collateralized), Capitalized Lease Obligations, Indebtedness obligations evidenced by bonds, debentures, notes or similar instruments and obligations with respect to Disqualified Stock, determined on a consolidated basis in accordance with GAAP (but excluding the effects of the application of purchase accounting in connection with the any Permitted Acquisition or any other Investment permitted under this Indenture), based upon the most recent fiscal quarter for which financial statements have been or are required to have been delivered pursuant to Section 4.03 hereof; provided, that Consolidated Total Debt will include any Convertible Indebtedness to the extent of the aggregate principal amount thereof; provided, further, that Consolidated Total Debt shall not include any Indebtedness in respect of: (1) any Receivables Financing Transaction; (2) any Qualified Securitization Facility; (3) any letter of credit, except to the extent of unreimbursed obligations in respect of drawn letters of credit (provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Debt until three Business Days after such amount is drawn (it being understood that any borrowing, whether automatic or otherwise, to fund such reimbursement shall be counted)); or (4) obligations under agreements pertaining to Hedging Obligations.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other monetary obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent:

(1)   to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)   to advance or supply funds:

(a)   for the purchase or payment of any such primary obligation; or

(b)   to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)   to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Investor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such

Person) primarily for making direct or indirect equity or debt investments in the Issuer or other companies.

“Convertible Indebtedness” means Indebtedness of the Issuer or any Guarantor (which may be guaranteed by the Guarantors and/or the Issuer, as applicable) permitted to be incurred under this Indenture that is either (1) convertible into common equity of the Issuer or any Parent Company (or other securities or property following a merger event or other change of the common Capital Stock of the Issuer or such Parent Company) (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common equity) or (2) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common equity of the Issuer or any Parent Company and/or cash (in an amount determined by reference to the price of such common equity).

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 12.02 hereof or such other address as to which the Trustee may give notice to the Holders and the Issuer.

“Credit Agreement” means that certain Term Loan Credit Agreement, dated as of November 14, 2023, by and among the Issuer, as borrower, the guarantors party thereto, JPMorgan Chase Bank, N.A., as the administrative agent and collateral agent, and the lenders and the other Persons party thereto from time to time, as amended by that certain Amendment No. 1 to Term Loan Credit Agreement, dated as of the Issue Date as such agreement may be further amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time.

“Credit Agreement Obligations” means the “Obligations” (as defined in the Credit Agreement or the substantially equivalent definition under any Term Loan Facility).

“Credit Facilities” means, with respect to the Issuer or any Restricted Subsidiary, one or more debt facilities, including the Term Loan Facility and the ABL Facility, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and other agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof, in whole or in part, and any indentures or credit facilities or commercial paper facilities that replace, refund, supplement or refinance any part of the loans, notes, other credit facilities (including any accordion facilities) or commitments thereunder, including any such replacement, refunding, supplemental or refinancing facility, arrangement or indenture that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof (provided that such increase in borrowings or issuances is permitted under Section 4.09 hereof) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders or other holders.

“Custodian” means the Trustee or its agent, as custodian for the Depositary with respect to the Notes, each in global form, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06(c) hereof, substantially in the form of Exhibit A attached hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, any Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary under this Indenture and having become such pursuant to the applicable provision of this Indenture.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Regulated Bank or Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of any Issuer and/or any one or more of the Guarantors (the “Performance References”).

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of, or collection or payment on, such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer, any Restricted Subsidiary thereof or any Parent Company (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any Subsidiary of the Issuer) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on or promptly after the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in Section 4.07(a)(C) hereof.

“Designated Revolving Commitments” means any commitments to make loans or extend credit on a revolving basis (or delayed draw basis) to the Issuer or any Restricted Subsidiary by any Person other than the Issuer and its Restricted Subsidiaries that have been designated in an Officer’s Certificate delivered to the Trustee as “Designated Revolving Commitments” until such time as the Issuer subsequently delivers an Officer’s Certificate to the Trustee to the effect that such commitments will no longer constitute “Designated Revolving Commitments”; provided that, during such time (including at the time of the incurrence of such Designated Revolving Commitments), (1) such Designated Revolving Commitments will be deemed an incurrence of Indebtedness on such date and will be deemed outstanding for purposes of calculating the Fixed Charge Coverage Ratio, Total Net Leverage Ratio, Secured Net

Leverage Ratio, First Lien Net Leverage Ratio and the availability of any Baskets under this Indenture and (2) commencing on the date such Designated Revolving Commitments are established after giving pro forma effect to the incurrence of the entire committed amount of the Indebtedness thereunder (but without netting any cash proceeds thereof), such committed amount under such Designated Revolving Commitments may thereafter be borrowed (and reborrowed, if applicable), in whole or in part, from time to time, without further compliance with any Basket or financial ratio or test under this Indenture (including the Fixed Charge Coverage Ratio, Total Net Leverage Ratio, Secured Net Leverage Ratio or First Lien Net Leverage Ratio).

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors of the Issuer or any Parent Company thereof having no material direct or indirect financial interest in or with respect to such Affiliate Transaction.  A member of the Board of Directors of the Issuer or any Parent Company thereof shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Issuer or any options, warrants or other rights in respect of such Capital Stock.

“disposition” has the meaning specified in clause (1) of the definition of “Asset Sale.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than (1) for any Qualified Equity Interests or (2) solely as a result of a change of control, asset sale, casualty, condemnation or eminent domain) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than (1) for any Qualified Equity Interests or (2) solely as a result of a change of control, asset sale, casualty, condemnation or eminent domain), in whole or in part, in each case prior to the date 91 days after the maturity date of the Notes; provided that if such Capital Stock is issued pursuant to any plan for the benefit of future, current or former employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Issuer or its Subsidiaries or any Parent Company or by any such plan to such employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof), such Capital Stock will not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s, consultant’s or independent contractor’s termination, death or disability; provided, that any Capital Stock held by any future, current or former employee, director, officer, member of management, consultant or independent contractor (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Issuer, any of its Subsidiaries, any Parent Company, or any other Person in which the Issuer or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors (or the compensation committee thereof), in each case pursuant to any equity subscription or equity holders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement will not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or any Subsidiary in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s, consultant’s or independent contractor’s termination, death or disability. For the purposes hereof, the aggregate principal amount of Disqualified Stock will be deemed to be equal to the greater of its voluntary or involuntary liquidation preference and maximum fixed repurchase price, determined on a consolidated basis in accordance with GAAP, and the “maximum fixed repurchase price” of any Disqualified Stock that does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which the Consolidated Total Debt, Consolidated Secured Debt or Consolidated First Lien Secured Debt, as applicable, will be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined in good faith by the Issuer; and provided, further, that any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of any Equity Interests that is not Disqualified Stock will not be deemed to be Disqualified Stock. For the avoidance of doubt, any Convertible Indebtedness, any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction shall not be deemed to be Disqualified Stock.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any direct or indirect Subsidiary of the Issuer that is organized under the laws of the United States, any state thereof or the District of Columbia.

“Electronic Means” means the following communications methods: e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services under this Indenture.

“Equity Interests” means, with respect to any Person, the Capital Stock of such Person and all warrants, options or other rights to acquire Capital Stock of such Person (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock of such Person, any Convertible Indebtedness and any Permitted Warrant Transaction).

“Equity Offering” means any public or private sale of common equity or Preferred Stock of the Issuer or any Parent Company (excluding Disqualified Stock), other than:

(1)   public offerings with respect to the Issuer’s or any Parent Company’s common equity registered on Form S-4 or Form S-8;

(2)   issuances to any Restricted Subsidiary of the Issuer; and

(3)   any such public or private sale that constitutes an Excluded Contribution.

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events (and, without duplication, shall include the proceeds of any

Escrowed Obligations held in Escrow).  The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system, and its successors.

“Euros” means the single currency of Participating Member States.

“Excess Proceeds” means (i) when used in connection with a Collateral Asset Sale Offer, Collateral Excess Proceeds and (ii) when used in connection with a Non-Collateral Asset Sale Offer, Non-Collateral Excess Proceeds.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Accounts” means any checking or other demand deposit account, securities account, commodity account or any other deposit account of any Pledgor (and all cash, Cash Equivalents and other securities or investments credited thereto or deposited therein): (1) that is a zero balance account, disbursement account or imprest account; (2) that is an account holding ABL Priority Collateral or the proceeds thereof, so long as all amounts on deposit therein constitute ABL Priority Collateral; (3) that does not have an individual daily balance in excess of $500,000, or in the aggregate with each other account described in this clause (3), in excess of $5.0 million; (4) the balance of which is swept at the end of each Business Day into a deposit account, securities account or commodity account in the name of the ABL Collateral Agent or subject to a control agreement, so long as such daily sweep is not terminated or modified (other than to provide that the balance in such deposit account, securities account or commodity account is swept into another deposit account, securities account or commodity account subject to a control agreement) without the consent of the ABL Collateral Agent; (5) that is a trust account; or (6) to the extent that it is cash collateral for letters of credit to the extent permitted under this Indenture and under the Term Loan Facility.

“Excluded Assets” means:

(1)   any Excluded Equity Interests;

(2)   any real property interests (but, for the avoidance of doubt, excluding fixtures to the extent a security interest in such fixtures can be perfected by the filing of a Uniform Commercial Code financing statement in the office of the secretary of state (or similar central filing office) in the jurisdiction of organization of the applicable Pledgor);

(3)   any particular asset if the pledge thereof or the security interest therein would result in material adverse tax consequences, as reasonably determined by the Issuer;

(4)   any particular asset if and to the extent that a security interest therein (a) is prohibited by or in violation of any applicable law, rule or regulation or (b) requires consent of any Governmental Authority that has not been obtained;

(5)   any (a) As-Extracted Collateral, (b) timber to be cut, (c) Farm Products, (d) Manufactured Homes and (e) Health-Care Insurance Receivables (but only to the extent such Health-Care Insurance Receivables are (i) Medicare or Medicaid receivables or other governmental third party payor receivables, (ii) not perfected by the filing of a Uniform Commercial Code financing statement in the office of the secretary of state (or similar central filing office) in the jurisdiction of organization of the applicable Pledgor) or (iii) as otherwise agreed by the Issuer and the Term Loan Facility Agent);

(6)   any “intent-to-use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an Amendment to Allege Use or a Statement of Use under Sections 1(c) and 1(d) of the Lanham Act has been filed, to the extent that, and solely during the period for which, any assignment of an “intent-to-use” application prior to such filing would violate the Lanham Act;

(7)   any Excluded Accounts;

(8)   any assets owned directly or indirectly by a Foreign Subsidiary or a Foreign Subsidiary Holdco;

(9)   any motor vehicles, airplanes and any other assets subject to certificates of title or similar certificates of ownership;

(10)   [reserved];

(11)   any lease, license, franchise, charter, contract or agreement, together with any rights or interest thereunder, in each case, if and to the extent a security interest therein granted to the Collateral Agent is prohibited by or in violation of a term, provision or condition of any such lease, license, franchise, charter, contract or agreement, or would result in the abandonment, invalidation or unenforceability thereof or create a right of termination in favor of or require the consent, approval, license or authorization of any third party (other than the Issuer or any Subsidiary) thereto, except, in each case, to the extent that such prohibition or restriction would be rendered ineffective under the UCC or other applicable law; provided, that the exclusions referred to in this clause (11) of this definition shall not include any proceeds or receivables of any such asset, lease, license, franchise, charter, contract or agreement, the assignment of which is expressly deemed effective under the UCC or other similar applicable law notwithstanding such prohibition or restriction (unless such proceeds or receivables would otherwise constitute Excluded Assets);

(12)   any commercial tort claim with a value not in excess of $15 million, as determined in good faith by the Issuer;

(13)   any assets to the extent the cost, burden, difficulty or consequence of obtaining, maintaining or perfecting a security interest therein exceeds the fair market value thereof or the practical benefit to the Noteholder Secured Parties of the security afforded (or proposed to be afforded) thereby as determined by the Issuer in good faith

(provided the Issuer makes the same determination in respect of the Term Loan Facility if it is outstanding);

(14)   (a) any assets and proceeds thereof subject to a Lien permitted under this Indenture to the extent that the documents providing for the Indebtedness secured by such Liens do not permit such assets and proceeds thereof to be pledged to the Collateral Agent or would require a third party consent or (b) any assets subject to a Permitted Lien so long as the documents providing for such Lien do not permit such assets to be pledged to the Collateral Agent;

(15)   without duplication, any assets to the extent excluded from the Collateral under the Term Loan Facility as agreed by the Issuer and the Term Loan Facility Agent; or

(16)   any assets of Rondo Acquisition, LLC or any of its Subsidiaries.

“Excluded Contribution” means net cash proceeds or the fair market value of marketable securities or the fair market value of Qualified Proceeds received by the Issuer from:

(1)   contributions to its common equity capital; and

(2)   the sale of Capital Stock of the Issuer.

in each case, designated as Excluded Contributions pursuant to an Officer’s Certificate and which are excluded from the calculation set forth in Section 4.07(a)(C) hereof.

“Excluded Equity Interests” means any and all of the following Equity Interests, whether now owned or hereafter acquired:

(1)   any Equity Interests in any Person that is not a direct Wholly-owned Restricted Subsidiary of the Issuer or another Pledgor;

(2)   any Equity Interests in any Person (other than a direct or indirect Wholly-owned Subsidiary of the Issuer or another Pledgor) in each case to the extent (a) the organizational documents or other agreements with respect to such Equity Interests with other equity holders prohibits or restricts the pledge of such Equity Interests or (b) the pledge of such Equity Interests is otherwise prohibited or restricted by law, any agreement with a third party (other than the Issuer or any of its Subsidiaries), would require consent of any Governmental Authority which has not been obtained or would result in a change of control, repurchase obligation or other adverse consequence (in each case, except to the extent that any such prohibition or restriction would be rendered ineffective under the UCC or other applicable law);

(3)   any Equity Interests in Immaterial Subsidiaries (except to the extent the security interest therein can be perfected by the filing of a Form UCC-1 financing statement in the office of the secretary of state (or similar central filing office) in the jurisdiction of organization of the applicable Pledgor), Captive Insurance Subsidiaries, not-for-profit organizations, special purpose entities used for securitization facilities and Unrestricted Subsidiaries;

(4)   any margin stock;

(5)   any voting Equity Interests or any interest treated as voting equity for U.S. federal income tax purposes of any Foreign Subsidiary or Foreign Subsidiary Holdco in excess of 65% of the issued and outstanding voting Equity Interests of such Subsidiary;

(6)   any Equity Interests to the extent that a pledge of such Equity Interests would give rise to additional subsidiary reporting requirements under Rule 3-10 or Rule 3-16 of Regulation S-X promulgated under the Exchange Act;

(7)   to the extent applicable law requires that a Subsidiary of such Pledgor issue directors’ qualifying shares, nominee shares or similar shares which are required by applicable law to be held by persons other than the Pledgors, such qualifying shares, nominee shares or similar shares held by Persons other than Pledgors;

(8)   without duplication, any Equity Interests to the extent excluded pursuant to the Term Loan Facility;

(9)   any Equity Interests to the extent the pledge thereof or a security interest therein would result in material adverse tax consequences or material adverse regulatory consequences, in each case, as reasonably determined by the Issuer; or

(10)   any Equity Interests to the extent the cost, burden, difficulty or consequence of obtaining, maintaining or perfecting a security interest therein exceeds the fair market value thereof or the practical benefit to the secured parties afforded (or proposed to be afforded) thereby as reasonably determined by the Term Loan Facility Agent in consultation with the Issuer.

“Excluded Proceeds” means, with respect to any Asset Sale, the sum of (1) any Collateral Excess Proceeds and Non-Collateral Excess Proceeds therefrom that (i) are required to be applied to repurchase the Notes pursuant to Section 4.10 and (ii) are rejected by any Holder in connection with such Holder rejecting all or a portion of its pro rata share of the mandatory repurchase, (2) any net cash proceeds of Asset Sales below the Collateral Asset Sale Offer Trigger or Non-Collateral Asset Sale Offer Trigger, as the case may be and (3) any Declined Collateral Excess Proceeds or Declined Non-Collateral Proceeds.

“Excluded Subsidiaries” means all of the following and “Excluded Subsidiary” means any of them:

(1)   any Subsidiary that is not a Wholly-owned Subsidiary of the Issuer or a Guarantor,

(2)   any Foreign Subsidiary,

(3)   any direct or indirect Domestic Subsidiary of a Foreign Subsidiary, but excluding any Domestic Subsidiary that becomes a direct or indirect subsidiary of a Foreign Subsidiary as a result of a transaction undertaken for the primary purpose of releasing the Guarantee made by such Guarantor under the Notes Documents,

(4)   any Foreign Subsidiary Holdco,

(5)   any Subsidiary (including any regulated entity that is subject to net worth or net capital or similar capital and surplus restrictions) that is prohibited or restricted by applicable law or by Contractual Obligation (including in respect of assumed Indebtedness permitted under this Indenture and not created in contemplation of the applicable investment or acquisition) existing on the Issue Date (or, with respect to any Subsidiary acquired by the Issuer or a Restricted Subsidiary after the Issue Date (and so long as such Contractual Obligation was not incurred in contemplation of such investment or acquisition), on the date such Subsidiary is so acquired) from providing a Guarantee or if such Guarantee would require governmental (including regulatory) or third party (other than the Issuer or any Guarantor or their respective Subsidiaries) consent, approval, license or authorization not obtained,

(6)   any special purpose vehicle (or similar entity), receivables subsidiary or any Securitization Subsidiary,

(7)   any Immaterial Subsidiary,

(8)   any Captive Insurance Subsidiary or not-for-profit Subsidiary,

(9)   any Unrestricted Subsidiary,

(10)   any Subsidiary with respect to which, in the reasonable judgment of the Issuer, the providing of a Guarantee would result in material adverse tax consequences,

(11)   any Subsidiary with respect to which, in the reasonable judgment of the Issuer, the cost or other consequences (including any adverse tax consequences) of providing a Guarantee would be excessive in view of the benefits to be obtained by the Holders therefrom,

(12)   any other Subsidiaries as mutually agreed between the Issuer and the Term Loan Facility Agent, or

(13)    Rondo Acquisition, LLC, a Delaware limited liability company, and its Subsidiaries;

provided that (w) so long as the Term Loan Facility is outstanding, (i) any Subsidiary that constitutes an “Excluded Subsidiary” (or equivalent term) under the Term Loan Facility shall be an Excluded Subsidiary under this Indenture and (ii) if such Subsidiary is not a Guarantor under the Term Loan Facility for any reason (including with the consent of, or waiver by, the Term Loan Facility Agent), then such Subsidiary shall not be a Guarantor with respect to this Indenture, (x) no Subsidiary shall be an Excluded Subsidiary under this Indenture pursuant to clause (7) or (12) above if such Subsidiary is a Guarantor under the Term Loan Facility, (y) the Issuer, in its sole discretion, may cause any Subsidiary that otherwise qualifies as an “Excluded Subsidiary” to become a “Guarantor” in accordance with the definition thereof and thereafter such Subsidiary will not constitute an “Excluded Subsidiary” unless and until the Issuer elects otherwise and (z) no Subsidiary shall become an Excluded Subsidiary pursuant to clause (1) above unless the transaction pursuant to which such Subsidiary ceases to be a Wholly-owned Subsidiary of the Issuer or a Guarantor is entered into for a bona fide business purpose with a third party and, for the avoidance of doubt, not for the primary purpose of causing such release.

“Existing Rondo Facility” means the Amended and Restated Revolving Credit and Term Loan Agreement, dated as of January 31, 2020 and amended and restated as of April 9, 2025, among, Rondo Intermediate Holdings, LLC, as borrower, Rondo Holdings, LLC, as Holdings, the lenders from time to time party thereto, and Truist Bank and/or its affiliates as administrative agent, as amended, amended and restated, replaced, refinanced, renewed, extended, substituted or otherwise modified from time to time, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any further amendments, supplements, modifications, extensions, renewals, restatements, refundings, refinancings or replacements thereof and any one or more indentures, agreements, credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund, supplement or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture or agreement that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.09 hereof) or adds any Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders or holders.

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Issuer in good faith.

“Financial Officer” means, with respect to a Person, the chief financial officer, accounting officer, treasurer, controller or other senior financial or accounting officer of such Person, as appropriate.

“First Lien Net Leverage Ratio” means, with respect to any Test Period, the ratio of (1) Consolidated First Lien Secured Debt outstanding as of the last day of such Test Period, minus the Unrestricted Cash Amount on such last day to (2) Consolidated EBITDA of the Issuer and the Restricted Subsidiaries for such Test Period, in each case on a pro forma basis with such pro forma adjustments as are appropriate and consistent with Section 1.05 hereof.

“First Lien Obligations” means Fixed Asset Obligations, other than Junior Fixed Asset Obligations.

“Fixed Asset Collateral” means all Collateral that constitutes “Fixed Asset Priority Collateral” under the ABL Intercreditor Agreement without regard to whether it is Common Collateral (as defined in the ABL Intercreditor Agreement).

“Fixed Asset Obligations” means Credit Agreement Obligations, Notes Obligations and other Additional Fixed Asset Obligations.

“Fixed Charge Coverage Ratio” means, with respect to any Test Period, the ratio of (1) Consolidated EBITDA of the Issuer and the Restricted Subsidiaries for such Test Period to (2) Fixed Charges of the Issuer and the Restricted Subsidiaries for such Test Period, in each case on a pro forma basis with such pro forma adjustments as are appropriate and consistent with Section 1.05(m) hereof.

“Fixed Charges” means, with respect to any Person for any Test Period, without duplication the total consolidated cash interest expense, net of cash interest income, with respect to Indebtedness of such Person and its Restricted Subsidiaries for such period, other than Non-Recourse Indebtedness; excluding:

(1)   amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting or pushdown accounting),

(2)   interest expense attributable to the movement of the mark-to-market valuation of obligations under Hedging Obligations or other derivative instruments, including pursuant to FASB Accounting Standards Codification Topic 815, Derivatives and Hedging,

(3)   costs associated with incurring or terminating Hedging Obligations and cash costs associated with breakage in respect of hedging agreements for interest rates,

(4)   commissions, discounts, yield, make-whole premium and other fees and charges (including any interest expense) incurred in connection with any Non-Recourse Indebtedness,

(5)   “additional interest” owing pursuant to a registration rights agreement with respect to any securities,

(6)   any payments with respect to make-whole premiums or other breakage costs of any Indebtedness,

(7)   penalties and interest relating to Taxes,

(8)   accretion or accrual of discounted liabilities not constituting Indebtedness,

(9)   interest expense attributable to a Parent Company resulting from push-down accounting,

(10)    any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting,

(11) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto in connection with any acquisition or Investment,

(12)    annual agency fees paid to any administrative agents, collateral agents and trustees with respect to any secured or unsecured loans, debt facilities, debentures, bonds, commercial paper facilities or other forms of Indebtedness (including any security or collateral trust arrangements related thereto), including the Term Loan Facility, the ABL Facility, the Existing Rondo Facility and the Notes,

(13)    any interest expense or other fees or charges incurred with respect to any Escrowed Obligations (for the avoidance of doubt, so long as such Escrowed Obligations are held in escrow),

(14)    any lease, rental or other expense in connection with a Non-Finance Lease,

(15)   all interest paid or payable with respect to discontinued operations of such Person and its Restricted Subsidiaries for such Test Period,

(16)   the interest portion of any deferred payment obligations of such Person and its Restricted Subsidiaries for such Test Period, and

(17)   cash contributions to any employee stock ownership plan or similar trust made by such Person and its Restricted Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than such Person or a wholly-owned Subsidiary) in connection with Indebtedness incurred by such plan or trust for such Test Period.

For purposes of this definition, interest on a Capitalized Lease Obligation will be deemed to accrue at an interest rate determined by such Person in good faith to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Issuer that is not a Domestic Subsidiary.

“Foreign Subsidiary Holdco” means a Subsidiary substantially all of whose assets consists (directly or indirectly) of the Capital Stock and, if applicable, indebtedness of one or more (1) CFCs or (2) other Foreign Subsidiary Holdcos.

“GAAP” means (1) generally accepted accounting principles in the United States of America as in effect from time to time or (2) after the Issue Date, if elected by the Issuer by written notice to the Trustee in connection with the delivery of financial statements and information, the accounting standards and interpretations (“IFRS”) adopted by the International Accounting Standard Board; provided, that (a) any such election once made shall be irrevocable, (b) all financial statements and reports required to be provided after such election pursuant to this Indenture shall be prepared on the basis of IFRS and (c) from and after such election, all ratios, computations and other determinations based on GAAP contained in this Indenture shall be computed in conformity with IFRS.  If there occurs a change in generally accepted accounting principles and such change would cause a change in the method of calculation of any term or measure used in Article IV of this Indenture (an “Accounting Change”), then the Issuer may elect, as evidenced by a written notice of the Issuer to the Trustee, that such term or measure shall be calculated as if such Accounting Change had not occurred.

“Global Note Legend” means the legend set forth in Section 2.06(g)(ii) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A attached hereto, issued in accordance with Section 2.01, 2.06(b) or 2.06(d) hereof.

“Government Securities” means securities that are:

(1)   direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2)   obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, local, or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business or consistent with industry practice), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under this Indenture and the Notes.

“Guarantor” means each Restricted Subsidiary, if any, that Guarantees the Notes in accordance with the terms of this Indenture.  On the Issue Date, each Restricted Subsidiary that guarantees any Indebtedness of the Issuer under the Credit Agreement will be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement, forward, future, derivative transaction or option or similar agreement providing for the transfer or mitigation of interest rate, currency or commodity risks either generally or under specific contingencies; provided that no phantom stock or similar plan providing for payments only on account of services provided by any future, current or former officers, directors, managers, employees, consultants or independent contractors of the Issuer, any of its Subsidiaries or any direct or indirect parent thereof will constitute Hedging Obligations. Notwithstanding the foregoing, agreements relating to any Permitted Bond Hedge Transaction or any Permitted Warrant Transaction (and the obligations and transactions relating thereto) will not constitute a Hedging Obligation.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Holding Company” means any Person so long as such Person directly or indirectly holds 100% of the total voting power of the Voting Stock of the Issuer, and at the time such Person acquired such voting power, no Person and no group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) (other than any Permitted Holder), shall have beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of such Person.

“IAI” means an institutional “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“IAI Global Note” means a Global Note substantially in the form of Exhibit A attached hereto, bearing the Global Note Legend and the Private Placement Legend, numbered IAI-1 and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee.

“IFRS” means international financial reporting standards and interpretations issued by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

“Immaterial Subsidiary” means, as of any date, any Subsidiary that (i) did not, as of the last day of the most recent fiscal quarter for which financial statements have been or are required to be delivered pursuant to Section 4.03 hereof, have assets with a value in excess of 5.0% of the Total Assets or revenues representing in excess of 5.0% of total revenues of the Issuer and the Restricted Subsidiaries for the most recently ended Test Period, calculated on a consolidated basis in accordance with GAAP; and (ii) taken together with all Immaterial Subsidiaries as of the last day of the most recent fiscal quarter of the Issuer for which financial statements have been or are required to be delivered pursuant to Section 4.03 hereof, did not have assets with a value in excess of 10.0% of Total Assets or revenues representing in excess of 10.0% of total revenues of the Issuer and the Restricted Subsidiaries on a consolidated basis for such Test Period.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including, in each case, adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Amounts” has the meaning assigned to such term in clause (1) of the definition of “Refinancing Indebtedness.”

“Indebtedness” means, with respect to any Person, without duplication:

(1)   any indebtedness:

(a)   in respect of borrowed money;

(b)   evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances;

(c)   under conditional sale or title retention agreements relating to property or assets purchased by such Person;

(d)   issued or assumed as the deferred purchase price of property or services, to the extent the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with GAAP;

(e)   all Capitalized Lease Obligations;

(f)    all net payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding Hedging Obligations;

(g)   the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and bank guarantees;

(h)    the principal component of all obligations of such Person in respect of bankers’ acceptances;

(i)   all Guarantees by such Person of Indebtedness described in clauses (a) through (h) above; and

(j)   the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock);

provided, that notwithstanding the foregoing, Indebtedness shall be deemed not to include

(a)   trade payables, accrued expenses (including for payroll and other liabilities) and intercompany liabilities arising in the ordinary course of business;

(b)   obligations under or in respect of Qualified Securitization Facilities,

(c)   purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset,

(d)   deferred or prepaid revenues arising in the ordinary course of business,

(e)    earn out obligations until such obligations become a liability on the balance sheet of such Person in accordance with GAAP, or

(f)    Obligations in respect of the Tax Receivable Agreement.

The Indebtedness of any Person (i) shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof and (ii) in the case of Restricted Subsidiaries that are not Guarantors, shall exclude loans and advances made by Guarantors having a term not exceeding 364 days (inclusive of any roll over or extensions of terms) and made in the ordinary course of business. The amount of any net obligation under any agreement pertaining to Hedge Obligations on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indenture” means this Indenture, as amended, supplemented or otherwise modified from time to time.

“Independent Assets or Operations” means, with respect to any Parent Company, that Parent Company’s total assets, revenues, income from continuing operations before taxes and cash flows from operating activities determined in accordance with GAAP (but excluding, in each case, amounts (i) related to its investment in the Issuer and the Restricted Subsidiaries and (ii) any tax attributes, including assets and liabilities, relating to the Tax Receivables Agreement as determined by the Issuer in good faith) being in each case more than 10.0% of the consolidated amounts of such items for the Parent Company and its Subsidiaries.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that, in the good faith judgment of the Issuer, is qualified to perform the task for which it has been engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the $600.0 million aggregate principal amount of Notes issued under this Indenture on the Issue Date.

“Initial Purchasers” means, collectively, J.P. Morgan Securities LLC, TPG Capital BD, LLC, Truist Securities, Inc., BofA Securities, Inc., MUFG Securities Americas Inc., Goldman Sachs & Co. LLC, Citigroup Global Markets Inc., Wells Fargo Securities, LLC., Barclays Capital Inc., HSBC Securities (USA) Inc. and RBC Capital Markets, LLC.

“Intellectual Property Rights” means the right to use, all of the patents, patent rights, inventions, know-how, trademarks, service marks, trade names, copyrights or mask works, domain names, trade secrets and other intellectual property rights.

“Intercreditor Agreements” means, collectively, (w) the Pari Passu Intercreditor Agreement, (x) the ABL Intercreditor Agreement, (y) any Junior Priority Intercreditor Agreement entered into from time to time by the Collateral Agent and (z) any other intercreditor agreement entered into from time to time by the Collateral Agent, in each case as amended, modified, supplemented, substituted, replaced or restated, in whole or in part, from time to time in accordance with the terms thereof.

“Interest Payment Date” means February 1 and August 1 of each year to stated maturity, beginning February 1, 2026 or, if any such day is not a Business Day, on the next succeeding Business Day.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency selected by the Issuer.

“Investment Grade Securities” means:

(1)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)   debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or debt instruments constituting loans or advances among the Issuer and its Subsidiaries;

(3)   investments in any fund that invests substantially all of its assets in investments of the type described in clauses (1) and (2) of this definition which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4)   corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, credit card and debit card receivables, trade credit, advances to customers, commission, travel and similar advances to employees, directors, officers, members of management, consultants and independent contractors, in each case made in the ordinary course of business or consistent with industry practice), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person.  For purposes of the definitions of “Permitted Investments” and “Unrestricted Subsidiary” and Section 4.07 hereof, “Investments” shall include the portion (proportionate to the Issuer’s Equity Interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary (but excluding, for the avoidance of doubt, the fair market value of the net assets of any other Subsidiary of such Subsidiary being designated as an Unrestricted Subsidiary that was previously designated as an Unrestricted Subsidiary and which used capacity under Section 4.07 hereof to make such Investment in such Unrestricted Subsidiary at such previous time).

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Issuer or a Restricted Subsidiary in respect of such Investment.  An Investment shall be deemed to have been made at the time of making any such loans, advance or capital contribution, purchase or other acquisition for consideration of Indebtedness, Equity Interests or other securities.

“Investor” means (i) all direct and indirect members of Amneal Holdings, LLC, a Delaware limited liability company, as of the Issue Date, (ii) B.U. Patel, Tushar Patel, Chirag Patel, Chintu Patel and/or their respective spouses, in their individual capacities and as direct or indirect owners, beneficiaries, officers, directors, trustees or managers of any Permitted Family Entities; (iii) all immediate and extended family members of B.U. Patel, Tushar Patel, Chirag Patel, Chintu Patel and/or their respective spouses and the respective estates, heirs, family members, spouses, former spouses, executors, administrators, trustees, legatees or distributees of any of the foregoing; (iv) any Permitted Family Entities; and (v) the TPG Investor.

“Issue Date” means August 1, 2025.

“Issuer” means Amneal Pharmaceuticals LLC, a Delaware limited liability company (and not any of its Subsidiaries), and its successors.

“Issuer’s Order” means a written request or order signed on behalf of the Issuer by an Officer, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of such Issuer, and delivered to the Trustee.

“Junior Fixed Asset Obligations” means any Additional Fixed Asset Obligations secured by Liens junior to the Liens securing the Term Loan Facility Obligations and/or the Notes Obligations.

“Junior Indebtedness” means, with respect to the Notes,

(1)   any Indebtedness of the Issuer which is by its terms contractually subordinated in right of payment to the Notes, and

(2)   any Indebtedness of any Guarantor which is by its terms contractually subordinated in right of payment to the Guarantee of such Person of the Notes.

provided, that, for the avoidance of doubt, neither (i) the ABL Obligations and any Indebtedness secured on a pari passu basis with the Liens that secure the ABL Obligations (ii) nor any Indebtedness under the Existing Rondo Facility shall constitute Junior Indebtedness.

“Junior Lien Debt” has the meaning assigned to such term in clause (39) of the definition of “Permitted Liens.”

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or at the place of payment.  If a payment date is on a Legal Holiday, payment will be made on the next succeeding day that is not a Legal Holiday and no interest shall accrue in the intervening period.

“Letter of Credit” has the meaning assigned to such term in the ABL Credit Agreement.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided, that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Limited Condition Transactions” means any transaction permitted under this Indenture by the Issuer or one or more Restricted Subsidiaries the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.

“LLC Agreement” means that certain Fourth Amended and Restated Limited Liability Company Agreement of the Issuer, dated as of November 7, 2023, as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance herewith and therewith.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of the Issuer and the Restricted Subsidiaries on the Issue Date

or any Parent Company, or their respective estates, heirs, family members, spouses, former spouses, executors, administrators, trustees, legatees or distributees.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common Equity Interests of the Issuer or the applicable Parent Company, as applicable, on the date of the declaration of a Restricted Payment permitted pursuant to Section 4.07(b)(viii) multiplied by (ii) the arithmetic mean of the closing prices per share of such common Equity Interests on the principal securities exchange on which such common Equity Interests are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means: with respect to any Asset Sale, the aggregate cash and Cash Equivalents received by the Issuer or any Restricted Subsidiary in respect of such Asset Sale, including any cash and Cash Equivalents received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and including any proceeds received as a result of unwinding any related Hedge Agreements in connection with such transaction but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form) and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and including any proceeds received as a result of unwinding any related Hedging Obligations in connection with such transaction but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting, consulting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, brokerage and sales commissions, title insurance premiums, related search and recording charges, survey costs and deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees and restoration costs, all dividends, distributions or other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of any such Asset Sale by a Restricted Subsidiary, the amount of any purchase price or similar adjustment claimed by any Person to be owed by the Issuer or any Restricted Subsidiary, until such time as such claim will have been settled or otherwise finally resolved, or paid or payable by the Issuer or any Restricted Subsidiary, in either case in respect of such Asset Sale, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (including taxes imposed on the distribution or repatriation of any such Net Proceeds) (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), costs and expenses in connection with unwinding any Hedging Obligation in connection therewith, other fees and expenses, including title and recordation expenses, Taxes paid or reasonably estimated to be payable (including any additional distributions with respect to Taxes, pursuant to Section 4.07(b)(xiv) hereof to be made as a result of the transactions giving rise to such cash and Cash Equivalents received) as a result thereof or any transactions occurring or deemed to occur to effectuate a payment under this Indenture, amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness (other than First Lien Obligations and Indebtedness secured by Liens that are expressly subordinated to the Liens securing the Notes) secured by a Lien on such assets and required to be paid as a result of such transaction, in the case of any Asset Sale by a non-Wholly-owned Restricted Subsidiary, the pro rata portion of the Net Proceeds thereof attributable to minority interests and not available for distribution to or for the account of the Issuer or a Wholly-owned Restricted Subsidiary of the Issuer as a result thereof and any deduction of appropriate amounts to be provided by the Issuer or any Restricted Subsidiary as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, it being understood that such reserved amounts will be deemed to be “Net Proceeds” to the extent and at the time of any reversal thereof (to the extent not applied to the satisfaction of any applicable liabilities in cash in a corresponding amount).

“Net Short” means, with respect to a Holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of the (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 ISDA Credit Derivatives Definitions) to have occurred with respect to any Issuer or any Guarantor immediately prior to such date of determination.

“Non-Finance Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP (for the avoidance of doubt, subject to Section 1.05(n) hereof), is not and is not required to be accounted for as a capital lease or finance lease on the balance sheet of that Person.  For the avoidance of doubt, a straight-line or operating lease or lease in respect of real property shall be considered a Non-Finance Lease.

“Non-Recourse Indebtedness” means Indebtedness that is non-recourse to the Issuer and the Restricted Subsidiaries.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Noteholder Secured Parties” means, collectively, the Trustee, the Collateral Agent and each Holder of the Notes.

“Notes” has the meaning assigned to it in the recitals to this Indenture.  The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Notes Documents” means this Indenture, the Notes, the Guarantees and the Security Documents.

“Notes Obligations” means any obligation to pay any unpaid principal and interest on the Notes, and all other Obligations under or in respect of the Notes Documents, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, whether on account of principal, interest, guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, interest, fees, expenses and other amounts accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer or any Guarantor whether or not a claim for post-petition interest, fees, expenses and other amounts is allowed in such proceedings and all fees and disbursements of counsel of any holder of Notes Obligations that are required to be paid by the Issuer or any guarantor or co-obligor pursuant to the terms of the relevant loan documentation).

“Obligations” means any principal, interest, fees, expenses (including any interest, fees and expenses accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest, fees or expenses is an allowed claim under applicable state, federal or foreign law), premium, penalties, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, expenses indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the confidential offering memorandum, dated July 24, 2025, relating to the sale of the Initial Notes.

“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the Vice President of Finance, the Chief Operating Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Issuer or any other Person, as the case may be.

“Officer’s Certificate” means a certificate signed on behalf of a Person by an Officer of such Person that meets the requirements set forth in this Indenture and provided to the Trustee and the Collateral Agent, as applicable.  Unless otherwise indicated, Officer shall refer to an Officer of the Issuer.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee.  The counsel may be an employee of or counsel to the Issuer.

“ordinary course of business” means activity conducted in the ordinary course of business of the Issuer and any Restricted Subsidiary.

“Parent Company” means any Person that is a direct or indirect parent (which may be organized as, among other things, a partnership) of the Issuer.

“Pari Passu Indebtedness” means Indebtedness that is pari passu in right of payment with the Notes.

“Pari Passu Intercreditor Agreement” means that certain First Lien Pari Passu Intercreditor Agreement, dated as of the Issue Date, by and among the Issuer, the Term Loan Facility Agent, and the Collateral Agent, as Additional First Lien Collateral Agent (as defined therein), as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary (and, with respect to DTC, shall include Euroclear and Clearstream).

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Permitted Acquisition” has the meaning specified in clause (3) of the definition of “Permitted Investments.”

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or any Restricted Subsidiary and another Person; provided, that any cash or Cash Equivalents received in connection with a Permitted Asset Swap that constitutes an Asset Sale must be applied in accordance with Section 4.10 hereof.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on the Issuer’s or any Parent Company’s common equity (or other securities or property following a merger event or other change of the common Capital Stock of the Issuer or such Parent Company) purchased by the Issuer or any Parent Company in connection with the issuance of any Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Issuer or any Parent Company from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Issuer from the sale of such Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Family Entity” means any Person in which any combination of B.U. Patel, Tushar Patel, Chirag Patel, Chintu Patel, their respective spouses, any immediate or extended family member of the foregoing, the respective estates, heirs, family members, and/or the spouses, former spouses, executors, administrators, trustees, legatees or distributes of any of the foregoing (1) are the direct or indirect owners, beneficiaries (whether income, fixed or contingent), officers, directors, trustees or managers and, in each case, are entitled to all of the economic rights and interests in such Person, or (2) Control such Person.

“Permitted Holder” means (1) each Investor, (2) any member of the Management Group, (3) any group (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of which Persons described in the foregoing clauses (1) or (2) are members; provided that, without giving effect to the existence of such group or any other group, the Persons described in clauses (1) and (2), collectively have, directly or indirectly, beneficial ownership of 50.0% or more of the total voting power of the Voting Stock of the Issuer or any Permitted Parent held by such group; (4) any Holding Company and (5) any Permitted Parent. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made or waived in accordance with the requirements of this Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1)   any Investment in the Issuer or any Restricted Subsidiary;

(2)   any Investment(s) in Cash Equivalents or Investment Grade Securities and Investments that were Cash Equivalents or Investment Grade Securities when made;

(3)   (a) any Investment by the Issuer or any Restricted Subsidiary in any Person if as a result of such Investment (i) such Person becomes a Restricted Subsidiary or (ii) such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets or assets constituting a business unit, a line of business or a division of such Person, to, or is liquidated into, the Issuer or a Restricted Subsidiary (a “Permitted Acquisition”); and (b) any Investment held by such Person described in the preceding clause (a); provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation, transfer or conveyance;

(4)   any Investment in securities or other assets not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 4.10(a) hereof or any other disposition of assets not constituting an Asset Sale;

(5)   any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification, replacement, renewal or reinvestment of any Investment or binding commitment existing on the Issue Date; provided, that the amount of any such Investment or binding commitment may be increased only (a) as required by the terms of such Investment or binding commitment as in existence on the Issue Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted under this Indenture;

(6)   any Investment acquired by the Issuer or any Restricted Subsidiary:

(a)   in exchange for any other Investment, accounts or notes receivable, security deposits and prepayments and other credits granted or made in the ordinary course of business and any Investment received in satisfaction or partial satisfaction thereof or indorsements for collection or deposit held by the Issuer or any Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of, or settlement of delinquent accounts and disputes with or judgments against, the issuer of such other Investment or accounts receivable (including any trade creditor or customer);

(b)   in satisfaction of judgments against other Persons;

(c)   as a result of a foreclosure by the Issuer or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(d)   as a result of the settlement, compromise or resolution of (i) litigation, arbitration or other disputes or (ii) obligations of trade creditors or customers that were incurred in the ordinary course of business or consistent with industry practice of the Issuer or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7)   Hedging Obligations permitted under Section 4.09(b)(x) hereof;

(8)   acquisitions of obligations of one or more future, present or former employees, managers, officers, directors, consultants or contractors (or spouses, former spouses, successors, executors, administrators, heirs, trustees, legatees or distributees of any of the foregoing) of the Issuer, any of its Restricted Subsidiaries or any direct or indirect parent thereof, in connection with such employee’s, manager’s, officer’s, director’s, consultant’s or contractor’s acquisition of Equity Interests of the Issuer or any direct or indirect parent thereof, so long as no cash is actually advanced by the Issuer or any Restricted Subsidiary to such Persons in connection with the acquisition of any such obligations;

(9)   Investments the payment for which consists of Equity Interests (other than Disqualified Stock) of the Issuer or any Parent Company; provided that such Equity Interests will not increase the amount available for Restricted Payments under Section 4.07(a)(C) hereof or constitute an Excluded Contribution;

(10)   (a) guarantees of Indebtedness permitted under Section 4.09 hereof, (b) performance guarantees and Contingent Obligations incurred in the ordinary course of business or consistent with industry practice, and (c) the creation of Liens on the assets of the Issuer or any Restricted Subsidiary in compliance with Section 4.12 hereof;

(11)   any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 4.11(b) hereof (except transactions described in clauses (ii), (v), (xv), or (xxii) of such Section);

(12)   Investments consisting of purchases and acquisitions of inventory, supplies, material, services, Intellectual Property Rights, equipment or similar assets or the licensing, sublicensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(13)   Investments, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding, not to exceed (as of the date such Investment is made) the greater of (a) $375.0 million and (b) 56.0% of Consolidated EBITDA of the Issuer and the Restricted Subsidiaries determined at the time of making such Investment for the most recently ended Test Period (calculated on a pro forma basis);

(14)   Investments in or relating to a Securitization Subsidiary that, in the good faith determination of the Issuer, are necessary or advisable to effect any Qualified Securitization Facility (including distributions or payments of Securitization Fees) or any repurchase obligation in connection therewith (including the contribution or lending of Cash Equivalents to Subsidiaries to finance the purchase of such assets from the Issuer or any Restricted Subsidiary or to otherwise fund required reserves);

(15)   loans and advances to, or guarantees of Indebtedness of, officers, directors, employees, consultants, independent contractors and members of management in an aggregate outstanding amount not in excess of the greater of (a) $40.0 million and (b) 6.0% of Consolidated EBITDA of the Issuer and the Restricted Subsidiaries determined at the time of making such Investment for the most recently ended Test Period (calculated on a pro forma basis);

(16)   loans and advances to employees, directors, officers, members of management, independent contractors and consultants for business-related travel expenses, moving expenses, payroll advances and other similar expenses or payroll expenses, in each case incurred in the ordinary course of business or consistent with past practice or consistent with industry practice or to future, present and former employees, directors, officers, members of management, independent contractors and consultants (and their Controlled Investment Affiliates and Immediate Family Members) to fund such Person’s purchase of Equity Interests of the Issuer or any Parent Company;

(17)   advances, loans or extensions of trade credit or prepayments to suppliers or loans or advances made to distributors, in each case, in the ordinary course of business or consistent with past practice or consistent with industry practice by the Issuer or any Restricted Subsidiary;

(18)   any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business or consistent with industry practice;

(19)   Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business or consistent with industry practice;

(20)   Investments made in the ordinary course of business or consistent with industry practice in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors;

(21)   Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with industry practice;

(22)   the purchase or other acquisition of any Indebtedness of the Issuer or any Restricted Subsidiary to the extent not otherwise prohibited under this Indenture;

(23)   Investments in Unrestricted Subsidiaries, joint ventures or Similar Businesses, taken together with all other Investments made pursuant to this clause (23) that are at that time outstanding, without giving effect to the sale of an Unrestricted Subsidiary, joint venture or Similar Business to the extent the proceeds of such sale do not consist of, or have not been subsequently sold or transferred for, Cash Equivalents or marketable securities, not to exceed (as of the date such Investment is made) the greater of (a) $375.0 million and (b) 56.0% of Consolidated EBITDA of the Issuer and the Restricted Subsidiaries determined at the time of making of such Investment for the most recently ended Test Period (calculated on a pro forma basis);

(24)   Investments in the ordinary course of business or consistent with industry practice consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers;

(25)   any Investment by any Captive Insurance Subsidiary in connection with its provision of insurance to the Issuer or any of its Subsidiaries, which Investment is made in the ordinary course of business or consistent with industry practice of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or that is required or permitted by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable;

(26)   Guarantees of operating leases or of other obligations that do not constitute Indebtedness, in each case, entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(27)   Investments of assets relating to non-qualified deferred payment plans in the ordinary course of business or consistent with industry practice;

(28)   intercompany current liabilities owed to Unrestricted Subsidiaries or joint ventures incurred in the ordinary course of business or consistent with industry practice in connection with the cash management operations of the Issuer and its Subsidiaries;

(29)   acquisitions of obligations of one or more directors, officers or other employees or consultants or independent contractors of any Parent Company, the Issuer, or any Subsidiary of the Issuer in connection with such director’s, officer’s, employee’s consultant’s or independent contractor’s acquisition of Equity Interests of the Issuer or any direct or indirect parent of the Issuer, to the extent no cash is actually advanced by the Issuer or any Restricted Subsidiary to such directors, officers, employees, consultants or independent contractors in connection with the acquisition of any such obligations;

(30)   Investments constituting promissory notes or other non-cash proceeds of dispositions of assets to the extent permitted under Section 4.10;

(31)   Investments resulting from pledges and deposits permitted pursuant to the definition of “Permitted Liens”;

(32)   loans and advances to any direct or indirect parent of the Issuer in lieu of and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof) Restricted Payments to the extent permitted to be made in cash to such parent in accordance with Section 4.07 at such time, such Investment being treated for purposes of the applicable clause of such covenant, including any limitations, as if a Restricted Payment were made pursuant to such applicable clause;

(33)   any Investments if on a pro forma basis after giving effect to such Investment, the First Lien Net Leverage Ratio would be equal to or less than 3.45 to 1.00 as of the last day of the Test Period most recently ended;

(34)    the issuance of, entry into (including any payments of premiums in connection therewith), performance of obligations under, or exercise, transfer, assignment, unwinding, settlement or early termination of, or the satisfaction of any condition that would permit or require any of the foregoing, any Permitted Bond Hedge Transaction; the issuance of, entry into, performance of obligations under, or repurchase, redemption, transfer, assignment, unwinding, settlement or early termination of, or the satisfaction of any condition that would permit or require any of the foregoing, any related Permitted Warrant Transaction; and the issuance of, entry into performance of obligations under (including any payments of interest),conversion, exercise, repurchase, redemption, transfer, assignment, unwinding, settlement, cancellation or early termination of, or the satisfaction of any condition that would permit or require any of the foregoing, any Convertible Indebtedness, in each case, whether in cash, common Capital Stock of the Issuer or any direct or indirect parent of the Issuer or other securities or property following a merger event or other change of the common Capital Stock of the Issuer or such parent and whether in whole or in part and including by netting or set-off;

(35)   Indebtedness of the Issuer or any of its Restricted Subsidiaries assigned to, or repurchased or redeemed by, the Issuer or any of its Restricted Subsidiaries to the extent not otherwise prohibited under this Indenture;

(36)   Investments in assets useful in the business of the Issuer or any Restricted Subsidiary made with (or in an amount equal to) the Net Proceeds of an Asset Sale in accordance with the requirements of the covenant set forth under Section 4.10 hereof; provided that if the underlying Asset Sale was with respect to assets of the Issuer or a Guarantor, then such Investment shall be consummated by the Issuer or a Guarantor;

(37)    Investments:

(a)    made in furtherance of collaboration, development, promotion, marketing, distribution, supply, research or similar arrangements with respect to pharmaceutical or other therapeutic products, diagnostic products or medical device businesses products, including payments for shared development costs, reimbursements for product development or for patent, regulatory, manufacturing or commercialization expenses, or other payments or Investments paid to a Person in the pharmaceutical industry with a view toward exercising the Issuer’s or any

Restricted Subsidiary’s rights or developing the Issuer’s or any Restricted Subsidiary’s business in the ordinary course of business or consistent with industry practice;

(b)    constituting any customary upfront milestone, marketing, revenue sharing, royalty, profit sharing or other funding payment in the ordinary course of business to another Person in connection with obtaining a right to receive royalty or other payments in the future; or

(c)   consisting of the licensing (or equivalent thereof), acquisition, sale or contribution of Intellectual Property Rights or proprietary materials pursuant to pharmaceutical or therapeutic product licensing, collaboration, development, promotion, distribution, marketing, supply, research or similar arrangements with other Persons made in the ordinary course of business or consistent with industry practice or not exceeding at any time outstanding an aggregate principal amount of the greater of (i) $110.0 million and (ii) 16.0% of Consolidated EBITDA as of the applicable date of determination, in each case determined as of the time of incurrence; and

(38)    Investments to consummate a Permitted Reorganization.

“Permitted Liens” means, with respect to any Person:

(1)   Liens securing the Notes issued on the Issue Date (excluding, for the avoidance of doubt, Additional Notes) and the related guarantees;

(2)   Liens, pledges or deposits made in connection with:

(a)   workers’ compensation laws, unemployment insurance, health, disability or employee benefits or other social security laws or similar legislation or regulations,

(b)   insurance-related obligations (including in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit, bank guarantees or similar documents or instruments for the benefit of) insurance carriers providing property, casualty or liability insurance or otherwise supporting the payment of items set forth in the foregoing clause (a), or

(c)   bids, tenders, contracts, statutory obligations, surety, indemnity, warranty, release, appeal or similar bonds, or with regard to other regulatory requirements, completion guarantees, stay, customs and appeal bonds, performance bonds, bankers’ acceptance facilities, and other obligations of like nature (including those to secure health, safety and environmental obligations) (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash, Cash Equivalents or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for the payment of rent, contested Taxes or import duties and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, in each case incurred in the ordinary course of business or consistent with industry practice;

(3)   Liens imposed by law, such as landlords’, carriers’, warehousemen’s, materialmen’s, repairmen’s, construction, mechanics’ or other similar Liens, or landlord Liens specifically created by contract (a) for sums not yet overdue for a period of more than sixty (60) days or, if more than sixty (60) days overdue, are unfiled and no other action has been taken to enforce such Liens or (b) being contested in good faith by appropriate actions or other Liens arising out of or securing judgments or awards against such Person with respect to which such Person will then be proceeding with an appeal or other proceedings for review if such Liens are adequately bonded or adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4)   Liens for Taxes, assessments or other governmental charges that are not yet overdue for more than sixty (60) days or not yet payable or not subject to penalties for nonpayment or which are being contested in good faith by appropriate actions if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(5)   Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds, instruments or obligations or with respect to regulatory requirements or letters of credit or banker’s acceptance issued, and completion guarantees provided, in each case, pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice or industry practice;

(6)   survey exceptions, encumbrances, ground leases, easements, restrictions, protrusions, encroachments or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that were not incurred in connection with Indebtedness and that do not in the aggregate materially impair their use in the operation of the business of such Person;

(7)   Liens securing obligations in respect of Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to clauses (i), (ii) or (iii) (in the case of such clause (iii), solely with respect to Liens on assets that do not constitute Collateral) of Section 4.09(a) hereof or clauses (i), (iv), (xii)(B), (xiii), (xiv), (xv), (xxii), (xxix), (xxx), (xxxii), (xxxiv) and (xxxvi) (to the extent the related Indebtedness can be secured) of Section 4.09(b) hereof; provided that:

(a)   Liens securing obligations relating to any Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to Section

4.09(b)(xiii) relate only to obligations relating to Refinancing Indebtedness that is secured by Liens on the same assets as the assets securing the Refinanced Debt (as defined in the definition of “Refinancing Indebtedness”), plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after-acquired property, or serves to refund, refinance, extend, replace, renew or defease Indebtedness, Disqualified Stock or Preferred Stock incurred under clause (i), (iv), (xii)(B), (xiii), (xxii), (xxiii), (xxx), (xxxii), (xxxiv), and (xxxvi) of Section 4.09(b) hereof;

(b)   Liens securing obligations relating to Indebtedness or Disqualified Stock permitted to be incurred pursuant to clauses (xxii), (xxix) or (xxx) of Section 4.09(b) hereof extend only to the assets of Subsidiaries that are not Guarantors;

(c)   Liens securing obligations in respect of Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to Section 4.09(b)(iv) hereof extend only to the assets so purchased, replaced, leased, expanded, constructed, installed, repaired or improved and proceeds and products thereof; provided, further, that individual financings of assets provided by a counterparty may be cross-collateralized to other financings of assets provided by such counterparty;

(d)   (i)(A) If any such Liens secure Indebtedness incurred pursuant to clauses (a) or (b) of Section 4.09(a)(i) hereof or clauses (i) (except for subclause (A)(c)(ii) of such clause (i)) or (xiv)(ii) of Section 4.09(b) hereof, such Liens may rank (x) equal to the Liens securing the Notes or (y) senior in priority to the Liens on the ABL Priority Collateral securing the Notes but in such case shall rank junior in priority to the Liens on the Fixed Asset Collateral securing the Notes or (B) if any such Liens secure Indebtedness incurred pursuant to clause (a)(ii) of Section 4.09 hereof or Section 4.09 (b)(i)(A)(ii) hereof, such Liens shall rank junior in priority to the Liens on the Fixed Asset Collateral securing the Notes and (ii) any such Liens in the case of each of the foregoing (i)(A) and (i)(B) shall be subject to the applicable Intercreditor Agreement(s) (except to the extent any such Liens are on property that does not constitute Collateral) (or the representative for the holders of such Indebtedness or the holders of such Indebtedness shall become a party to any then-existing applicable Intercreditor Agreement); provided that, for the avoidance of doubt, without any further consent of the Holders, the Trustee and the Collateral Agent are hereby authorized to, and shall (subject to receipt of the applicable required Officer’s Certificate and Opinion of Counsel pursuant to this Indenture and the rights of the Trustee and the Collateral Agent under this Indenture and the Security Documents), execute and deliver on behalf of the Holders any Intercreditor Agreement (including any supplement thereto) contemplated under this subclause and in form reasonably satisfactory to the Trustee and the Collateral Agent; and

(e)   Liens securing obligations in respect of assumed or acquired Indebtedness, Disqualified Stock or Preferred Stock not incurred in contemplation of the relevant investment or acquisition permitted to be assumed pursuant to Section 4.09(b)(xiv) hereof are solely on acquired property or the assets of the acquired entity (other than after-acquired property that is (i) affixed or incorporated into the property covered by such Lien, (ii) after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) the proceeds and products thereof);

(8)   Liens existing, or provided for under binding contracts existing, on the Issue Date (other than Liens existing pursuant to clause (1) of this definition);

(9)   Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary;

(10)   Liens on property or other assets at the time the Issuer or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any Restricted Subsidiary (provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation) and any replacement, extension or renewal of any such Lien (to the extent the Indebtedness and other obligations secured by such replacement, extension or renewal Liens are permitted by this Indenture); provided that such replacement, extension or renewal Liens do not cover any property other than the property that was subject to such Liens prior to such replacement, extension or renewal (plus after-acquired property that is (i) affixed or incorporated into the property covered by such Lien, (ii) after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) the proceeds and products thereof);

(11)   Liens securing obligations in respect of Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with Section 4.09 hereof;

(12)   Liens securing (a) Hedging Obligations and (b) obligations in respect of Cash Management Services; provided that, in each case, if the applicable Liens are on Collateral, they may either rank on a pari passu or junior basis with the Liens securing the Notes or may rank senior in priority to the Liens on the ABL Priority Collateral securing the Notes;

(13)   Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s accounts payable or similar obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(14)   leases, subleases, licenses or sublicenses (or other agreement under which the Issuer or any Restricted Subsidiary has granted rights to end users to access and use the Issuer’s or any Restricted Subsidiary’s products, technologies or services) (a) that do not either (i) materially interfere with the business of the Issuer and its Restricted Subsidiaries, taken as a whole, or (ii) secure any Indebtedness and (b) licenses or sublicenses granted by the Issuer or any of its Restricted Subsidiaries to customers in the ordinary course of business;

(15)   Liens arising from Uniform Commercial Code (or equivalent statutes) financing statement filings regarding operating leases, consignments or accounts entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business or consistent with industry practice or purported Liens evidenced by the filing of precautionary Uniform Commercial Code (or equivalent statutes) financing statements or similar public filings;

(16)   Liens in favor of the Issuer or any Guarantor;

(17)   Liens on equipment or vehicles of the Issuer or any Restricted Subsidiary granted in the ordinary course of business or consistent with industry practice;

(18)   Liens on accounts receivable, Securitization Assets and related assets incurred in connection with a Qualified Securitization Facility and Liens on any receivables transferred in connection with a Receivables Financing Transaction, including Liens on such receivables resulting from precautionary UCC filings or from re-characterization of any such sale as a financing or a loan;

(19)   Liens to secure any modification, refinancing, refunding, extension, renewal or replacement (or successive modification, refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness, Disqualified Stock or Preferred Stock secured by any Lien referred to in clauses (1), (7), (8), (9), (10), this clause (19) or clause (39) of this definition; provided that: (a) such new Lien will be limited to all or part of the same property that was subject to the original Lien (plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after-acquired property) and (b) the Indebtedness, Disqualified Stock or Preferred Stock secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness, Disqualified Stock or Preferred Stock described under such clauses (1), (7), (8), (9), (10), this clause (19) or clause (39) of this definition at the time the original Lien became a Permitted Lien, plus (ii) any accrued and unpaid interest on the Indebtedness, any accrued and unpaid dividends on the Preferred Stock, and any accrued and unpaid dividends on the Disqualified Stock being so refinanced, extended, replaced, refunded, renewed or defeased, plus (iii) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such refinanced Indebtedness, Preferred Stock or Disqualified Stock and any defeasance costs and any fees and expenses (including original issue discount, upfront fees, underwriting, arrangement and similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock or the extension, replacement, refunding, refinancing, renewal or defeasance of such refinanced Indebtedness, Preferred Stock or Disqualified Stock;

(20)   deposits made or other security provided to secure liability to insurance brokers, carriers, underwriters or self-insurance arrangements, including Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(21)   Liens securing obligations in an aggregate outstanding amount not to exceed (as of the date any such Lien is incurred) the greater of (a) $270.0 million and (b) 40.0% of Consolidated EBITDA of the Issuer and the Restricted Subsidiaries determined at the time of incurrence of such Lien for the most recently ended Test Period (calculated on a pro forma basis), which, at the election of the Issuer, shall be subject to the applicable Intercreditor Agreement(s);

(22)   Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(23)   (a) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business or consistent with industry practice, (b) Liens arising out of conditional sale, title retention or similar arrangements for the sale of goods in the ordinary course of business or consistent with industry practice and (c) Liens arising by operation of law under Article 2 of the Uniform Commercial Code;

(24)   Liens securing judgments or orders for the payment of money not constituting an Event of Default under Section 6.01(e) and notices of lis pendens or similar notices and associated rights related to litigation being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Issuer or any affected Restricted Subsidiary has set aside on its books reserves in accordance with GAAP;

(25)   Liens (a) of a collection bank arising under Section 4-208 or 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection, (b) attaching to pooling, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business or consistent with industry practice and (c) in favor of banking or other institutions or other electronic payment service providers arising as a matter of law or under general terms and conditions encumbering deposits or margin deposits or other funds maintained with such institution (including the right of setoff) and that are within the general parameters customary in the banking industry;

(26)   Liens deemed to exist in connection with Investments in repurchase agreements permitted under this Indenture; provided that such Liens do not extend to assets other than those that are subject to such repurchase agreements;

(27)   Liens that are contractual rights of setoff (a) relating to the establishment of depository relations with banks or other deposit-taking financial institutions or other electronic payment service providers and not given in connection with the issuance of

Indebtedness, (b) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or consistent with industry practice of the Issuer or any Restricted Subsidiary or (c) relating to purchase orders and other agreements entered into with customers of the Issuer or any Restricted Subsidiary in the ordinary course of business or consistent with industry practice;

(28)   Liens on cash proceeds (as defined in Article 9 of the Uniform Commercial Code) of assets sold that were subject to a Lien permitted under this Indenture;

(29)   any encumbrance or restriction (including put, call arrangements, tag, drag, right of first refusal and similar rights) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(30)   Liens (a) on cash advances or cash earnest money deposits in favor of the seller of any property to be acquired in an Investment permitted under the Notes and this Indenture to be applied against the purchase price for such Investment and (b) consisting of a letter of intent or an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 4.10;

(31)   ground leases, subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Issuer or any of its Subsidiaries are located;

(32)   Liens in connection with any Sale-Leaseback Transaction(s);

(33)   Liens on Capital Stock or other securities of an Unrestricted Subsidiary;

(34)   any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases, licenses or sublicenses entered into by the Issuer or any of the Restricted Subsidiaries in the ordinary course of business or consistent with industry practice;

(35)   deposits of cash with the owner or lessor of premises leased and operated by the Issuer or any of its Subsidiaries in the ordinary course of business or consistent with industry practice of the Issuer and such Subsidiary to secure the performance of the Issuer’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(36)   rights of set-off, banker’s liens, netting arrangements and other Liens arising by operation of law or by the terms of documents of banks or other financial institutions in relation to the maintenance or administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments;

(37)   Liens on cash and Cash Equivalents, property or assets used to defease or to satisfy and discharge Indebtedness; provided that such satisfaction or discharge is permitted under the Notes and this Indenture;

(38)   receipt of progress payments and advances from customers in the ordinary course of business or consistent with industry practice to the extent the same creates a Lien on the related inventory and proceeds thereof and Liens on property or assets under construction arising from progress or partial payments by a third party relating to such property or assets;

(39)   Liens to secure obligations in respect of Indebtedness or other obligations not prohibited pursuant to Section 4.09; provided that (I)(i) after giving pro forma effect to the incurrence of the then-proposed Indebtedness (and without netting any cash received from the incurrence of such Indebtedness then being incurred or assumed in reliance upon Liens then incurred under this clause (39)), if such Indebtedness is secured by Liens on the Collateral on a pari passu basis with the Liens on the Collateral that secure the Notes or such Liens rank senior in priority to the Liens on the ABL Priority Collateral securing the Notes, the First Lien Net Leverage Ratio for the Test Period most recently ended calculated on a pro forma basis after giving effect to any such incurrence does not exceed (x) 4.20 to 1.00 or (y) the First Lien Net Leverage Ratio immediately prior to such incurrence, (in each case, including in connection with an acquisition or other Investment permitted under this Indenture) or (ii) such Indebtedness is secured by Liens on the Collateral on a basis that is junior in priority to the Liens on the Collateral securing the First Lien Obligations (excluding, for the avoidance of doubt, the ABL Obligations and any Indebtedness secured on a pari passu basis with the Liens that secure the ABL Obligations) (“Junior Lien Debt”), either (a) the Secured Net Leverage Ratio for the Test Period most recently ended calculated on a pro forma basis after giving effect to any such incurrence does not exceed (x) 5.00 to 1.00 or (y) the Secured Net Leverage Ratio immediately prior to such incurrence (in each case, including in connection with an acquisition or other Investment permitted under this Indenture) or (b) the Fixed Charge Coverage Ratio for the Test Period most recently ended calculated on a pro forma basis after giving effect to any such incurrence does would be no less than (x) 2.00 to 1.00 or (y) the Fixed Charge Coverage Ratio immediately prior to such incurrence and (II) such Liens, to the extent on the Collateral shall be subject to the applicable Intercreditor Agreement(s) (or the representative for the holders of such Indebtedness or the holders of such Indebtedness shall become a party to any then-existing applicable Intercreditor Agreement); provided that, for the avoidance of doubt, without any further consent of the Holders, the Trustee and the Collateral Agent are hereby authorized to, and shall (subject to receipt of the applicable required Officer’s Certificate and Opinion of Counsel pursuant to the Indenture and the rights of the Trustee and the Collateral Agent under this Indenture and the Security Documents), execute and deliver on behalf of the Holders any Intercreditor Agreement (including any supplement thereto) contemplated under this sub-clause and in form reasonably satisfactory to the Trustee and the Collateral Agent;

(40)   agreements to subordinate any interest of the Issuer or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Issuer or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business or consistent with industry practice;

(41)   Liens arising pursuant to Section 107(l) of the Comprehensive Environmental Response, Compensation and Liability Act or similar provision of any Environmental Law;

(42)   Liens disclosed by any title insurance reports or policies delivered on or prior to the Issue Date and any replacement, extension or renewal of any such Lien (to the extent the Indebtedness and other obligations secured by such replacement, extension or renewal Liens are permitted by this Indenture); provided that such replacement, extension or renewal Liens do not cover any property other than the property that was subject to such Liens prior to such replacement, extension or renewal;

(43)   rights reserved or vested in any Person by the terms of any lease, license, sublicense, franchise, grant or permit held by the Issuer or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, sublicense, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(44)   restrictive covenants affecting the use to which real property may be put; provided that the covenants are complied with;

(45)   security given to a public utility or any municipality or Governmental Authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business or consistent with industry practice;

(46)   zoning, building and other similar land use restrictions, including site plan agreements, development agreements and contract zoning agreements;

(47)   cash collateral securing obligations in respect of commercial letters of credit issued under Section 4.09(a)(ii) or letters of credit, bank guarantees, bankers’ acceptances or other similar instruments issued under Section 4.09(b)(xxxii) (provided that no Lien securing Indebtedness under Section 4.09(b)(xxxii) shall attach to any portion of the Collateral other than cash) (it being understood that any cash collateral subject to a Lien incurred pursuant to this clause (47) shall not be deemed “restricted” on account of such Lien for purposes of determining whether such cash collateral constitutes part of the Unrestricted Cash Amount);

(48)   (a) Liens on the assets of Restricted Subsidiaries that are not Guarantors securing Indebtedness or other obligations of such Restricted Subsidiaries or any other Restricted Subsidiaries that are not Guarantors that is permitted by Section 4.09 or otherwise not prohibited by the Notes, this Indenture and the Security Documents, (b) Liens on Equity Interests in joint ventures (i) securing obligations of such joint venture or (ii) pursuant to the relevant joint venture agreement or arrangement and (c) Liens on the assets of Restricted Subsidiaries that are not Guarantors securing Indebtedness of Foreign Subsidiaries;

(49)   Liens on assets of Restricted Subsidiaries that are Foreign Subsidiaries (a) securing Indebtedness and other obligations of Foreign Subsidiaries or (b) to the extent arising mandatorily under applicable law;

(50)   Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters, trustee, escrow agent or arrangers thereof) or on cash set aside at the time of the incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose;

(51)   Liens on property or assets that are not Collateral securing Indebtedness in an aggregate principal amount not to exceed the greater of (a) $110.0 million and (b) 16.0% of Consolidated EBITDA of the Issuer and the Restricted Subsidiaries determined at the time of incurrence of such Lien for the most recently ended Test Period (calculated on a pro forma basis); and

(52)   Liens right reserved to or vested in any Governmental Authority by the terms of any lease, license, franchise, grant or permit or by any statutory provision to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest and other obligations payable on or with respect to such Indebtedness.

Any Liens incurred to refinance Liens incurred pursuant to clauses (21), (39) and (51) above shall be permitted to secure additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay (1) any accrued and unpaid interest on the associated Indebtedness, any accrued and unpaid dividends on the associated Preferred Stock, and any accrued and unpaid dividends on the associated Disqualified Stock being so refinanced, extended, replaced, refunded, renewed or defeased and (2) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such associated refinanced Indebtedness, Preferred Stock or Disqualified Stock and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock or the extension, replacement, refunding, refinancing, renewal or defeasance of such associated refinanced Indebtedness, Preferred Stock or Disqualified Stock (and with respect to associated Indebtedness under Designated Revolving Commitments, including an amount equal to any unutilized Designated Revolving Commitments being refinanced, extended, replaced, refunded, renewed or defeased to the extent permanently terminated at the time of incurrence of such Liens in connection with such Refinancing Indebtedness).  For all purposes under this Indenture, references to any “Permitted Lien” shall include Liens created under the covenant described under Section 4.12.

“Permitted Parent” means any Parent Company for so long as it is controlled by one or more Persons that are Permitted Holders pursuant to clause (1), (2) or (3) of the definition thereof.

“Permitted Reorganization” means any transaction or undertaking, including Investments, in connection with reorganizations and or restructurings (including in connection with tax planning and corporate reorganizations), so long as, after giving effect thereto, (a) the

Issuer and the Guarantors shall comply with the requirements described under Section 13.01 and Section 13.02 hereof and (b) the security interest of the Noteholder Secured Parties in the Collateral, taken as a whole, is not materially impaired (including by a material portion of the assets that constitute Collateral immediately prior to such Permitted Reorganization no longer constituting Collateral) as a result of such Permitted Reorganization.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on the Issuer’s or a Parent Company’s common equity (or other securities or property following a merger event or other change of the common Capital Stock of the Issuer or such Parent Company) and/or cash (in an amount determined by reference to the price of such common equity) sold by the Issuer or a Parent Company substantially concurrently with a related Permitted Bond Hedge Transaction.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Pledgors” means the Issuer and the Guarantors.

“Pounds” and “£” means the lawful currency of the United Kingdom.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“primary obligor” has the meaning specified in the definition of “Contingent Obligations.”

“Private Placement Legend” means the legend set forth in Section 2.06(g)(i) hereof to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.

“Public Company Costs” means the costs relating to establishing and maintaining compliance with the Sarbanes-Oxley Act of 2002, as amended, (or similar laws in any other applicable jurisdiction) and other expenses arising out of or incidental to the Issuer’s (or any Parent Company’s) status as a public reporting company, including costs, fees and expenses (including legal, accounting and other professional fees) relating to compliance with provisions of the Securities Act and the Exchange Act (or similar laws in any other applicable jurisdiction), the rules of national securities exchange companies with listed equity securities, directors’ compensation, fees and expense reimbursement, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees relating to the foregoing.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Stock.

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Qualified Securitization Facility” means any Securitization Facility (1) constituting a securitization financing facility that meets the following conditions: (a) the Board of Directors will have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the applicable Restricted Subsidiary or Securitization Subsidiary and (b) all sales or contributions of Securitization Assets and related assets to the applicable Person or Securitization Subsidiary are made at fair market value (including any increase in the value of the equity of the applicable Restricted Subsidiary or Securitization Subsidiary) or (2) constituting a receivables financing facility.

“Rating Agencies” means Moody’s and S&P, or if Moody’s or S&P (or both) does not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer that will be substituted for Moody’s or S&P (or both), as the case may be.

“Receivables Financing Transaction” means any transaction or series of transactions entered into by the Issuer or any Restricted Subsidiary may sell, assign, contribute, convey or otherwise transfer Securitization Assets to (1) a Receivables Subsidiary (in the case of a transfer by the Issuer or any Restricted Subsidiary that is not a Receivables Subsidiary) or (2) any other Person (in the case of a transfer by a Receivables Subsidiary) and, in either case, may grant a security interest in, any Securitization Assets of the Borrower or any of its Subsidiaries; provided that such Receivables Financing Transaction meets the following conditions: (a) such transaction is non-recourse to the Issuer and the Restricted Subsidiaries and their respective properties or assets (other than Securitization Assets and other than any recourse solely attributable to a breach by the Issuer or any Restricted Subsidiary of representations and warranties that are customarily made by a seller in connection with a “true sale” of receivables on a non-recourse basis), (b) the Board of Directors will have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the applicable Restricted Subsidiary or Securitization Subsidiary; (c) all sales, conveyances, assignments and/or contributions of Securitization Assets by the Issuer or any Restricted Subsidiary are made at fair market value (as determined in good faith by the Issuer), and (d) such transaction (including financing terms, covenants, termination events (if any) and other provisions thereof) are market terms at the time entered into (as determined in good faith by the Issuer).

“Record Date” for the interest payable on any applicable Interest Payment Date means the January 15 or July 15, as applicable, (whether or not a Business Day) immediately preceding such Interest Payment Date.

“Refinance” has the meaning set forth in the definition of “Refinancing Indebtedness” and “Refinancing” and “Refinanced” have meanings correlative to the foregoing.

“Refinancing Indebtedness” means (x) Indebtedness incurred by the Issuer or any Restricted Subsidiary, (y) Disqualified Stock issued by the Issuer or any Restricted Subsidiary or (z) Preferred Stock issued by any Restricted Subsidiary which, in each case, serves to extend, replace, refund, refinance, renew or defease (“Refinance”) any Indebtedness, Disqualified Stock or Preferred Stock, in each case of the foregoing clauses (x), (y), (z), including any Refinancing Indebtedness, so long as:

(1)   the principal amount (or accreted value, if applicable) of such new Indebtedness, the amount of such new Preferred Stock or the liquidation preference of such new Disqualified Stock does not exceed (i) the principal amount of (or accreted value, if applicable) Indebtedness, the amount of Preferred Stock or the liquidation preference of Disqualified Stock being so extended, replaced, refunded, refinanced, renewed or defeased (such Indebtedness, Disqualified Stock or Preferred Stock, the “Refinanced Debt”), plus (ii) any accrued and unpaid interest on, or any accrued and unpaid dividends on, such Refinanced Debt, plus (iii) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Refinanced Debt and any defeasance costs and any fees and expenses (including original issue discount, upfront fees, underwriting, arrangement and similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock or to Refinance such Refinanced Debt (such amounts in clause (ii) and (iii) the “Incremental Amounts”);

(2)   such Refinancing Indebtedness (other than in the case of the Refinancing of any Indebtedness assumed or acquired in connection with any Permitted Acquisition, investment or similar transaction so long as not created in contemplation thereof), has a:

(I)   Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is not less than the remaining Weighted Average Life to Maturity of the applicable Refinanced Debt (or, if earlier, not less than the remaining Weighted Average Life to Maturity of the Notes); and

(II)   final scheduled maturity date equal to or later than the final scheduled maturity date of the Refinanced Debt (or, if earlier, the date that is 91 days after the maturity date of the Notes);

(3)   to the extent such Refinancing Indebtedness Refinances (i) Indebtedness that is contractually subordinated in right of payment to the Obligations (other than such Indebtedness assumed or acquired in an acquisition and not created in contemplation thereof), unless such Refinancing constitutes a Restricted Payment permitted by Section 4.07, such Refinancing Indebtedness is subordinated to the Notes or the Guarantee thereof at least to the same extent as the applicable Refinanced Debt, (ii) Junior Lien Debt, such Refinancing Indebtedness is (I) unsecured or (II) secured by Liens that are subordinated to the Liens that secure the Notes or the Guarantee thereof, in each case at least to the same extent as the applicable Refinanced Debt or pursuant to an Intercreditor Agreement, in each case, unless such Refinancing Indebtedness is secured by a Lien that is not so subordinated that is permitted by Section 4.12 hereof, or (iii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively; and

(4)   such Refinancing Indebtedness shall not be secured by any assets or property of the Issuer or any Restricted Subsidiary that does not secure the Refinanced

Debt being Refinanced unless such assets or property constitute Collateral (plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after-acquired property) (other than with respect to proceeds of such Refinancing Indebtedness that are subject to an escrow or other similar arrangement and any related deposit of cash or Cash Equivalents to cover interest and premium in respect of such Refinancing Indebtedness);

provided that Refinancing Indebtedness will not include:

(a)   Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness or Disqualified Stock of the Issuer;

(b)   Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(c)   Indebtedness or Disqualified Stock of the Issuer or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

provided, further, that (i) clause (2) of this definition shall not apply to any Refinancing of any Indebtedness other than Indebtedness incurred under Section 4.09(b)(ii), (iii) or (iv) hereof and any Junior Indebtedness (other than Junior Indebtedness assumed or acquired in an investment or acquisition and not created in contemplation thereof), Disqualified Stock and Preferred Stock and (ii) Refinancing Indebtedness may be incurred in the form of a bridge or other interim credit facility intended to be Refinanced with long-term indebtedness (and such bridge or other interim credit facility shall be deemed to satisfy clause (2) of this definition so long as (I) such credit facility includes customary “rollover” provisions and (II) assuming such credit facility were to be extended pursuant to such “rollover” provisions, such extended credit facility would comply with clause (2) of this definition).

“Regulated Bank” means (x) a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000 that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction or (y) any Affiliate of a Person set forth in clause (x) above to the extent that (1) all of the Capital Stock of such Affiliate is directly or indirectly owned by either (I) such Person set forth in clause (x) above or (II) a parent entity that also owns, directly or indirectly, all of the Capital Stock of such Person set forth in clause (x) and (2) such Affiliate is a securities broker or dealer registered with the SEC under Section 15 of the Exchange Act.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as applicable.

“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A attached hereto, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the applicable Restricted Period.

“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A attached hereto, bearing the Global Note Legend, the Private Placement Legend and the Regulation S Temporary Global Note Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903.

“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(g)(iii) hereof.

“Related Business Assets” means assets (other than Cash Equivalents) used or useful in a Similar Business; provided, that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary will not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person is or would become a Restricted Subsidiary.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any director, vice president, assistant vice president, any trust officer or assistant trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who, in each case, shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing, or that is required to bear, the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing, or that is required to bear, the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means, in respect of any Note issued pursuant to Regulation S, the 40-day distribution compliance period as defined in Regulation S applicable to such Note.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided that notwithstanding the foregoing, in no event will any Securitization Subsidiary be considered a Restricted Subsidiary for purposes of clauses (d), (e) or (f) of Section 6.01; provided, further, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary will be included in the definition of “Restricted Subsidiary”. Wherever the term “Restricted Subsidiary” is used herein with respect to any Subsidiary of a referenced Person that is not the Issuer, then it will be construed to mean a Person that would be a Restricted Subsidiary of the Issuer on a pro forma basis following consummation of one or a series of related transactions involving such referenced Person and the Issuer (unless such transaction would include a designation of a Subsidiary of such Person as an Unrestricted Subsidiary on a pro forma basis in accordance with this Indenture).

“Rondo Incremental Debt Amount” means the maximum amount of incremental Indebtedness eligible to be incurred pursuant to the Existing Rondo Facility as in effect on the Issue Date, up to an amount not to exceed the “Incremental Cap” as defined in the Existing Rondo Facility (including, without limitation, any fixed or ratio-based amounts that may be incurred thereunder).

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and any successor to its rating agency business.

“Sale-Leaseback Transaction” means any arrangement providing for the leasing by the Issuer or any Restricted Subsidiary of any real property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“Screened Affiliate” means any Affiliate of a Holder (i) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Issuer or its Subsidiaries, (iii) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holders in connection with its investment in the Notes.

“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Indebtedness” means any Indebtedness of the Issuer or any Restricted Subsidiary secured by a Lien.

“Secured Net Leverage Ratio” means, with respect to any Test Period, the ratio of (1) Consolidated Secured Debt outstanding as of the last day of such Test Period, minus the Unrestricted Cash Amount on such last day to (2) Consolidated EBITDA of the Issuer and the Restricted Subsidiaries for such Test Period, in each case on a pro forma basis with such pro forma adjustments as are appropriate and consistent with Section 1.05 hereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means accounts receivable, royalty or other revenue streams, other rights to payment, including with respect to rights of payment pursuant to the terms of joint ventures (in each case, whether now existing or arising in the future), and any assets related thereto, including all collateral securing any of the foregoing, all contracts and all guarantees or other obligations in respect of any of the foregoing, proceeds of any of the foregoing and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with non-recourse, asset securitization or factoring transactions and any Hedging Obligations entered into by the Issuer or any such Restricted Subsidiary in connection with such assets subject to a Receivables Financing Transaction.

“Securitization Facility” means any transaction or series of securitization financings that may be entered into by the Issuer or any Restricted Subsidiary pursuant to which the Issuer or any such Restricted Subsidiary may sell, convey or otherwise transfer, or may grant a security interest in, Securitization Assets to either (a) a Person that is not the Issuer or a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells such Securitization Assets to a Person that is not the Issuer or a Restricted Subsidiary, or may grant a security interest in, any Securitization Assets of the Issuer or any of its Subsidiaries.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Facility.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Security Documents” means the security agreements, pledge agreements, collateral assignments and related agreements, as amended, supplemented, restated, amended and restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interest in the Collateral to secure Obligations under the Notes, this Indenture and the Guarantees.

“Senior Indebtedness” means:

(1)   all Indebtedness of the Issuer or any Guarantor outstanding under the Term Loan Facility, the Existing Rondo Facility and the related guarantees and the Notes and related Guarantees (including interest, fees and expenses accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the

Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-petition interest, fees or expenses is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Issuer or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2)   all (x) Hedging Obligations (and guarantees thereof) and (y) obligations in respect of Cash Management Services (and guarantees thereof) owing to a lender under the Term Loan Facility or any Affiliate of such lender (or any Person that was a lender or an Affiliate of such lender at the time the applicable agreement giving rise to such Hedging Obligations or relating to such Cash Management Services was entered into); provided that such Hedging Obligations and obligations in respect of Cash Management Services, as the case may be, are permitted to be incurred under the terms of this Indenture;

(3)   any other Indebtedness of the Issuer or any Guarantor permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any related Guarantee; and

(4)   all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3);

provided, that Senior Indebtedness shall not include:

(a)   any obligation of such Person to the Issuer or any Subsidiary;

(b)   any liability for federal, state, local or other taxes owed or owing by such Person;

(c)   any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d)   any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(e)   that portion of any Indebtedness which at the time of incurrence is incurred in violation of this Indenture.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X of the SEC, as such regulation is in effect on the Issue Date.

“Similar Business” means any business, the majority of whose revenues are derived from (1) business or activities conducted by the Issuer and its Restricted Subsidiaries on the Issue Date, (2) any business that is a natural outgrowth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or (3) any business that in the Issuer’s good faith business judgment constitutes a reasonable diversification of businesses conducted by the Issuer and its Restricted Subsidiaries.

“Specified Transaction” means:

(1)   solely for the purposes of determining the applicable cash balance, any contribution of capital, including as a result of an Equity Offering, to the Issuer,

(2)   any designation of operations or assets of the Issuer or a Restricted Subsidiary as discontinued operations (as defined under GAAP) (provided that operations or assets of the Issuer or a Restricted Subsidiary that are held for sale or are subject to an agreement to dispose of such operations or assets may, at the Issuer’s election (in its sole discretion), be designated as discontinued operations under this clause only when and to the extent such operations are actually disposed of),

(3)   any Permitted Acquisition, investment or other similar transaction, in each case, that results in a Person becoming a Restricted Subsidiary,

(4)   any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary in compliance with this Indenture,

(5)   any purchase or other acquisition of a business of any Person or of assets constituting a business unit, line of business or division of any Person,

(6)   any Asset Sale (without regard to any de minimis thresholds set forth therein) (a) that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Issuer or (b) of a business, business unit, line of business or division of the Issuer or a Restricted Subsidiary, in each case whether by merger, amalgamation, consolidation or otherwise,

(7)   any operational changes identified by the Issuer that have been made by the Issuer or any Restricted Subsidiary during the Test Period,

(8)   any borrowing of Indebtedness requiring a financial ratio or test to be calculated on a pro forma basis, or

(9)   any Restricted Payment or other transaction that by the terms of this Indenture requires a financial ratio or test to be calculated on a pro forma basis.

“Subsidiary” means, with respect to any Person:

(1)   any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar Person) of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, members of management or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2)   any partnership, joint venture, limited liability company or similar Person of which:

(a)   more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(b)   such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such Person.

Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Issuer.

“Successor Person” means the Successor Company or Successor Guarantor, as the context requires.

“Swap Termination Value” means, in respect of any one or more agreements pertaining to Hedging Obligations, after taking into account the effect of any legally enforceable netting agreement relating to such agreements pertaining to Hedging Obligations, (1) for any date on or after the date such agreements pertaining to Hedging Obligations have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (2) for any date prior to the date referenced in clause (1), the amount(s) determined as the mark-to-market value(s) for such agreements pertaining to Hedging Obligations, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such agreements pertaining to Hedging Obligations.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (including backup withholding) of any nature and whatever called, imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.

“Tax Distribution Indebtedness” means Indebtedness of the Issuer representing advances by Amneal Inc. or Amneal Intermediate to the Issuer of amounts distributed to Amneal Inc. or Amneal Intermediate, as applicable, by the Issuer pursuant to Section 4.01(b) of the LLC Agreement.

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of May 4, 2018, among Amneal Inc., the Issuer, and the other parties from time to time party thereto, as amended by Amendment No. 1 to the Tax Receivable Agreement, dated as of November 7, 2023, among Amneal Inc., Amneal Intermediate, the Issuer and the other parties thereto, and as may be further amended, amended and restated, supplemented or otherwise modified from time to time in any manner that is not materially adverse to the interests of the Trustee, Collateral Agent or the Holders.

“Term Loan Facility” means the senior secured term loan facility under the Credit Agreement, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, refinancings or replacements thereof and any one or more indentures or credit facilities or commercial paper facilities with banks or other institutional lenders, or investors, whether or not secured, that replace, refund, supplement or refinance any part of the loans, accordion facilities, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided, that such increase in borrowings is permitted under Section 4.09 hereof) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders or holders.

“Term Loan Facility Agent” means JPMorgan Chase Bank, N.A., as collateral agent and its successors as collateral agent under the Term Loan Facility.

“Test Period” in effect at any time means (1) with respect to the Issuer, the Issuer’s most recently ended four consecutive fiscal quarters (in each case taken as one accounting period) for which financial statements have been or are required to be delivered pursuant to Section 4.03 hereof and (2) in the case of any Person other than the Issuer, the period of four consecutive fiscal quarters most closely corresponding to the period set forth in (1).

“Threshold Amount” means the greater of (1) $160.0 million and (2) 24.0% of Consolidated EBITDA of the Issuer and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis).

“Total Assets” means, at any time, the total assets of the Issuer and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the then most recent balance sheet of the Issuer or such other Person as may be available (as determined in good faith by the Issuer) (and, in the case of any determination relating to any Specified Transaction, on a pro forma basis including any property or assets being acquired in connection therewith).

“Total Net Leverage Ratio” means, with respect to any Test Period, the ratio of (1) Consolidated Total Debt outstanding as of the last day of such Test Period, minus the Unrestricted Cash Amount on such last day to (2) Consolidated EBITDA of the Issuer and the Restricted Subsidiaries for such Test Period, in each case on a pro forma basis with such pro forma adjustments as are appropriate and consistent with Section 1.05 hereof.

“TPG Investor” means TPG Global, LLC and any of its Affiliates, limited partners and funds or partnerships managed or advised by its or any of its Affiliates or limited partners, but not including, however, any portfolio company of any of the foregoing.

“Treasury Rate” means, as obtained by the Issuer, as of any Redemption Date, the weekly average rounded to the nearest 1/100th of a percentage point (for the most recently completed week for which such information is available as of the date that is two Business Days prior to the Redemption Date) (provided that in the case of calculating the Applicable Premium in connection with a satisfaction and discharge of this Indenture or a legal defeasance or covenant defeasance under this Indenture, such weekly average shall be determined for the most recently completed week for which such information is available as of the date that is two Business Days prior to the date on which funds to pay the Notes are deposited with the Trustee) of the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in Selected Interest Rates (Daily) - H.15 with respect to each applicable day during such week (or, if such release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to August 1, 2028; provided, however, that if the period from such Redemption Date to August 1, 2028 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-777bbbb).

“Trustee” means Wilmington Savings Fund Society, FSB, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving under this Indenture.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to the perfection or priority of any Lien on or otherwise with regard to any item or items of Collateral. Unless otherwise defined herein, terms which are defined in the UCC are used herein as so defined (and if defined in more than one article of the UCC have the meaning specified in Article 9 thereof).

“United States” and “U.S.” mean the United States of America.

“Unrestricted Cash Amount” means, on any date of determination, the aggregate amount of cash and Cash Equivalents of the Issuer and the Restricted Subsidiaries that (1) would not appear as “restricted” on a consolidated balance sheet of the Issuer and the Restricted Subsidiaries or (2) are restricted in favor of the Fixed Asset Obligations, the ABL Obligations or any other Indebtedness secured on a pari passu or junior Lien basis with the Notes.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A attached hereto, that bears the Global Note Legend and that has the “Schedule of

Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means:

(1)   each Securitization Subsidiary;

(2)   any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

(3)   any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary; provided, that no such designation or subsequent re-designation may be made if an Event of Default under Sections 6.01(a) and, solely with respect to the Issuer, (f) and (g) shall have occurred and be continuing at the time of such designation.

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary.

Any such designation by the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee an Officer’s Certificate certifying that such designation complied with the foregoing provisions.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness and Liens of such Subsidiary existing at such time and a return on any Investment in Unrestricted Subsidiaries in an amount equal to the fair market value at the date of such designation of the Issuer’s or its Restricted Subsidiary’s (as applicable) Investment in such Subsidiary. Except as expressly set forth above, no Investment will be deemed to exist or have been made, and no Indebtedness or Liens shall be deemed to have occurred, solely by virtue of a Subsidiary becoming an Excluded Subsidiary.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1)   the sum of the products of the number of years (calculated to the nearest one-twelfth) from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2)   the sum of all such payments.

“Wholly-owned” means, with respect to any Subsidiary of any Person, a Subsidiary of such Person one hundred percent (100%) of the outstanding Equity Interests of which (other than (1) directors’ qualifying shares and (2) shares of Capital Stock of Foreign Subsidiaries issued to foreign nationals as required by applicable law) is at the time owned by such Person or by one or more wholly-owned Subsidiaries of such Person.

“Yen” means the lawful currency of Japan.

Section 1.02.    Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	4.10(b)(iii)
“Advance Offer”	4.10(f)
“Advance Portion”	4.10(f)
“Affiliate Transaction”	4.11(a)
“Applicable Indebtedness”	4.10(f)
“Applicable License”	6.15
“Applicable Premium Deficit”	8.04(a)
“Authenticating Agent”	2.02
“Authentication Order”	2.02
“Change of Control Offer”	4.14(a)
“Change of Control Payment”	4.14(a)
“Change of Control Payment Date”	4.14(a)(i)
“Collateral Advance Offer”	4.10(c)
“Collateral Advance Portion”	4.10(c)
“Collateral Asset Sale Offer”	4.10(c)
“Collateral Asset Sale Offer Trigger”	4.10(c)
“Collateral Excess Proceeds”	4.10(c)
“Collateral Net Proceeds”	4.10(b)
“Covenant Defeasance”	8.03
“Covenant Suspension Event”	4.16(a)
“Declined Collateral Excess Proceeds”	4.10(d)
“Declined Non-Collateral Excess Proceeds”	4.10(g)
“Default Direction”	6.16(a)
“Directing Holder”	6.16(a)
“DTC”	2.03
“EDGAR”	4.03(a)
“Event of Default”	6.01
“Financial Incurrence Test”	1.05(f)
“Fixed Basket”	1.05(f)
“Foreign Disposition”	4.10(i)
“incur” and “incurrence”	4.09(a)
“Initial Lien”	4.12
“LCT Election”	1.05(i)
“LCT Test Date”	1.05(i)
“Legal Defeasance”	8.02

“Market Maker”	4.03(a)(iv)
“Non-Collateral Asset Sale Offer”	4.10(f)
“Non-Collateral Asset Sale Offer Trigger”	4.10(f)
“Non-Collateral Excess Proceeds”	4.10(f)
“Non-Collateral Net Proceeds”	4.10(e)
“Non-Fixed Basket”	1.05(f)
“Noteholder Direction”	6.16(a)
“Note Register”	2.03
“Offer Amount”	3.09(b)
“Offer Period”	3.09(b)
“Paying Agent”	2.03
“Payment Block”	4.10(i)
“Permitted Collateral Expenditure Reinvestment”	4.10(b)(ii)
“Permitted Non-Collateral Expenditure Reinvestment”	4.10(e)(ii)
“Permitted Tax Distribution”	4.07(b)(xiv)
“Position Representation”	6.16(a)
“Proceeds Application Period”	4.10(b)
“Prospective Investor”	4.03
“Purchase Date”	3.09(b)
“Redemption Date”	3.01
“Refunding Capital Stock”	4.07(b)(ii)
“Registrar”	2.03
“Restricted Payments”	4.07(a)
“Reversion Date”	4.16(c)
“Second Commitment”	4.10(b)(iii)
“Secured System”	4.03
“Security Analyst”	4.03
“Senior Preferred Yield”	4.07(b)(xxv)
“Senior Preferred Equity Distribution”	4.07(b)(xxv)
“Successor Company”	5.01(a)(i)
“Successor Guarantor”	5.01(c)(i)
“Suspended Covenants”	4.16(a)
“Suspension Date”	4.16(a)
“Suspension Period”	4.16(c)
“Tax Group”	4.07(b)(xiv)
“Transfer Agent”	2.03
“Treasury Capital Stock”	4.07(b)(ii)
“Trustee”	8.05
“Verification Covenant”	6.16(a)

Section 1.03.    Rules of Construction.  Unless the context otherwise requires:

(a)    a term has the meaning assigned to it;

(b)    an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)    “or” is not exclusive;

(d)    the words “including,” “includes” and similar words shall be deemed to be followed by without limitation;

(e)    words in the singular include the plural, and in the plural include the singular;

(f)     “will” shall be interpreted to express a command;

(g)    provisions apply to successive events and transactions;

(h)    references to sections of, or rules under, the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(i)     unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;

(j)     the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision;

(k)    the principal amount of any Preferred Stock at any time shall be (i) the maximum liquidation value of such Preferred Stock at such time or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock at such time, whichever is greater;

(l)     words used herein implying any gender shall apply to both genders;

(m)     in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”; and

(n)    the principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Issuer dated such date prepared in accordance with GAAP.

Section 1.04.    Acts of Holders.

(a)    Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing.  Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee or Collateral Agent, as applicable, and, where it is hereby expressly required, to the

Issuer.  Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01 hereof) conclusive in favor of the Trustee, Collateral Agent, and the Issuer, if made in the manner provided in this Section 1.04.

(b)    The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof.  Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same.  The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c)    The ownership of Notes shall be proved by the Note Register.

(d)    Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee, the Collateral Agent, or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(e)    The Issuer may set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders.  Unless otherwise specified, if not set by the Issuer prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 10 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.

(f)     Without limiting the foregoing, a Holder entitled to take any action under this Indenture with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount.  Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

(g)    Without limiting the generality of the foregoing, a Holder, including DTC, that is a Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and any Person, that is a Holder of a Global Note, including DTC, may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such Depositary’s standing instructions and customary practices.

(h)    The Issuer may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by DTC entitled under the procedures of such Depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders.  If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date.  No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.

Section 1.05.    Rules of Construction; Limited Condition Transactions.

(a)    For purposes of calculating any financial ratio or test (or Consolidated EBITDA or Total Assets), Specified Transactions (and, subject to Section 1.05(c), the incurrence or repayment of any Indebtedness in connection therewith) that have been made (a) during the applicable Test Period or (b) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period (or, in the case of Total Assets, on the last day of the applicable Test Period).  If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Issuer or any Restricted Subsidiary since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.05, then such financial ratio or test (or Consolidated EBITDA or Total Assets) shall be calculated to give pro forma effect thereto in accordance with this Section 1.05; provided that with respect to any pro forma calculations to be made in connection with any acquisition or investment in respect of which financial statements for the relevant target are not available for the same Test Period for which financial statements of the Issuer are available, the Issuer shall determine such pro forma calculations on the basis of the available financial statements (even if for differing periods) or such other basis as determined on a commercially reasonable basis by the Issuer.

(b)    Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Financial Officer of the Issuer and may include, for the avoidance of doubt, the amount of “run-rate” cost savings, operating expense reductions and synergies projected by the Issuer in good faith to result from, or relating to, any Specified Transaction (including, for the avoidance of doubt, acquisitions and investments occurring prior to the Issue Date) which is being given pro forma effect that have been realized or are expected to be realized and for which the actions necessary to realize such cost savings, operating expense reductions and synergies are taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Issuer) (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized in full on the first day of such period and as if such cost savings, operating expense reductions and synergies were realized in full during the entirety of such period and “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements), whether prior to or following the Issue Date, net of the amount of actual benefits realized during such period from such actions, and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests and during any subsequent Test Period in which the effects thereof are expected to be realized) relating to such Specified Transaction; provided that (a) such amounts are reasonably identifiable, (b) such actions are taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Issuer) no later than twenty-four (24) months after the date of such Specified Transaction (or actions undertaken or implemented prior to the consummation of such Specified Transaction) and (c) no amounts shall be added to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such period; provided that such “run-rate” cost savings, synergies and operating expense reductions added back pursuant to this clause (2) in any Test Period, when aggregated with the amount of any increase for such period in Consolidated EBITDA as a result of any “run-rate” cost savings, synergies and operating expense reductions added back pursuant to clause (l) of the definition of “Consolidated EBITDA,” in such Test Period and the “run-rate” gross profit increase added back pursuant to clause (t) of the definition of “Consolidated EBITDA,” in such Test Period shall not exceed in the aggregate 25% of Consolidated EBITDA for such period (as calculated after giving effect to any such “run-rate” adjustments and all other applicable adjustments and add-backs).

(c)    In the event that (a) the Issuer or any Restricted Subsidiary incurs (including by assumption or guarantees), issues or repays (including by redemption, repurchase, repayment, retirement, discharge, defeasance or extinguishment) any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility or line of credit unless such Indebtedness has been permanently repaid and not replaced and, for the avoidance of doubt, in the event an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on a ratio Basket based on the Fixed Charge Coverage Ratio, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and/or the Total Net Leverage Ratio, such ratio(s) shall be calculated without regard to the incurrence of any Indebtedness under any revolving facility), (b) the Issuer or any Restricted Subsidiary issues, repurchases or redeems Disqualified Stock, (c) any Restricted Subsidiary issues, repurchases or redeems Preferred Stock or (d) the Issuer or any Restricted Subsidiary establishes or eliminates any Designated Revolving Commitments, in each case included in the calculations of any financial ratio or test (and, in each case of the foregoing clauses (a) and (d), any Lien incurred in connection therewith), (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence, issuance, repayment or redemption of Indebtedness, issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, or establishment or elimination of any Designated Revolving Commitments, in each case to the extent required, as if the same had occurred on the last day of the applicable Test Period (except in the case of the Fixed Charge Coverage Ratio (or similar ratio), in which case such incurrence, issuance, repayment or redemption of Indebtedness, issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, or establishment or elimination of any

Designated Revolving Commitments, in each case will be given effect, as if the same had occurred on the first day of the applicable Test Period) and, in the case of Indebtedness for all purposes as if such Indebtedness in the full amount of any undrawn Designated Revolving Commitments had been incurred thereunder throughout such period.

(d)    If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Fixed Charge Coverage Ratio is made had been the applicable rate for the entire period (taking into account any interest hedging arrangements applicable to such Indebtedness).  Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.  Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Issuer or applicable Restricted Subsidiary may designate.

(e)    Notwithstanding anything to the contrary in this section or in any classification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the disposition thereof has been entered into, at the election of the Issuer, no pro forma effect shall be given to any discontinued operations (and the Consolidated EBITDA attributable to any such Person, business, assets or operations shall not be excluded for any purposes under this Indenture) until such disposition shall have been consummated.  Any determination of Total Assets shall be made by reference to the last day of the Test Period most recently ended for which internal financial statements of the Issuer are available (as determined in good faith by the Issuer) on or prior to the relevant date of determination.

(f)     Notwithstanding anything in this Indenture or any other Notes Document to the contrary, in the event any Lien, Indebtedness, Disqualified Stock, Preferred Stock, Asset Sale, Investment, Restricted Payment, or other transaction, action, judgment or amount incurred under any provision in this Indenture or any other Notes Document (or any of the foregoing in concurrent transactions, a single transaction or a series of related transactions) meets the criteria of one or more than one of the categories of Baskets under this Indenture (including within any defined terms), including any Fixed Basket or Non-Fixed Basket, as applicable, the Issuer shall be permitted, in its sole discretion, to divide and classify and to later, at any time and from time to time, re-divide and re-classify (including to re-classify utilization of any Fixed Basket as being incurred under any Non-Fixed Basket or other Fixed Basket or utilization of any Non-Fixed Basket as being incurred under any Fixed Basket or other Non-Fixed Basket) on one or more occasions (based on circumstances existing on the date of any such re-division and re-classification) any such Lien, Indebtedness, Disqualified Stock, Preferred Stock, Asset Sale, Investment, Restricted Payment, or other transaction, action, judgment or amount, in whole or in part, among one or more than one applicable Baskets under this Indenture (in the case of re-classification or re-division, so long as the amount so re-classified or re-divided is re-classified or re-divided only within the same negative covenant and permitted at the time of such re-classification or re-division to be incurred pursuant to the applicable Basket into which such amount is re-classified or re-divided at such time).  For the avoidance of doubt, the amount of any Lien, Indebtedness, Disqualified Stock, Preferred Stock, Asset Sale, Investment, Restricted

Payment or other transaction, action, judgment or amount that shall be allocated to each such Basket shall be determined by the Issuer at the time of such division, classification, re-division or re-classification, as applicable.  If any Lien, Indebtedness, Disqualified Stock, Preferred Stock, Asset Sale, Investment, Restricted Payment, or other transaction, action, judgment or amount incurred under any provision in this Indenture or any other Notes Document (or any portion of the foregoing) previously divided and classified (or re-divided and re-classified) as set forth above under any Fixed Basket, could subsequently be re-divided and re-classified under a Non-Fixed Basket, such re-division and re-classification shall be deemed to occur automatically, in each case, unless otherwise elected by the Issuer.  Notwithstanding the foregoing, (x) any Indebtedness represented by the Term Loan Facility that is incurred and outstanding on the Issue Date and (y) any Indebtedness incurred under this Indenture in respect of the Notes issued on the Issue Date will, at all times to the extent outstanding, be classified as being incurred under clause (i) and clause (ii), respectively, of Section 4.09(b) hereof and may not be re-classified pursuant to this Section 1.05(f).  For all purposes under this Indenture, (x) “Fixed Basket” shall mean any Basket that is subject to a fixed-dollar limit (including Baskets based on a percentage of Consolidated EBITDA or Total Assets) and (y) “Non-Fixed Basket” shall mean any Basket that is subject to compliance with a financial ratio or test (including the Fixed Charge Coverage Ratio, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio or the Total Net Leverage Ratio) (any such ratio or test, a “Financial Incurrence Test”).

(g)    Notwithstanding anything in this Indenture or any other Notes Document to the contrary, if the Issuer or any Restricted Subsidiary (i) incurs Indebtedness, creates Liens, makes dispositions, makes Investments, makes Restricted Payments, designates any Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary or repays any Indebtedness under a Non-Fixed Basket and (ii) incurs Indebtedness, creates Liens, makes dispositions, makes Investments, makes Restricted Payments, designates any Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary or repays any Indebtedness under a Fixed Basket (which shall occur within five Business Days of the events in the preceding clause (i) above), then the applicable ratio will be calculated with respect to any such action under the applicable Non-Fixed Basket without regard to any such action under such Fixed Basket.

(h)    If any Lien, Indebtedness, Disqualified Stock, Preferred Stock, Asset Sale, Investment, Restricted Payment, or other transaction, action, judgment or amount (any of the foregoing in concurrent transactions, a single transaction or a series of related transactions) is incurred, issued, taken or consummated in reliance on categories of Baskets measured by reference to a percentage of Consolidated EBITDA, and any Lien, Indebtedness, Disqualified Stock, Preferred Stock, Asset Sale, Investment, Restricted Payment, or other transaction, action, judgment or amount (including in connection with refinancing thereof) would subsequently exceed the applicable percentage of Consolidated EBITDA if calculated based on the Consolidated EBITDA on a later date (including the date of any refinancing or re-classification), such percentage of Consolidated EBITDA will be deemed not to be exceeded (so long as, in the case of refinancing any Indebtedness, Disqualified Stock or Preferred Stock (and any related Lien), the principal amount or the liquidation preference of such newly incurred or issued Indebtedness, Disqualified Stock or Preferred Stock does not exceed the maximum principal amount, liquidation preference or amount of Refinancing Indebtedness in respect of the Indebtedness, Disqualified Stock or Preferred Stock being refinanced, extended, replaced, refunded, renewed or defeased).

(i)     Notwithstanding anything in this Indenture or any other Notes Document to the contrary, when (a) calculating any applicable Financial Incurrence Test, or availability under any Basket, in connection with the incurrence of any Limited Condition Transaction, any Indebtedness or any other transaction in connection with a Limited Condition Transaction and any actions or transactions related thereto (including for all purposes under this Section 1.05(i), the making of acquisitions and investments, Asset Sales or other dispositions, the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, the incurrence of Liens, repayments of Indebtedness, the making of Restricted Payments and/or the designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary), (b) determining (i) compliance with any provision of this Indenture which requires that no Default or Event of Default (or any type of Default or Event of Default) has occurred, is continuing or would result therefrom, (ii) compliance with any provision of this Indenture which requires compliance with any representations and warranties set forth or referenced herein or (iii) the satisfaction of any other conditions, in each case under this clause (b), in connection with the incurrence of any Limited Condition Transaction, any Indebtedness or any other transaction in connection with a Limited Condition Transaction related thereto, in each case under the foregoing clauses (a) and (b), the date of determination of such Financial Incurrence Test, availability under any Basket or other provisions, determination of whether any Default or Event of Default (or any type of Default or Event of Default) has occurred, is continuing or would result therefrom, determination of compliance with any representations or warranties or the satisfaction of any other conditions shall, at the option of the Issuer (in its sole discretion) (the Issuer’s election to exercise such option, an “LCT Election,” which LCT Election may be in respect of one or more of clauses (a), (b)(i), (b)(ii) and (b)(iii) above), be deemed to be (I) any of the date the definitive agreements (or other relevant definitive documentation (including, at the Issuer’s option, any amendment entered into in connection therewith)) for such Limited Condition Transaction, Indebtedness or other transaction in connection with such Limited Condition Transaction or action or transaction related thereto, as applicable, are entered into (or, (A) in the case of any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, the date on which notice with respect to such Limited Condition Transactions is sent, (B) in the case of any Restricted Payment, the date of declaration thereof) and (C) in the case of any other action or transaction, any similar event) or (II) the time of funding of any of the applicable Indebtedness or consummation of such Limited Condition Transaction or other transaction in connection therewith or action or transaction related thereto (provided that, notwithstanding the LCT Election made under the foregoing clauses (I) and (II), the Issuer may elect (in its sole discretion) to re-determine one or more of clauses (a), (b)(i), (b)(ii) and (b)(iii) above at the time of funding of any of the applicable Indebtedness or consummation of such Limited Condition Transaction or other transaction in connection therewith or action or transaction related thereto, so long as any applicable determination of whether any Event of Default under clause (a) or, solely with respect to the Issuer, (f) or (g) under Section 6.01 hereof is continuing shall also be made at such time) (such date in clause (I) or (II), the “LCT Test Date”) and, subject to the other provisions of this Section 1.05(i), if, after giving pro forma effect to the Limited Condition Transaction, any Indebtedness or other transaction in connection therewith and any actions or transactions related thereto and any related pro forma adjustments, the Issuer or any of its Restricted Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such Basket (and any related requirements and conditions), such Basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes; provided, that (x) if financial statements for one or more subsequent fiscal quarters shall have become available, the Issuer may elect, in its sole discretion, to re-determine availability under Baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date for purposes of such Basket (provided that, if the Issuer elects to re-determine availability under an applicable Basket under this clause (x), to the extent otherwise required under the applicable Basket, the determination of whether any Event of Default under clause (a) or, solely with respect to the Issuer, (f) under Section 6.01 hereof shall be continuing shall also be made at such time), and (y) except as contemplated in the foregoing clause (x), compliance with such Baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction (as such date may be updated to reflect any amendment to the definitive transaction documents as set forth above), any Indebtedness or other transaction incurred in connection therewith and any actions or transactions related thereto.

(j)     For the avoidance of doubt, if the Issuer has made an LCT Election, (a) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such Financial Incurrence Test or Basket, including due to fluctuations in EBITDA or total assets of the Issuer or the Person subject to such Limited Condition Transaction, such baskets, tests or ratios will be deemed not to have been exceeded or failed to have been complied with as a result of such fluctuations, (b) other than as expressly set forth in Section 1.05(i), if any related requirements and conditions (including as to the absence of any (or any type of) continuing Default or Event of Default and satisfaction of any representations and warranties) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of any Default or Event of Default or failure to satisfy any representations and warranties), such requirements and conditions will be deemed not to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing and such representations and warranties shall be deemed to have been satisfied) and (c) in calculating the availability under any Financial Incurrence Test or Basket in connection with any action or transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice or declaration for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction, any such Financial Incurrence Test or Basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction and any actions or transactions related thereto.

(k)    For all purposes under this Indenture, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new

Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

(l)     [Reserved].

(m)     All accounting terms not specifically or completely defined in this Indenture shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Indenture shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.  Notwithstanding any other provision contained in this Indenture, (x) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in this Indenture shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Issuer or any of its Subsidiaries at “fair value,” as defined therein and (y) unless the Issuer has notified the Trustee in writing that this clause (y) shall not apply with respect to an applicable Test Period on or prior to the delivery of financial statements for such Test Period pursuant to Section 4.03, the determination of whether a lease is a capital lease or a Non-Finance Lease, shall, in each case, be determined without giving effect to ASC 842 (Leases), except that financial statements delivered pursuant to Section 4.03 may be prepared in accordance with GAAP (including giving effect to ASC 842 (Leases)) as in effect at the time of such delivery.

(n)    To the extent an Asset Sale consists of of assets or property that consists of both Collateral and assets that do not consist of Collateral, the Issuer may allocate any Net Proceeds received in connection with such Asset Sale in accordance with the portion thereof that consisted of Collateral and the portion thereof that did not consist of Collateral (as reasonably determined by the Issuer in good faith) in a manner not prohibited by this Indenture.

Article II
THE NOTES

Section 2.01.    Form and Dating; Terms.

(a)    General.  The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto.  The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage.  Each Note shall be dated the date of its authentication.  The Notes shall be issued initially in minimum denominations of $2,000 and any integral multiple of $1,000 in excess of $2,000.

(b)    Global Notes.  Notes issued in global form shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions.  Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c)    Temporary Global Notes.  Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Temporary Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Custodian and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.

Following (i) the termination of the applicable Restricted Period and (ii) the receipt by the Trustee of (A) a certification or other evidence in a form reasonably acceptable to the Issuer of non-United States beneficial ownership of 100% of the aggregate principal amount of each Regulation S Temporary Global Note (except to the extent of any beneficial owners thereof who acquired an interest therein during the Restricted Period pursuant to another exemption from registration under the Securities Act and who shall take delivery of a beneficial ownership interest in a 144A Global Note or an IAI Global Note bearing a Private Placement Legend, all as contemplated by Section 2.06(b) hereof) and (B) an Officer’s Certificate and Opinion of Counsel from the Issuer, the Regulation S Temporary Global Note Legend shall be removed from the Regulation S Temporary Global Note, following which temporary beneficial interests in the Regulation S Temporary Global Note shall automatically become beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures.

The aggregate principal amount of a Regulation S Temporary Global Note and a Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(d)    Terms.  The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuer and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.  However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Issuer pursuant to an Asset Sale Offer as provided in Section 4.10 hereof or a Change of Control Offer as provided in Section 4.14 hereof.  The Notes shall not be redeemable, other than as provided in Article III hereof.

Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Issuer without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status or otherwise as the Initial Notes, subject to the next paragraph; provided that (i) the Issuer shall comply with Sections 4.09 and 4.12 hereof and (ii) a separate CUSIP or ISIN will be used for Additional Notes, unless the Notes and Additional Notes are treated as fungible for U.S. federal income tax purposes.  Any Additional Notes shall be issued with the benefit of an indenture supplemental to this Indenture.

The Issuer may designate the maturity date, interest rate and optional redemption provisions applicable to each series of Additional Notes, which may differ from the maturity date, interest rate and optional redemption provisions applicable to the Initial Notes, subject to the applicable provisions of the first paragraph of Section 9.02.  Additional Notes that differ with respect to maturity date, interest rate or optional redemption provisions from the Notes issued on the Issue Date will constitute a different series of Notes from such Initial Notes.  Additional Notes that have the same maturity date, interest rate and optional redemption provisions as the Initial Notes will be treated as the same series as such Initial Notes unless otherwise designated by the Issuer.  The Issuer similarly may vary the application of related other provisions (including the issue price and any applicable original issue discount legend) to any series of Additional Notes.

(e)    Euroclear and Clearstream Applicable Procedures.  The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Notes that are held by Participants through Euroclear or Clearstream and this Indenture shall not govern such transfers.

Section 2.02.    Execution and Authentication.  At least one Officer shall execute the Notes on behalf of the Issuer by manual, facsimile or electronic (in “.pdf” format) signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall nevertheless be valid.

A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A attached hereto, by the manual or electronic signature of the Trustee.  The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

On the Issue Date, the Trustee shall, upon receipt of an Issuer’s Order (an “Authentication Order”), authenticate and deliver the Initial Notes in the aggregate principal amount or amounts specified in such Authentication Order.  In addition, at any time, from time to time, the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver any Additional Notes for an aggregate principal amount specified in such Authentication Order for such Additional Notes issued or increased under this Indenture.

The Trustee may appoint an authenticating agent (the “Authenticating Agent”) acceptable to the Issuer to authenticate Notes.  An Authenticating Agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.  An Authenticating Agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.

Section 2.03.    Registrar, Transfer Agent and Paying Agent.  The Issuer will maintain (i) an office or agency where Notes may be presented for registration (“Registrar”), (ii) an office or agency where Notes may be presented for transfer or for exchange (“Transfer Agent”) and (iii) an office or agency where Notes may be presented for payment (“Paying Agent”).  The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange.  The registered Holder will be treated as the owner of the Note for all purposes.  Only registered Holders will have rights under this Indenture and the Notes.  The Issuer may appoint one or more co-registrars, one or more co-transfer agents and one or more additional paying agents.  The term “Registrar” includes any co-registrar, the term “Transfer Agent” includes any co-transfer agent and the term “Paying Agent” includes any additional paying agents.  The Issuer may change any Paying Agent, Transfer Agent or Registrar without prior notice to any Holder.  The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture.  If the Issuer fails to appoint or maintain another entity as Registrar, Transfer Agent or Paying Agent, the Trustee or its agent shall act as such.  The Issuer or any of its Subsidiaries may act as Paying Agent, Transfer Agent or Registrar.

The Issuer initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Issuer initially appoints the Trustee or its agent to act as the Paying Agent, Transfer Agent and Registrar for the Notes and to act as Custodian with respect to the Global Notes.

If any Notes are listed on an exchange, for so long as the Notes are so listed and the rules of such exchange so require, the Issuer will satisfy any requirement of such exchange as to paying agents, registrars and transfer agents and will comply with any notice requirements required under such exchange in connection with any change of any paying agent, registrar or transfer agent.

Section 2.04.    Paying Agent to Hold Money in Trust.  The Issuer shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Issuer in making any such payment.  While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee for its own benefit and for the benefit of the Holders.  The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee for its own benefit and for the benefit of the Holders.  Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary or the Trustee) shall have no further liability for the money.  If the Issuer or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent.  Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05.    Holder Lists.  The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders.  Following the exchange of beneficial interests in Global Notes for Definitive Notes, the Issuer shall furnish, or cause the Registrar to furnish (if the Trustee is not the Registrar), to the Trustee, in writing and at least two Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.

Section 2.06.    Transfer and Exchange.

(a)    Transfer and Exchange of Global Notes.  Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor thereto or a nominee of such successor thereto.  A beneficial interest in a Global Note may not be exchanged for a Definitive Note of the same series unless (A) the Depositary (x) notifies the Issuer that it is unwilling or unable to continue as Depositary for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act, and, in either case, a successor Depositary is not appointed by the Issuer within 90 days, (B) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes and any Participant requests a Definitive Note in accordance with the Applicable Procedures (although Regulation S Temporary Global Notes at the Issuer’s election pursuant to this clause may not be exchanged for Definitive Notes prior to (1) the expiration of the applicable Restricted Period and (2) the receipt of any certificate required pursuant to Rule 903(b)(3)(ii)(B)) or (C) upon the request of a Holder if there shall have occurred and be continuing an Event of Default with respect to the Notes.  Upon the occurrence of any of the events in clauses (A), (B) or (C) above, Definitive Notes delivered in exchange for any Global Note of the same series or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures).  Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof.  Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note of the same series or any portion thereof, pursuant to this Section 2.06 or Sections 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the events in clause (A), (B) or (C) above and pursuant to Section 2.06(c) hereof.  A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.

(b)    Transfer and Exchange of Beneficial Interests in the Global Notes.  The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary in accordance with the provisions of this Indenture and the Applicable Procedures.  Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act.  Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i)    Transfer of Beneficial Interests in the Same Global Note.  Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person other than pursuant to Rule 144A or another available exemption from the registration requirements of the Securities Act.  Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note.  No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii)    All Other Transfers and Exchanges of Beneficial Interests in Global Notes.  In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) hereof, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note of the same series in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period therefor and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B).  Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

(iii)    Transfer of Beneficial Interests to Another Restricted Global Note.  A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) hereof and the Registrar receives the following:

(A)    if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B)    if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or

(C)    if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (3) thereof, and the transferee must furnish to the Registrar a signed letter substantially in the form of Exhibit E.

(iv)    Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note.  A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) hereof and:

(A)    [Reserved];

(B)    [Reserved];

(C)    [Reserved]; or

(D)    the Registrar receives the following:

(1)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note of the same series, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(2)    if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note of the same series, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (5) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar or the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (D) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (D) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c)    Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i)    Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes.  If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events in clauses (A), (B) and (C) of Section 2.06(a) hereof and receipt by the Registrar of the following documentation:

(A)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B)    if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C)    if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D)    if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (3) thereof, and the transferee must furnish to the Registrar a signed letter substantially in the form of Exhibit E;

(E)    if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (4)(a) thereof;

(F)    if such beneficial interest is being transferred to the Issuer or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (4)(b) thereof; or

(G)    if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (4)(c) thereof,

the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuer shall execute and the Trustee shall, upon receipt of an Authentication Order, authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount.  Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant.  The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered.  Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) (except transfers pursuant to clause (G) above) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii)    Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes.  Notwithstanding Sections 2.06(c)(i)(A) and (C) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) of the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(iii)    Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes.  A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events in clause (A) of Section 2.06(a) hereof and if:

(A)    [Reserved];

(B)    [Reserved];

(C)    [Reserved]; or

(D)    the Registrar receives the following:

(1)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(2)    if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B hereto, including the certifications in item (5) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar or the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iv)    Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes.  If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events in clauses (A), (B) and (C) of Section 2.06(a) hereof and satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuer shall execute and the Trustee shall, upon receipt of an Authentication Order, authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount.  Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary and the Participant or Indirect Participant.  The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered.  Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend.

(d)    Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i)    Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes.  If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A)    if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B)    if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C)    if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an off-shore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D)    if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (3) thereof, and the transferee must furnish to the Registrar a signed letter substantially in the form of Exhibit E;

(E)    if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (4)(a) thereof;

(F)    if such Restricted Definitive Note is being transferred to the Issuer or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (4)(b) thereof; or

(G)    if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (4)(c) thereof, the Trustee shall cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the applicable Restricted Global Note, in the case of clause (B) above, the applicable 144A Global Note, in the case of clause (C) above, the applicable Regulation S Global Note and, in the case of clause (D) above, the applicable IAI Global Note.

(ii)    Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes.  A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(A)    [Reserved];

(B)    [Reserved];

(C)    [Reserved]; or

(D)    the Registrar receives the following:

(1)    if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(2)    if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (5) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar or the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(ii), the Trustee shall cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii)    Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes.  A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time.  Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to sub-paragraph (ii)(B), (ii)(D) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e)    Transfer and Exchange of Definitive Notes for Definitive Notes.  Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes.  Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer or exchange in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing.  In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):

(i)    Restricted Definitive Notes to Restricted Definitive Notes.  Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A)    if the transfer will be made to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B)    if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(C)    if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (3) thereof, and the transferee must furnish to the Registrar a signed letter substantially in the form of Exhibit E; or

(D)    if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications required by item (4) thereof, if applicable.

(ii)    Restricted Definitive Notes to Unrestricted Definitive Notes.  Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

(A)    [Reserved];

(B)    [Reserved];

(C)    [Reserved];

(D)    the Registrar receives the following:

(1)    if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(2)    if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (5) thereof; and, in each such case set forth in this subparagraph (D), if the Registrar or the Issuer so requests, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii)    Unrestricted Definitive Notes to Unrestricted Definitive Notes.  A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note.  Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f)     [Reserved].

(g)    Legends.  The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

(i)    Private Placement Legend.

(A)    Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.  NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.  THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY),] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF,  THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF

ANY ADDITIONAL NOTES AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF SECURITIES OF $250,000 OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM.  THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]

BY ITS ACQUISITION OF THIS SECURITY OR ANY INTEREST HEREIN, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY OR ANY INTEREST HEREIN CONSTITUTES THE ASSETS OF (i) AN EMPLOYEE BENEFIT PLAN

THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), (ii) A PLAN, INDIVIDUAL RETIREMENT ACCOUNT (“IRA”) OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR (iii) AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH EMPLOYEE BENEFIT PLAN, ACCOUNT OR ARRANGEMENT (EACH OF THE FOREGOING DESCRIBED IN CLAUSES (i), (ii) AND (iii) BEING REFERRED TO AS A “PLAN”), OR (2) THE ACQUISITION AND HOLDING OF THIS SECURITY WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

(B)    Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii) or (e)(iii) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii)    Global Note Legend.  Each Global Note shall bear a legend in substantially the following form (with appropriate changes in the last sentence if DTC is not the Depositary):

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(h) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.  UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE

DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

(iii)    Regulation S Temporary Global Note Legend.  The Regulation S Temporary Global Note shall bear a legend in substantially the following form:

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS.  TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.  BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

(h)    Cancellation and/or Adjustment of Global Notes.  At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11 hereof.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i)     General Provisions Relating to Transfers and Exchanges.

(i)    To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall, upon receipt of an Authentication Order, authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(ii)    No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer shall require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.07, 2.10, 3.06, 3.09, 4.10, 4.14 and 9.05 hereof).

(iii)    The Issuer shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the delivery of a notice of redemption of the Notes to be redeemed under Section 3.03 hereof and ending at the close of business on the day of such delivery, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, (C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date or (D) to register the transfer of or to exchange any Notes tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer.

(iv)    Neither the Registrar, the Trustee nor the Issuer shall be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(v)    All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(vi)    Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer shall deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(vii)    Upon surrender for registration of transfer of any Definitive Note at the office or agency of the Issuer designated pursuant to Section 4.02 hereof, the Issuer shall execute, and the Trustee shall, upon receipt of an Authentication Order, authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Definitive Notes of any authorized denomination or denominations of a like aggregate principal amount.

(viii)    At the option of the Holder, subject to Section 2.06(a) hereof, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency.  Whenever any Definitive Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall, upon receipt of an Authentication Order, authenticate and mail, the replacement Definitive Notes to which the Holder making the exchange is entitled in accordance with the provisions of Section 2.02 hereof.

(ix)    All certifications, certificates and Opinions of Counsel required to be submitted to the Issuer pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile or electronically (in .pdf format).

(x)    The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary Participants or beneficial owners of interests in any Global Notes) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(xi)    Neither the Trustee nor any Agent shall have any responsibility or liability for any actions taken or not taken by the Depositary.

Section 2.07.    Replacement Notes.  If either (x) any mutilated Note is surrendered to the Trustee, the Registrar or the Issuer or (y) if the Issuer and the Trustee receive evidence to their satisfaction of the ownership and destruction, loss or theft of any Note, then the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note.  An indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced.  The Issuer and the Trustee may charge the Holder for their expenses in replacing a Note.

Every replacement Note is a contractual obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08.    Outstanding Notes.  The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof and those described in this Section 2.08 as not outstanding.  Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuer or a Guarantor or an Affiliate of the Issuer or a Guarantor holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser (as defined in Section 8-303 of the Uniform Commercial Code).

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Issuer or a Guarantor or an Affiliate of the Issuer or a Guarantor) holds, on a Redemption Date or maturity date, money sufficient to pay Notes (or portions thereof) payable on that date, then on and after that date such Notes (or portions thereof) shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09.    Treasury Notes.  In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or a Guarantor or by any Affiliate of the Issuer or a Guarantor, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee has been notified in writing are so owned shall be so disregarded.  Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to such pledged Notes and that the pledgee is not the Issuer or a Guarantor or any Affiliate of the Issuer or a Guarantor.

Section 2.10.    Temporary Notes.  Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes.  Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee.  Without unreasonable delay, the Issuer shall prepare and the Trustee shall, upon receipt of an Authentication Order, authenticate Definitive Notes in exchange for temporary Notes.

Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

Section 2.11.    Cancellation.  The Issuer at any time may deliver Notes to the Trustee for cancellation.  The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment.  The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of such cancelled Notes in accordance with its customary procedures (subject to the record retention requirement of the Exchange Act).  Certification of the cancellation of all surrendered Notes shall be delivered to the Issuer at the Issuer’s written request.  The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12.    Defaulted Interest.  If the Issuer defaults in a payment of interest on the Notes, they shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, in each case at the rate provided in the Notes and in Section 4.01 hereof.  The Issuer may pay the defaulted interest to the Persons who are Holders on a subsequent special record date.  The Issuer shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12.  The Issuer shall fix or cause to be fixed any such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest.  The Issuer shall promptly notify the Trustee of any such special record date.  At least 15 days before any such special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) shall mail or cause to be mailed, first-class postage prepaid, or otherwise deliver in accordance with the Applicable Procedures, to each Holder, with a copy to the Trustee, a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid. The Trustee will have no duty whatsoever to determine whether any defaulted interest is payable or the amount thereof.

Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.13.    CUSIP/ISIN Numbers.  The Issuer in issuing the Notes may use CUSIP and ISIN numbers (in each case, if then generally in use) and, if so, the Trustee shall use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers.  The Issuer will as promptly as practicable notify the Trustee in writing of any change in the CUSIP and ISIN numbers.

Article III
REDEMPTION

Section 3.01.    Notices to Trustee.  If the Issuer elects to redeem the Notes pursuant to Section 3.07 hereof, they shall furnish to the Trustee, at least five Business Days (unless the Trustee agrees to a shorter period) before notice of redemption is required to be delivered to Holders pursuant to Section 3.03 hereof, an Officer’s Certificate setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the date of redemption (the “Redemption Date”), (iii) the principal amount of the Notes to be redeemed and (iv) the redemption price.

Section 3.02.    Selection of Notes to Be Redeemed.  If less than all of the Notes are to be redeemed at any time, such Notes to be redeemed shall be selected in accordance with the Applicable Procedures.  In the event of partial redemption of Definitive Notes by lot, the particular Definitive Notes to be redeemed, if any, shall be selected, unless otherwise provided herein, not less than 10 nor more than 60 days prior to the Redemption Date by the Trustee from the outstanding Definitive Notes not previously called for redemption.

The Trustee shall promptly notify the Issuer in writing of the Definitive Notes selected for redemption and, in the case of any Definitive Note selected for partial redemption, the principal amount thereof to be redeemed.  No Notes of $2,000 or less can be redeemed in part, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder shall be redeemed.  Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03.    Notice of Redemption.  Subject to Section 3.09 hereof, the Issuer shall deliver electronically, mail or cause to be mailed by first-class mail, postage prepaid, notices of redemption at least 10 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at such Holder’s registered address or otherwise in accordance with Applicable Procedures, except that redemption notices may be delivered or mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with Article VIII or Article XI hereof, or in connection with a redemption which is subject to any condition that has not been satisfied (or waived by the Issuer in its sole discretion).

The notice shall identify the Notes to be redeemed and shall state:

(a)    the Redemption Date;

(b)    the redemption price;

(c)    if any Definitive Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed and that, after the Redemption Date upon surrender of such Note, a new

Note or Notes in principal amount equal to the unredeemed portion of the original Note representing the same indebtedness to the extent not redeemed will be issued in the name of the Holder upon cancellation of the original Note;

(d)    the name and address of the Paying Agent;

(e)    that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f)     that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(g)    the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(h)    the CUSIP and ISIN number, if any, printed on the Notes being redeemed and that no representation is made as to the correctness or accuracy of any such CUSIP and ISIN number that is listed in such notice or printed on the Notes; and

(i)     any condition to such redemption.

At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at its expense; provided that the Issuer shall have delivered to the Trustee, at least two Business Days before notice of redemption is required to be delivered, mailed or caused to be mailed to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

If a Redemption Date is on or after a Record Date and on or before the corresponding Interest Payment Date, the accrued and unpaid interest up to, but excluding, the Redemption Date will be paid on the Redemption Date to the Holder in whose name the Note is registered at the close of business on such record date in accordance with the applicable procedures of DTC.

Notice of any redemption, whether in connection with an Equity Offering, Change of Control, Asset Sale or other transaction or event, may, at the Issuer’s discretion, be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering, Change of Control, Asset Sale or other transaction or event.  The Issuer may redeem Notes pursuant to one or more of the relevant provisions of this Indenture, and a single notice of redemption may be delivered with respect to redemptions made pursuant to different provisions.  In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice of redemption shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the Redemption Date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied (or waived by the Issuer in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuer in its sole discretion) by the Redemption Date as stated in such notice, or by the Redemption Date as so delayed or that such notice may be rescinded at any time in the Issuer’s discretion if the Issuer determines that any or all of such conditions will not be satisfied.  The Issuer will provide the Trustee with written notice prior to 10:00 a.m. (New York City time) on the Redemption Date of the satisfaction or waiver of such conditions precedent, the delay of such redemption or the rescission of such notice of redemption in the same manner that the related notice of redemption was given to the Trustee, and the Trustee will send a copy of such notice to the Trustee to the Holders in the same manner that the related notice of redemption was given to such Holders. The Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

Section 3.04.    Effect of Notice of Redemption.  Once notice of redemption is delivered in accordance with Section 3.03 hereof, subject to satisfaction of any conditions precedent relating thereto specified in the applicable notice of redemption, Notes called for redemption shall become irrevocably due and payable on the Redemption Date at the redemption price.  The notice, if delivered, mailed or caused to be mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice.  In any case, failure to deliver such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note.  Subject to Section 3.05 hereof, on and after the Redemption Date, interest shall cease to accrue on Notes or portions of Notes called for redemption.

Section 3.05.    Deposit of Redemption Price.

(a)    Prior to 10:00 a.m. (New York City time) on the Redemption Date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued and unpaid interest on all Notes to be redeemed on that Redemption Date.  The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed.

(b)    If the Issuer complies with the provisions of the preceding paragraph (a), on and after the Redemption Date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption.  If a Note is redeemed on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the Redemption Date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date.  If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Redemption Date until such principal is paid, and to the extent lawful on any interest accrued to the Redemption Date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06.    Notes Redeemed in Part.  Upon surrender of a Definitive Note that is redeemed in part, the Issuer shall issue and the Trustee shall, upon receipt of an Authentication Order, authenticate for the Holder at the expense of the Issuer a new Definitive Note equal in principal amount to the unredeemed portion of the Definitive Note surrendered representing the same indebtedness to the extent not redeemed; provided, that each new Definitive Note will be in denominations of $2,000 and any integral multiple of $1,000 in excess of $2,000.  It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Definitive Note.

Section 3.07.    Optional Redemption.

(a)    At any time prior to August 1, 2028, the Issuer may, at its option, on one or more occasions redeem all or a part of the Notes, upon notice as described in Section 3.03 hereof at a redemption price equal to the sum of (i) 100.0% of the principal amount of the Notes redeemed, plus (ii) the Applicable Premium as of the Redemption Date plus (iii) accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(b)    At any time prior to August 1, 2028, the Issuer may, at its option and on one or more occasions, redeem up to 40.0% of the aggregate principal amount of Notes and Additional Notes issued under this Indenture at a redemption price equal to the sum of (i) 100.0% of the aggregate principal amount thereof, plus (ii) a premium equal to the stated interest rate per annum on the Notes, plus (iii) accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, in an amount equal to or less than the net cash proceeds received by it from one or more Equity Offerings or a contribution to the Issuer’s common equity capital made with the net cash proceeds of an Equity Offering; provided, that (a) at least 50.0% of the aggregate principal amount of Notes originally issued under this Indenture on the Issue Date and any Additional Notes issued under this Indenture after the Issue Date (excluding Notes held by the Issuer and any Affiliates of the Issuer) remain outstanding immediately after the occurrence of each such redemption; and (b) each such redemption occurs within 180 days of the date the Issuer received the proceeds of the applicable Equity Offering or contribution.

(c)    The Issuer will be entitled, at its option, to redeem up to 10.0% of the original aggregate principal amount of the Notes issued under this Indenture at any time and from time to time during any twelve-month period ending on or prior to August 1, 2028 at a redemption price equal to 103.0% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date.

(d)    [Reserved].

(e)    In connection with any Change of Control Offer, Asset Sale Offer or tender offer to, in each case, purchase the Notes, if Holders of not less than 90.0% of the aggregate principal amount of the then outstanding Notes validly tender and do not validly withdraw such Notes in such Change of Control Offer, Asset Sale Offer or other tender offer and the Issuer purchases, or any third party making such Change of Control Offer, Asset Sale Offer or other tender offer in lieu of the Issuer purchases, all of the Notes validly tendered and not validly withdrawn by such Holders, the Issuer or such third party will have the right, upon notice given not more than 60 days following such purchase date, to redeem all (but not less than all) Notes that remain outstanding following such purchase at a price equal to the price offered to each other Holder in such Change of Control Offer, Asset Sale Offer or other tender offer, plus, to the extent not included in the Change of Control Offer, Asset Sale Offer or other tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the Redemption Date (subject to the right of the Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Redemption Date).

(f)     Except pursuant to clauses (a) through (e) of this Section 3.07, the Notes will not be redeemable at the Issuer’s option prior to August 1, 2028.

(g)    On and after August 1, 2028, the Issuer may at its option redeem the Notes, in whole or in part, on one or more occasions, upon notice in accordance with Section 3.03 hereof at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, thereon to, but excluding, the applicable Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on August 1 in each of the years indicated below:

Year	Percentage
2028	103.438%
2029	101.719%
2030 and thereafter	100.000%

(h)    Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

(i)     In addition to any redemption pursuant to this Section 3.07, the Issuer or any of its Affiliates may at any time and from time to time acquire Notes by means other than a redemption, whether by tender offer, in the open market, through negotiated transactions, through other privately negotiated transactions or otherwise.

Section 3.08.    Mandatory Redemption.  The Issuer will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09.    Offers to Repurchase by Application of Excess Proceeds.

(a)    In the event that, pursuant to Section 4.10 hereof, the Issuer shall be required to commence an Asset Sale Offer, they shall follow the procedures specified below.

(b)    Any Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”).  No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer shall apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and, if required, (i) with respect to Collateral Excess Proceeds, First Lien Obligations and (ii) with respect to Non-Collateral Excess Proceeds, Pari Passu Indebtedness (in each case, on a pro rata basis, if applicable), or, if less than the Offer Amount has been tendered, all Notes and (i) with respect to Collateral Excess Proceeds, First Lien Obligations and (ii) with respect to Non-Collateral Excess Proceeds, Pari Passu Indebtedness, in each case, tendered in response to the Asset Sale Offer.  Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

(c)    If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, up to but excluding the Purchase Date, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

(d)    Upon the commencement of an Asset Sale Offer, the Issuer shall deliver electronically or send, by first-class mail, postage prepaid, a notice to each of the Holders, with a copy to the Trustee.  The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer.  The Asset Sale Offer shall be made to all Holders and holders of such (i) with respect to Collateral Excess Proceeds, First Lien Obligations and (ii) with respect to Non-Collateral Excess Proceeds, Pari Passu Indebtedness.  The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(i)    that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer shall remain open;

(ii)    the Offer Amount, the purchase price and the Purchase Date;

(iii)    that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv)    that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest on and after the Purchase Date;

(v)    that any Holder electing to have less than all of the aggregate principal amount of its Notes purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in an amount not less than $2,000 and integral multiples of $1,000 in excess thereof;

(vi)    that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer such Note by book-entry transfer, to the Issuer, the Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least two Business Days before the Purchase Date;

(vii)    that Holders shall be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Note purchased;

(viii)    that, if the aggregate principal amount (or accreted value, as applicable) of Notes and (i) with respect to Collateral Excess Proceeds, First Lien Obligations and (ii) with respect to Non-Collateral Excess Proceeds, Pari Passu Indebtedness, in each case, surrendered by the holders thereof exceeds the Offer Amount, the Trustee shall select the Notes to be purchased in accordance with Section 3.02 and the Issuer shall select such (i) with respect to Collateral Excess Proceeds, First Lien Obligations and (ii) with respect to Non-Collateral Excess Proceeds, Pari Passu Indebtedness, in each case, to be purchased; provided that as between the Notes and any (i) with respect to Collateral Excess Proceeds, First Lien Obligations and (ii) with respect to Non-Collateral Excess Proceeds, Pari Passu Indebtedness, in each case, such purchases will be made on a pro rata basis based on the accreted value or principal amount of the Notes or such (i) with respect to

Collateral Excess Proceeds, First Lien Obligations and (ii) with respect to Non-Collateral Excess Proceeds, in each case, tendered with adjustments as necessary so that no Notes or (i) with respect to Collateral Excess Proceeds, First Lien Obligations and (ii) with respect to Non-Collateral Excess Proceeds, Pari Passu Indebtedness, in each case, will be repurchased in part in an unauthorized denomination; and

(ix)    that Holders whose certificated Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased.

(e)    On or before the Purchase Date, the Issuer shall, to the extent lawful, (1) accept for payment, on a pro rata basis as described in clause (d)(viii) of this Section 3.09, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered and (2) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so tendered.

(f)     The Issuer, the Depositary or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes properly tendered by such Holder and accepted by the Issuer for purchase, and the Issuer shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased.  Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof.  The Issuer shall publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.

(g)    Prior to 10:00 a.m. (New York City time) on the Purchase Date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the purchase price of and accrued and unpaid interest on all Notes to be purchased on the Purchase Date.  The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the purchase price of, and accrued and unpaid interest on, all Notes to be redeemed.

Other than as specifically provided in this Section 3.09 or Section 4.10 hereof, any purchase pursuant to this Section 3.09 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06 hereof, and references therein to “redeem,” “redemption,” “Redemption Date” and similar words shall be deemed to refer to “purchase,” “repurchase,” “Purchase Date” and similar words, as applicable.

Article IV
COVENANTS

Section 4.01.    Payment of Notes.  The Issuer will pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and this Indenture.  Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuer or a Guarantor or an Affiliate of the Issuer or a Guarantor, holds as of 10:00 a.m. New York City time on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; the Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02.    Maintenance of Office or Agency.  The Issuer shall maintain the offices or agencies (which may be an office of the Trustee or an agent or affiliate of the Trustee, Registrar or Transfer Agent) required under Section 2.03 hereof where Notes may be surrendered for registration of transfer or for exchange or presented for payment and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be made or served.  The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.  If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain such offices or agencies as required by Section 2.03 hereof for such purposes.  The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03 hereof; provided the Corporate Trust Office of the Trustee shall not be an office or agency of the Issuer for the purpose of effecting service of legal process on the Issuer.

Section 4.03.    Reports and Other Information.

(a)    Whether or not required by the SEC, so long as any Notes are outstanding, if not filed electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis, and Retrieval System (or any successor system) (“EDGAR”), from and after the Issue Date, the Issuer will furnish to the Trustee and the Holders within the time periods specified below:

(i)    within 120 days after the end of each fiscal year of the Issuer ending thereafter, a consolidated balance sheet of the Issuer and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income (or loss) or operations and cash flows for such fiscal year, together with related notes thereto, in comparative form the figures for the previous fiscal year, in reasonable detail and all prepared in accordance with GAAP in all material respects, audited and accompanied by a report and opinion of an independent certified public accounting firm of nationally or regionally recognized standing;

(ii)    within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Issuer, a consolidated balance sheet of the Issuer and its Subsidiaries as at the end of such fiscal quarter, and the related (a) consolidated statement of income for such fiscal quarter and for the portion of the fiscal year then ended and (b) consolidated statement of cash flows for the portion of the fiscal year then ended, and setting forth, commencing with such financial statements delivered for the first fiscal quarter following the first full fiscal year of the Issuer following the Issue Date, in each case of the preceding clauses (a) and (b), in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year;

(iii)    concurrently with the delivery of the financial statements set forth in clauses (i) and (ii) above, a narrative report prepared by management of the Issuer describing the results of operations in a form customarily prepared by management of the Issuer (provided that such narrative report need not comply with disclosure requirements under Regulation S-K);

(iv)    promptly after the occurrence of any of the following events, all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file such reports for any of the following events (provided, however, that no such current report will be required to be furnished if the Issuer determines in its good faith judgment that such event is not material to the holders of the Notes or the business, assets, operations, financial position or prospects of the Issuer and its Restricted Subsidiaries, taken as a whole; provided, further, that the foregoing shall not obligate the Issuer to make available copies of any agreements, financial statements or other items that would be required to be filed as exhibits to a current report on Form 8-K, or to include a summary of the terms of any employment or compensatory arrangement, agreement, plan or understanding between the Issuer (or any of its Subsidiaries) and any director, manager or executive officer of the Issuer (or any of its Subsidiaries)):

(A)    Item 1.03 (Bankruptcy or Receivership);

(B)    Item 2.01 (Completion of Acquisition or Disposition of Assets) (only with respect to acquisitions that are “significant” at the 20% or greater level pursuant to clauses (1) and (2) of the definition of “Significant Subsidiary” under Rule 1-02 of Regulation S-X only); provided that (w) such Item 2.01 shall not trigger the provision of financial information contemplated by Item 9.01 of Form 8-K referred to in Item 2.01 of Form 8-K, (x) such information will not be required to include as an exhibit copies of any financial statements that would be required to be filed as exhibits to a current report on Form 8-K except for historical financial statements to the extent reasonably available, (y) to the extent provided, such historical financial statements will not be required to comply with Regulation S-X and (z) nothing in this clause (B) shall require any financial information as a result of the aggregate impact of individually insignificant businesses;

(C)    Item 2.04 (Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement);

(D)    Item 4.01 (Change in Registrant’s Certifying Accountant);

(E)    Item 4.02(a) and (b) (Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review);

(F)    Item 5.01 (Changes in Control of Registrant);

(G)    Items 5.02 (b) (Departure of Directors or Certain Officers) (with respect to the principal executive officer, president, principal financial officer, principal accounting officer and principal operating officer only) and (c) (Election of Directors; Appointment of Certain Officers) (other than with respect to information required or contemplated by subclause (3) of such Item), but excluding, in each case under this clause (G), any information otherwise required or contemplated by Item 402 of Regulation S-K; and

(H)    Item 5.03(b) (Changes in Fiscal Year);

in each case, in a manner that complies in all material respects with the requirements specified in such form (except as described above or below and subject, in the case of required financial information, to exceptions consistent with the presentation of financial information in the Offering Memorandum, to the extent filed within the times specified above); provided, however, that such reports required pursuant to clauses (i), (ii) and (iii) above (a) shall not be required to comply with Section 302, Section 404 or Section 906 of the Sarbanes-Oxley Act of 2002, as amended, or related Items 307 and 308 of Regulation S-K, or Item 10(e) of Regulation S-K (with respect to any non-GAAP financial measures contained therein), (b) shall not be required to comply with Items 402, 403, 406 and 407 of Regulation S-K, (c) shall not be required to comply with Rule 3-10 or Rule 3-16 of Regulation S-X, except that summary guarantor/non-guarantor information consistent with the disclosure in the Offering Memorandum will be provided, (d) shall not be required to include any segment or business unit level financial information except to the extent included in the Offering Memorandum, (e) shall not be required to include any exhibits that would have been required to be filed pursuant to Item 601 of Regulation S-K, except for agreements evidencing material Indebtedness (excluding any schedules thereto), (f) with respect to any historical financial statements of an acquired business and related pro forma information relating to transactions required to be reported pursuant to Item 2.01 of Form 8-K, such historical financial statements and pro forma information shall only be required to the extent and in the form available to the Issuer (as determined by the Issuer in good faith), (g) shall not be required to include any trade secrets or other confidential information that is competitively sensitive in the good faith and reasonable determination of the Issuer and (h) solely if and to the extent that the applicable deadline required by the SEC for delivery of the Issuer or the applicable Parent Company’s Form 10-Q and/or 10-K (as applicable) for any period are later than the applicable deadlines for delivery set forth in clauses (i) and (ii) (as in effect immediately prior such time) for such period, such deadlines set forth in clauses (i) and (ii) shall automatically be deemed to be replaced with such later deadlines as required by the SEC (without any further action or consent of any party to this Indenture).

The requirement to furnish any of the reports required pursuant to clauses (a)(i), (a)(ii) and (a)(iii) of this Section may be satisfied by the posting of such reports within the time periods specified above on Intralinks or any comparable password protected online data system requiring user identification and a confidentiality acknowledgement (the “Secured System”).  If the Issuer uses the Secured System to satisfy such requirements, it shall make readily and promptly available any password or other login information relating to the Secured System to Holders, prospective investors (each, a “Prospective Investor”), security analysts who have certified to the Issuer that they are reputable security analysts employed by a reputable financial institution who regularly cover or intend to cover the Issuer and the Notes (each, a “Security Analyst”) and market makers who have certified to the Issuer that they are reputable market makers who regularly make or intend to make a market in the Notes (each, a “Market Maker”), and shall make readily and promptly available on an “Investor Relations” page on its external website contact information for being provided access to the Secured System to any Holders, Prospective Investors, Security Analysts or Market Makers and promptly comply with any such requests for access to the Secured System to the extent provided for herein.

The Issuer shall furnish to Holders and Prospective Investors, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, the Issuer will be deemed to have satisfied the requirements of this covenant if any Parent Company files with the SEC the reports, documents and information pursuant to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, in each case within the applicable time periods specified by the applicable rules and regulations of the SEC (including any applicable grace periods); provided, that if and so long as such Parent Company has Independent Assets or Operations, the same is accompanied by consolidated information (which need not be audited or reviewed) that explains in reasonable detail the differences between the information relating to such Parent Company, on the one hand, and the information relating to the Issuer and its Subsidiaries on a stand-alone basis, on the other hand.

(b)    Notwithstanding anything herein to the contrary, failure by the Issuer to comply with any of its obligations under this Section 4.03 for purposes of Section 6.01(c) hereof will not constitute an Event of Default thereunder until 120 days after the receipt of the written notice delivered thereunder.

(c)    To the extent any information is not provided within the time periods specified in this Section 4.03 and such information is subsequently provided, the Issuer will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured.

(d)    With respect to all of the foregoing, the Trustee shall have no duty or obligation to determine whether such information, documents or reports have been so posted on any website or online data system or filed with the SEC via the EDGAR filing system (or any successor system). The posting or delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive notice or knowledge of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates). The Trustee shall have no duty to review or analyze any information, documents or reports delivered to it. Additionally, the Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Issuer’s compliance with the covenants under the Indenture or whether any information, reports or other documents are filed with the SEC or posted on any website, datasite or Secured System under the Indenture, or to participate in any conference calls.

Section 4.04.    Compliance Certificate.

(a)    The Issuer shall deliver to the Trustee, within 150 days after the end of the fiscal year of the Issuer ending December 31, 2025 and within 120 days after the end of each fiscal year of the Issuer ending thereafter, a certificate from the principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Issuer and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Issuer has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Issuer has kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture during such fiscal year and is not in Default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto).

(b)    When any Default has occurred and is continuing under this Indenture, or if the Trustee or the holder of any other evidence of Indebtedness of the Issuer or any Subsidiary gives any notice or takes any other action with respect to a claimed Default, the Issuer shall promptly (which shall be no more than twenty (20) Business Days after becoming aware of such Default) deliver to the Trustee by registered or certified mail, facsimile transmission or electronic delivery an Officer’s Certificate specifying such event and what action the Issuer proposes to take with respect thereto.

Section 4.05.    [Reserved.]

Section 4.06.    Stay, Extension and Usury Laws.  The Issuer and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant (to the extent that they may lawfully do so) that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07.    Limitation on Restricted Payments.

(a)    The Issuer shall not, nor shall the Issuer permit any Restricted Subsidiary to, directly or indirectly:

(i)    declare or pay any dividend or make any payment or distribution on account of the Issuer’s or any Restricted Subsidiary’s Equity Interests (in each case, solely in such Person’s capacity as holder of such Equity Interests), including any dividend or distribution payable in connection with any merger, amalgamation or consolidation, other than:

(A)    dividends, payments or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Issuer, a Parent Company or the Person paying such dividends, payments or distributions or in options, warrants or other rights to purchase such Equity Interests; or

(B)    dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities or such other amount to which it is entitled pursuant to the terms of such Equity Interest;

(ii)    purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer, including in connection with any merger, amalgamation or consolidation, in each case held by Persons other than the Issuer or a Restricted Subsidiary;

(iii)    make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or final maturity, any Junior Indebtedness of the Issuer or a Guarantor, other than:

(A)    Indebtedness permitted under Section 4.09(b) hereof owed to the Issuer or any Restricted Subsidiary by the Issuer or any other Restricted Subsidiary; or

(B)    the payment, redemption, defeasance, purchase, repurchase, acquisition or retirement for value of Junior Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, defeasance, purchase, repurchase, acquisition or retirement; or

(iv)    make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and immediately after giving effect to such Restricted Payment:

(A)    in the case of a Restricted Payment of the Issuer or a Guarantor described in (x) clauses (i), (ii) and (iii) above utilizing clause (C)(1) or (7) below, no Event of Default will have occurred and be continuing or would occur as a consequence thereof or (y) clause (iv) above utilizing clause (C)(1) or (7) below, no Event of Default under clause (a), (b), (f)  or (g) of Section 6.01 will have occurred and be continuing or would occur as a consequence thereof;

(B)    in the case of a Restricted Payment of the Issuer or a Guarantor described in clauses (i), (ii) and (iii) above utilizing clause (C)(1) below, the Issuer is able to incur an additional $1.00 of Indebtedness pursuant to Section 4.09(a), under the covenant described under Section 4.09 hereof immediately after giving pro forma effect to such Restricted Payment; and

(C)    such Restricted Payment, together with the aggregate amount of all other Restricted Payments (including the fair market value of any non-cash amount) made by the Issuer and its Restricted Subsidiaries after the Issue Date (excluding all other Restricted Payments permitted by Section 4.07(b) hereof other than clause (i) thereof), is less than the sum of (without duplication):

(1)    50.0% of the Consolidated Net Income of the Issuer and the Restricted Subsidiaries for the period (taken as one accounting period) from July 1, 2025 to the end of the most recently ended fiscal quarter preceding such Restricted Payment for which financial statements have been or are required to be delivered pursuant to Section 4.03 hereof; (provided that this clause (A) shall in no event be less than $0); plus

(2)    100.0% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by the Issuer and its Restricted Subsidiaries since the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to Section 4.09(b)(xii)(a) hereof) from the issue or sale of:

(a) Equity Interests of the Issuer, including Treasury Capital Stock, but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

(x)   Equity Interests to any future, present or former employees, directors, officers, members of management,

consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Issuer, its Subsidiaries or any Parent Company after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with Section 4.07(b)(iv) hereof; and

(y)   Designated Preferred Stock; and

(b) Equity Interests of Parent Companies, to the extent the proceeds of any such issuance or consideration for any such sale are contributed to the Issuer (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with Section 4.07(b)(iv) hereof);

provided, that this clause (2) shall not include the proceeds from (1) Refunding Capital Stock (as defined below) applied in accordance with Section 4.07(b)(ii) hereof, (2) Equity Interests or convertible debt securities of the Issuer sold to a Restricted Subsidiary, (3) Disqualified Stock or debt securities that have been converted or exchanged into Disqualified Stock, or (4) Excluded Contributions; plus

(3)    100.0% of the aggregate amount of cash, Cash Equivalents and the fair market value of marketable securities or other property contributed to the capital of the Issuer after the Issue Date (including the original principal amount of any Indebtedness (and accrued interest) contributed to the Issuer or its Subsidiaries for cancellation) or that becomes part of the capital of the Issuer through consolidation, amalgamation or merger following the Issue Date, in each case, not involving cash consideration payable by the Issuer on account of such consolidation, amalgamation or merger (other than (W) net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to Section 4.09(b)(xii)(a) hereof, (X) cash, Cash Equivalents and marketable securities or other property that are contributed by a Restricted Subsidiary or (Y) Excluded Contributions; plus

(4)    100.0% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by the Issuer or a Restricted Subsidiary by means of:

(a) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of, or other returns on investments from,

Restricted Investments made by the Issuer or its Restricted Subsidiaries (including cash distributions and cash interest received in respect of Restricted Investments) and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries (other than by the Issuer or its Restricted Subsidiary) and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by the Issuer or its Restricted Subsidiaries, in each case after the Issue Date (excluding any Excluded Contributions made pursuant to clause (2) of the definition thereof);

(b) the sale (other than to the Issuer or a Restricted Subsidiary) of Equity Interests of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than, in each case, to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment, but including such cash or fair market value to the extent exceeding the amount of such Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Issue Date (excluding any Excluded Contributions made pursuant to clause (2) of the definition thereof); or

(c) any returns, profits, distributions, returns of capital and similar amounts received on account of any Permitted Investment subject to a dollar-denominated or ratio based Basket (to the extent in excess of the original amount of the Investment); plus

(5)    in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation, consolidation or transfer of assets, other than to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment, but, to the extent exceeding the amount of such Permitted Investment, including such excess amounts of cash or fair market value; plus

(6)    100% of the aggregate amount of any Excluded Proceeds (except to the extent utilized to repurchase, redeem, defease, acquire, or retire for value any Junior Indebtedness pursuant to Section 4.07(b)(xiii) below); plus

(7)    the greater of (i) $235.0 million and (ii) 35.0% of the Consolidated EBITDA of the Issuer and the Restricted Subsidiaries for

the most recently ended Test Period (calculated on a pro forma basis); plus

(8)    100% of the aggregate original principal amount or liquidation preference, as applicable, of Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary (in each case, including related accrued interest), that has been converted into or exchanged for Equity Interests of the Issuer or any Parent Company; provided that this clause (H) will not include any conversions or exchanges for (1) Refunding Capital Stock (as defined below) applied in accordance with Section 4.07(b)(ii), (2) Equity Interests or convertible debt securities of the Issuer sold to a Restricted Subsidiary, (3) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (4) Excluded Contributions; plus

(9)    (the “Retained Excess Cash Flow Amount” calculated pursuant to the definition thereof in the Credit Agreement or any replacements thereof (provided that this clause (I) shall in no event be less than $0).

(b)    The foregoing provisions of Section 4.07(a) hereof shall not prohibit:

(i)    the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with the provisions of this Section 4.07;

(ii)    (a) the redemption, repurchase, defeasance, discharge, retirement or other acquisition of (I) any Equity Interests of the Issuer or any Restricted Subsidiary, including any accrued and unpaid dividends thereon (“Treasury Capital Stock”), or (II) Junior Indebtedness in each case, made (A) in exchange for, or out of the proceeds of, a sale or issuance (other than to a Restricted Subsidiary) of, Equity Interests of the Issuer or any Parent Company (in the case of proceeds, to the extent any such proceeds therefrom are contributed to the Issuer (in each case, other than Disqualified Stock)) (“Refunding Capital Stock”), and (B) within 120 days of such sale or issuance, (b) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of a sale or issuance (other than to a Restricted Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any Restricted Subsidiary) of Refunding Capital Stock made within 120 days of such sale or issuance, and (c) if, immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon by the Issuer was permitted under clauses (vi)(A) or (B) of this Section 4.07(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any Parent Company) in an aggregate amount per annum no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(iii)    the principal payment on, defeasance, redemption, repurchase, exchange or other acquisition or retirement of (i) Junior Indebtedness of the Issuer or a Guarantor made by exchange for, or out of the proceeds of, the sale, issuance or incurrence of, new Junior Indebtedness of the Issuer or a Guarantor or Disqualified Stock of the Issuer or a Guarantor within 120 days of such sale, issuance or incurrence, (ii) Disqualified Stock of the Issuer or a Guarantor made by exchange for, or out of the proceeds of, the sale, issuance or incurrence of Disqualified Stock or Junior Indebtedness of the Issuer or a Guarantor, made within 120 days of such sale, issuance or incurrence, (iii) Disqualified Stock of a Restricted Subsidiary that is not a Guarantor made by exchange for, or out of the proceeds of, the sale or issuance of, Disqualified Stock of a Restricted Subsidiary that is not a Guarantor, made within 120 days of such sale or issuance, that, in each case, is Refinancing Indebtedness incurred or issued, as applicable, in compliance with Section 4.09, (iv) Junior Indebtedness of the Issuer or a Guarantor made by exchange for, or out of the proceeds of the issuance or incurrence of, any other Indebtedness or Disqualified Stock permitted pursuant to Section 4.09 within 120 days of such sale, issuance or incurrence, and (v) any Junior Indebtedness or Disqualified Stock that constitutes Acquired Indebtedness;

(iv)    a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of, or to allow any direct or indirect parent entity to purchase, retire, redeem or otherwise acquire, Equity Interests (other than Disqualified Stock) (including related stock appreciation rights or similar securities) of the Issuer or any Parent Company held directly or indirectly by any future, present or former employee, director, officer, member of management, consultant or independent contractor (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Issuer, any of its Subsidiaries or any Parent Company upon the death, disability, retirement or termination of employment of any such Person or otherwise pursuant to any management, employee or director equity plan or stock option or profits interest plan or any other management, employee or director benefit plan or other agreement or arrangement (including any separation, stock subscription, shareholder, partnership or similar agreement), or any equity subscription, or equity holder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Issuer or any Parent Company in connection with any such repurchase, retirement or other acquisition); provided, that the aggregate amount of Restricted Payments made under this clause (iv) does not exceed, in any calendar year, the greater of (x) $30.0 million and (y) 4.0% of Consolidated EBITDA of the Issuer and the Restricted Subsidiaries for the most recently ended Test Period preceding such calendar year, with unused amounts in any calendar year being carried over to succeeding calendar years; provided, further, that each of the amounts in any calendar year under this clause (iv) may be increased by an amount not to exceed:

(A)    the cash proceeds from the sale of Equity Interests (other than Disqualified Stock, any Excluded Contribution) of the Issuer and, to the extent contributed to the Issuer, the cash proceeds from the sale of Equity Interests of any Parent Company, in each case to any future, present or former employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Issuer, any of its Subsidiaries or any Parent Company that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of Section 4.07(a)(C) hereof, used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to Section 4.09(b)(xii)(a) or designated as an Excluded Contribution; plus

(B)    the amount of any cash bonuses or other compensation otherwise payable to any future, present or former members of management, employees, directors, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Issuer, any of its Subsidiaries or any Parent Company that are foregone in exchange for the receipt of Equity Interests of the Issuer or any Parent Company pursuant to any compensation arrangement, including any deferred compensation plan; plus

(C)    the cash proceeds of life insurance policies received by the Issuer or its Restricted Subsidiaries (or by any Parent Company to the extent contributed to the Issuer) after the Issue Date; minus

(D)    the amount of any Restricted Payments previously made with the cash proceeds described in clauses (A), (B) and (C) of this clause (iv);

provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (A), (B) and (C) above in any calendar year; provided, further, that cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from any future, present or former employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Issuer, any Parent Company or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Issuer or any Parent Company will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Indenture;

(v)    the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with Section 4.09 hereof; provided, that after giving pro forma effect to such dividend or distribution, including the amount thereof in Fixed Charges solely for the purposes of this clause (v), the Issuer would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(vi)    (A) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock issued by the Issuer or any Restricted Subsidiary after the Issue Date;

(B)    the declaration and payment of dividends or distributions to any Parent Company, the proceeds of which will be used to fund the payment of dividends or distributions to holders of any class or series of Designated Preferred Stock issued by such Parent Company after the Issue Date; provided that the amount of dividends and distributions paid pursuant to this clause (B) will not exceed the aggregate amount of cash actually contributed to the Issuer from the sale of such Designated Preferred Stock; or

(C)    the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to Section 4.07(b)(ii);

provided that in the case of each of subclauses (A), (B) and (C) of this clause (vi), for the most recently ended Test Period preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(vii)    (a) payments made or expected to be made by the Issuer or any Restricted Subsidiary in respect of withholding or similar taxes payable by any future, present or former employee, director, officer, member of management, consultant or contractor (or their respective Controlled Investment Affiliates or Immediate Family Members or permitted transferees) of the Issuer, any Restricted Subsidiary or any Parent Company, (b) any repurchases or withholdings of Equity Interests in connection with the exercise of stock options, warrants or similar rights if such Equity Interests represent a portion of the exercise price of, or withholding obligations with respect to, such options, warrants or similar rights or required withholding or similar taxes, and (c) loans or advances to officers, directors, employees, managers, consultants and independent contractors of the Issuer, any Restricted Subsidiary or any Parent Company in connection with such Person’s purchase of Equity Interests of the Issuer or any Parent Company; provided that no cash is actually advanced pursuant to this clause (c) other than to pay Taxes due in connection with such purchase, unless immediately repaid;

(viii)    Restricted Payments following the first public offering of the Issuer’s common equity or the common equity of any Parent Company after the Issue Date, in an amount not to exceed the greater of (x) 6.00% per annum of the net cash proceeds received by or contributed to the Issuer’s and its Restricted Subsidiaries after the Issue Date in or from, or following the occurrence of, any such public offering, other than public offerings with respect to the Issuer’s or such Parent Company’s common equity registered on Form S-4 or Form S-8 or (y) an aggregate amount per annum not to exceed 6.00% of Market Capitalization;

(ix)    Restricted Payments in an amount that does not exceed the aggregate amount of Excluded Contributions;

(x)    Restricted Payments to consummate a Permitted Reorganization;

(xi)    distributions or payments of Securitization Fees;

(xii)    Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (xii) not to exceed (as of the date any such Restricted Payment is made) the greater of (i) $200.0 million and (ii) 30.0% of Consolidated EBITDA of the Issuer and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis); provided that if this clause (xii) is utilized to make a Restricted Investment, the amount deemed to be utilized under this clause (xii) will be the amount of such Restricted Investment (with the fair market value of such Investment being measured at the time made and without giving effect to subsequent changes in value, but subject to adjustment as set forth in the definition of “Investment”);

(xiii)    the repurchase, redemption, defeasance, acquisition or retirement for value of any Junior Indebtedness from Excluded Proceeds (except to the extent utilized to make Restricted Payments pursuant to Section 4.07(a)(C)(6));

(xiv)    Restricted Payments to pay or finance (or permit any Parent Company to pay or finance);

(A)    franchise, excise and similar Taxes, and other fees and expenses, in each case, in connection with (i) the ownership of the Issuer or any Restricted Subsidiary or (ii) the maintenance of their corporate or other legal existence;

(B)    distributions made pursuant to Section 4.01(b) of the LLC Agreement;

(C)    salary, bonus, severance and other benefits payable to, and indemnities provided on behalf of, present or former employees, directors, officers, members of management, consultants and contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of any Parent Company, and any payroll, social security or similar Taxes thereof;

(D)    operating, overhead, legal, accounting and other professional fees costs and expenses (including directors’ fees and expenses and Public Company Costs) and other ordinary course overhead costs and operational expenses (including administrative, legal, accounting, filing and similar expenses provided by third parties), in each case to the extent related to any such parent entity’s separate existence as a holding company or attributable to the ownership or operations of the Issuer and the Restricted Subsidiaries;

(E)    costs, fees and expenses (including ongoing compliance costs and listing expenses) related to any equity or debt offering permitted under this Indenture or any Permitted Investment (whether or not consummated);

(F)    transactions permitted under Section 4.11 (other than clause (b)(ii)(A) thereof);

(G)    interest, principal and other payments on Indebtedness the proceeds of which have been contributed to the Issuer or any Restricted Subsidiary or that has been guaranteed by, or is otherwise considered Indebtedness of, the Issuer or any Restricted Subsidiary incurred under Section 4.09;

(H)    Investments or other acquisitions or investments otherwise permitted to be made pursuant to this covenant; provided, that (A) such Restricted Payment must be made within 120 days of the closing of such Investment, acquisition, or investment and (B) such Parent Company must, promptly following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Issuer or a Restricted Subsidiary or (2) the merger, amalgamation, consolidation, or sale of the Person formed or acquired into the Issuer or Subsidiary (which shall be a Restricted Subsidiary to the extent required by this Indenture) in order to consummate such Investment;

(xv)    the distribution, by dividend or otherwise, or other transfer or disposition of shares of Capital Stock of, Equity Interests in, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(xvi)    cash payments or loans, advances, dividends or distributions to any Parent Company to make payments in lieu of issuing fractional shares in connection with share dividends, share splits, reverse share splits, mergers, consolidations, amalgamations or other business combinations and in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Issuer, any Restricted Subsidiary or any Parent Company;

(xvii)    (i) Restricted Payments in an unlimited amount; provided that after giving pro forma effect thereto and the application of the net proceeds therefrom, the First Lien Net Leverage Ratio for the Test Period immediately preceding such Restricted Payment would be no greater than 3.20 to 1.00;

(xviii)    payments made for the benefit of the Issuer or any Restricted Subsidiary to the extent such payments could have been made by the Issuer or any Restricted Subsidiary because such payments would not otherwise be Restricted Payments;

(xix)    payments and distributions to dissenting stockholders of Restricted Subsidiaries pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of any Restricted

Subsidiary that complies with the terms of this Indenture or any other transaction that complies with the terms of this Indenture;

(xx)    the payment of dividends, other distributions and other amounts by the Issuer to, or the making of loans to, any Parent Company in the amount required for such parent to, if applicable, pay amounts equal to amounts required for any Parent Company, if applicable, to pay interest, principal or other payments (including AHYDO Payments) on Indebtedness the proceeds of which have been permanently contributed to the Issuer or any Restricted Subsidiary and that has been guaranteed by, or is otherwise considered Indebtedness of, the Issuer or any Restricted Subsidiary incurred in accordance with this Indenture; provided that the aggregate amount of such dividends, distributions, loans and other amounts shall not exceed the amount of cash actually contributed to the Issuer for the incurrence of such Indebtedness;

(xxi)    the making of cash payments in connection with any conversion of Convertible Indebtedness of the Issuer or any Guarantor in an aggregate amount since the Issue Date not to exceed the sum of (a) the principal amount of such Convertible Indebtedness plus (b) any net cash payments received by the Issuer or any Guarantor pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction or Permitted Warrant Transaction;

(xxii)    (i) the issuance of, entry into (including any payments of premiums in connection therewith), performance of obligations under, or exercise, transfer, assignment, unwinding, settlement or early termination of, or the satisfaction of any condition that would permit or require any of the foregoing, any Permitted Bond Hedge Transaction; (ii) the issuance of, entry into, performance of obligations under, or repurchase, redemption, transfer, assignment, unwinding, settlement, cancellation or early termination of, or the satisfaction of any condition that would permit or require any of the foregoing, any related Permitted Warrant Transaction; and (iii) the issuance of, entry into performance of obligations under (including any payments of interest), conversion, exercise, repurchase, redemption, transfer, assignment, unwinding, settlement, cancellation or early termination of, or the satisfaction of any condition that would permit or require any of the foregoing, any Convertible Indebtedness, in each case, whether in cash, common Capital Stock of the Issuer or any Parent Company or other securities or property following a merger event or other change of the common Capital Stock of the Issuer or such Parent Company and whether in whole or in part and including by netting or set-off;

(xxiii)    [reserved];

(xxiv)    Restricted Payments to purchase, repurchase, retire, redeem or otherwise acquire (or permit any direct or indirect parent entity to acquire) Equity Interests of the Issuer or any Parent Company in an aggregate amount per fiscal year not to exceed the greater of (x) $40.0 million and (y) 6.0% of Consolidated EBITDA of the Issuer and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis), in each case determined as of the time of making such Restricted Payment; and

(xxv)    the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of Equity Interests (other than Disqualified Stock) of the Issuer or any Parent Company (to the extent the net cash proceeds are contributed to the Issuer or a Restricted Subsidiary) or from the substantially concurrent contribution of common equity capital to the Issuer, in each case that are not otherwise applied, other than Excluded Contributions.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date the Restricted Payment is made, or at the Issuer’s election, the date a commitment is made to make such Restricted Payment, of the assets or securities proposed to be transferred or issued by the Issuer or any Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

For the avoidance of doubt, this Section 4.07 will not restrict the making of any “AHYDO catch up payment” with respect to, and required by the terms of, any Indebtedness of the Issuer or any Restricted Subsidiary permitted to be incurred under the terms of this Indenture.

Section 4.08.    Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a)    The Issuer shall not, nor shall the Issuer permit any Restricted Subsidiary that is not a Guarantor (or, solely in the case of clause (4), that is a Guarantor) to, directly or indirectly, create or otherwise cause to exist or become effective any consensual encumbrance or consensual restriction (other than pursuant to this Indenture or any other Notes Document) (provided, that dividend or liquidation priority between classes of Capital Stock, or subordination of any obligation (including the application of any remedy bars thereto) to any other obligation, will not be deemed to constitute such an encumbrance or restriction) on the ability of any such Restricted Subsidiary that is not a Guarantor (or, solely in the case of clause (4), that is a Guarantor) to:

(i)    (A) pay dividends or make any other distributions to the Issuer or any Restricted Subsidiary that is a Guarantor on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(B)    pay any Indebtedness owed to the Issuer or to any Restricted Subsidiary that is a Guarantor;

(ii)    make loans or advances to the Issuer or to any Restricted Subsidiary that is a Guarantor;

(iii)    sell, lease or transfer any of its properties or assets to the Issuer or to any Restricted Subsidiary that is a Guarantor; or

(iv)    with respect to (A) any Guarantor (and, solely to the extent this clause (iv)(A) relates to Hedging Obligations of Restricted Subsidiaries, the Issuer), Guaranty the Obligations under this Indenture or the Notes or (B) the Issuer or any Guarantor, create, incur or cause to exist or become effective Liens on property of such Person for the benefit of the Holders with respect to the Obligations under the Notes Documents to the extent such Lien is required to be given to the Noteholder Secured Parties pursuant to the Notes Documents;

provided that any dividend or liquidation priority between or among classes or series of Capital Stock, and the subordination of any obligation (including the application of any remedy bars thereto) to any other obligation will not be deemed to constitute such an encumbrance or restriction.

(b)    The restrictions in Section 4.08(a) hereof will not apply to any encumbrances or restrictions existing under or by reason of:

(i)    encumbrances or restrictions in effect on the Issue Date, including pursuant to the Term Loan Facility or the ABL Facility and the related documentation and Hedging Obligations and the related documentation;

(ii)    this Indenture, the Notes, the Security Documents and the Guarantees thereof;

(iii)    encumbrance or restrictions pursuant to any Additional Letter of Credit Facility and the related documentation;

(iv)    purchase money obligations and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (a)(iii) above on the property so acquired;

(v)    applicable law or any applicable rule, regulation or order;

(vi)    any agreement or other instrument of a Person, or relating to Indebtedness or Equity Interests of a Person, acquired by or merged, amalgamated or consolidated with and into the Issuer or any Restricted Subsidiary or an Unrestricted Subsidiary that is designated as a Restricted Subsidiary, or any other transaction entered into in connection with any such acquisition, merger, consolidation or amalgamation in existence at the time of such acquisition or at the time it merges, amalgamates or consolidates with or into the Issuer or any Restricted Subsidiary or an Unrestricted Subsidiary that is designated as a Restricted Subsidiary or assumed in connection with an investment or the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired or designated and its Subsidiaries, or the property or assets of the Person so acquired or designated and its Subsidiaries or the property or assets so acquired or designated;

(vii)    contracts or agreements for the sale or disposition of assets, including any restrictions with respect to a Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale or disposition of any of the Capital Stock or assets of such Subsidiary;

(viii)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business or consistent with industry practice or arising in connection with any Liens permitted under Section 4.12 hereof or any applicable Intercreditor Agreement;

(ix)    provisions in agreements governing Indebtedness, Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not Guarantors permitted to be incurred subsequent to the Issue Date pursuant to Section 4.09 hereof;

(x)    provisions in joint venture agreements and other similar agreements (including equity holder agreements) relating to such joint venture or its members or entered into in the ordinary course of business or consistent with industry practice;

(xi)    customary provisions contained in leases, sub-leases, licenses, sub-licenses, Equity Interests or similar agreements, including with respect to intellectual property and other agreements;

(xii)    restrictions created in connection with any Qualified Securitization Facility or Receivables Financing Transaction that, in the good faith determination of the Board of Directors of the Issuer, are necessary or advisable to effect such Qualified Securitization Facility or Receivables Financing Transaction;

(xiii)    restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Issuer or any Restricted Subsidiary is a party entered into in the ordinary course of business or consistent with industry practice; provided that such agreement prohibits the encumbrance of solely the property or assets of the Issuer or such Restricted Subsidiary that are subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Issuer or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(xiv)    customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Issuer or any Restricted Subsidiary;

(xv)    customary provisions restricting assignment of any agreement;

(xvi)    restrictions arising in connection with cash or other deposits permitted under Section 4.12 hereof;

(xvii)    any other agreement or instrument governing any Indebtedness, Disqualified Stock, or Preferred Stock permitted to be incurred or issued pursuant to Section 4.09 hereof entered into after the Issue Date that contains encumbrances and restrictions that either (x) are no more restrictive in any material respect, taken as a whole, with respect to the Issuer or any Restricted Subsidiary than (i) the restrictions contained in the Term Loan Facility, the ABL Facility or the Notes Documents as of the Issue Date or (ii) those encumbrances and other restrictions that are in effect on the Issue Date with respect to the Issuer or the applicable Restricted Subsidiary pursuant to agreements in effect on the Issue Date, (y) are not materially more disadvantageous, taken as a whole, to the Holders than is customary in comparable financings for similarly situated issuers or (z) will not materially impair the Issuer’s ability to make payments on the Notes when due, in each case in the good faith judgment of the Issuer;

(xviii)    (i) under terms of Indebtedness and Liens in respect of Indebtedness permitted to be incurred pursuant to Section 4.09(b)(iv) or (xiv) hereof and any permitted refinancing in respect of the foregoing and (ii) agreements entered into in connection with any Sale-Leaseback Transaction entered into in the ordinary course of business or consistent with industry practice;

(xix)    customary restrictions and conditions contained in documents relating to any Lien so long as (i) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien and (ii) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this covenant;

(xx)    any encumbrance or restriction with respect to a Restricted Subsidiary that was previously an Unrestricted Subsidiary which encumbrance or restriction exists pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Issuer or any other Restricted Subsidiary other than the assets and property of such Restricted Subsidiary;

(xxi)    any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xx) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive in any material respect with respect to such encumbrance and other restrictions, taken as a whole, than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(xxii)    any encumbrance or restriction existing under, by reason of or with respect to Refinancing Indebtedness; provided that the encumbrances and restrictions contained in the agreements governing that Refinancing Indebtedness are, in the good faith judgment of the Issuer, not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(xxiii)    [reserved]; and

(xxiv)    applicable law or any applicable rule, regulation or order in any jurisdiction where Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred or issued pursuant to Section 4.09 hereof is incurred.

Section 4.09.    Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a)    The Issuer shall not, nor shall the Issuer permit any Restricted Subsidiary to, directly or indirectly: (x) create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness), or (y) issue any shares of Disqualified Stock or permit any Restricted Subsidiary that is not a Guarantor to issue any shares of Preferred Stock; provided, that the Issuer may incur or assume Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur or assume Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, in each case, if:

(i)    with respect to Indebtedness secured by (i) Liens on the Collateral on a pari passu basis with the Liens securing the Notes or (ii) Liens that rank senior in priority to the Liens on the ABL Priority Collateral securing the Notes, the First Lien Net Leverage Ratio for the Test Period preceding the date on which such Indebtedness is incurred (without netting any cash received from the incurrence of such Indebtedness then incurred under this clause (i)) or assumed would be no greater than (x) 4.20 to 1.00 or (y) the First Lien Net Leverage Ratio immediately prior to such incurrence;

(ii)    with respect to Indebtedness that is secured by Liens on the Collateral on a basis that is junior in priority to the Liens on the Collateral securing the First Lien Obligations, either (1) the Secured Net Leverage Ratio for the Test Period preceding the date on which such Indebtedness is incurred (without netting any cash received from the incurrence of such Indebtedness then incurred under this clause (ii)) or assumed would be no greater than (x) 5.00 to 1.00 or (y) the Secured Net Leverage Ratio immediately prior to such incurrence or (2) the Fixed Charge Coverage Ratio for the Test Period preceding the date on which such Indebtedness is incurred or assumed would be no less than (x) 2.00 to 1.00 or (y) the Fixed Charge Coverage Ratio immediately prior to such incurrence; or

(iii)    with respect to Indebtedness that is secured by Liens on assets that do not constitute Collateral or is not secured, or any Disqualified Stock or Preferred Stock, in each case, either (I) the Total Net Leverage Ratio for the Test Period preceding the date on which such Indebtedness is incurred or assumed or such Disqualified Stock or Preferred Stock is issued (without netting any cash received from the incurrence of such Indebtedness then incurred under this clause (iii)(I)) would be no greater than (x) 6.00 to 1.00 or (y) the Total Net Leverage Ratio immediately prior to such incurrence or (II) the Fixed Charge Coverage Ratio for the Test Period preceding the date on which such Indebtedness is incurred or assumed or such Disqualified Stock or Preferred Stock is issued would be no less than (x) 2.00 to 1.00 or (y) the Fixed Charge Coverage Ratio immediately prior to such incurrence.

(b)    The provisions of Section 4.09(a) hereof shall not apply to:

(i)    (A) the incurrence of Indebtedness pursuant to any Credit Facilities by the Issuer or any Restricted Subsidiary and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) in an aggregate principal amount, together with any amounts outstanding that are then deemed as incurred pursuant to subclause (B) of this clause (i) (excluding any Incremental Amounts), not to exceed the sum of (a)(i) $2,100.0 million plus (ii) the greater of (x) $665.0 million and (y) 100% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis), (b) the greater of (i) $775.0 million and (ii) the Borrowing Base and (c) an additional amount, if after giving pro forma effect to the incurrence of such additional amount (including a pro forma application of the net proceeds therefrom), (i) if such Indebtedness would be secured by (I) Liens on the Collateral on a pari passu basis with the Liens securing the Notes or (II) Liens that rank senior in priority to the Liens on the ABL Priority Collateral securing the Notes, the First Lien Net Leverage Ratio for the Test Period preceding the date on which such Indebtedness is incurred (without netting any cash received from the incurrence of such Indebtedness then incurred under this clause (c)(i)) or assumed would be no greater than (x) 4.20 to 1.00 or (y) the First Lien Net Leverage Ratio immediately prior to such incurrence, (ii) if such Indebtedness would be secured with a Lien junior in priority to the Lien securing the Notes, either (I) the Secured Net Leverage Ratio for the Test Period preceding the date on which such Indebtedness is incurred (without netting any cash received from the incurrence of such Indebtedness then incurred under this clause (c)(ii)) or assumed would be no greater than (x) 5.00 to 1.00 or (y) the Secured Net Leverage Ratio immediately prior to such incurrence or (II) the Fixed Charge Coverage Ratio for the Test Period preceding the date on which such Indebtedness is incurred or assumed would be no less than (x) 2.00 to 1.00 or (y) the Fixed Charge Coverage Ratio immediately prior to such incurrence or (iii) if such Indebtedness would be unsecured or secured by Liens on assets that do not constitute Collateral, either (I) the Total Net Leverage Ratio for the Test Period preceding the date on which such Indebtedness is incurred (without netting any cash received from the incurrence of such Indebtedness then incurred under this clause (c)(iii)) or assumed would be no greater than (x) 6.00 to 1.00 or (y) the Total Net Leverage Ratio immediately prior to such incurrence or (II) the Fixed Charge Coverage Ratio for the Test Period preceding the date on which such Indebtedness is incurred or assumed would be no less than (x) 2.00 to 1.00 or (y) the Fixed Charge Coverage Ratio immediately prior to such incurrence, and (B) any Indebtedness pursuant to any Credit Facility by the Issuer or any Restricted Subsidiary incurred to refinance any Indebtedness incurred pursuant to clause (A) of this clause (i) (including any Incremental Amounts);

(ii)    the incurrence by the Issuer and any Guarantor of Indebtedness represented by the Notes (including any guarantee thereof but excluding any Additional Notes);

(iii)    Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (i), (ii) or (xxix);

(iv)    the incurrence of Attributable Indebtedness and Indebtedness (including Capitalized Lease Obligations and Indebtedness with respect to mortgage financings and purchase money obligations) and Disqualified Stock incurred or issued by the Issuer or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary, to finance all or any part of the purchase, lease, expansion, construction, installation, replacement, repair or improvement of property (real or personal), plant or equipment or other fixed or capital assets and Indebtedness arising from the conversion of the obligations of the Issuer or any Restricted Subsidiary under or pursuant to any “synthetic lease” transactions to on-balance sheet Indebtedness of the Issuer or such Restricted Subsidiary, in an aggregate outstanding principal amount incurred pursuant to this clause (iv), together with any Refinancing Indebtedness incurred under clause (xiii) below in respect of any of the foregoing (excluding any Incremental Amounts), not to exceed the greater of (1) $240.0 million and (2) 36.0% of Consolidated EBITDA of the Issuer and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis); provided that such Indebtedness is incurred within 270 days after the purchase, lease, construction, installation, repair or improvement of the property that is the subject of such Indebtedness; provided, further, that for the purposes of determining compliance with this clause (iv), Attributable Indebtedness and Capitalized Lease Obligations will not be deemed to arise from any Sale-Leaseback Transaction that is originally treated under GAAP as an operating lease at the time such Sale-Leaseback Transaction is consummated but is subsequently treated under GAAP as a capital lease;

(v)    Indebtedness incurred by the Issuer or any Restricted Subsidiary (A) constituting reimbursement obligations with respect to letters of credit, bank guarantees, banker’s acceptances, warehouse receipts, or similar instruments issued or entered into, or relating to obligations or liabilities incurred, including in respect of workers’ compensation claims, performance, completion or surety bonds, health, disability or other employee benefits (whether to current or former employees) or property, casualty or liability insurance or self-insurance, unemployment insurance or other social security legislation or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, performance, completion or surety bonds, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance or self-insurance or (B) as an account party in respect of letters of credit, bank guarantees or similar instruments in favor of suppliers, trade creditors or other Persons issued or incurred in the ordinary course of business or consistent with industry practice;

(vi)    the incurrence of Indebtedness arising from agreements of the Issuer or any Restricted Subsidiary providing for indemnification obligations, adjustment of purchase price, earnouts, milestones, royalties, other contingent consideration obligations and other deferred purchase price or similar obligations, in each case, incurred or assumed in connection with a commercial or license agreement, any Permitted Investment or the acquisition or disposition of any business, assets or a Subsidiary;

(vii)    the incurrence of Indebtedness by the Issuer and owing to a Restricted Subsidiary or the issuance of Disqualified Stock of the Issuer to a Restricted Subsidiary (or to any Parent Company which is substantially contemporaneously transferred to any

Restricted Subsidiary); provided, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness or Disqualified Stock (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness or Disqualified Stock constituting a Permitted Lien) will be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) or issuance of such Disqualified Stock (to the extent such Disqualified Stock is then outstanding) not permitted by this clause (vii);

(viii)    the incurrence of Indebtedness of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary (or to any Parent Company which is substantially contemporaneously transferred to the Issuer or any Restricted Subsidiary) to the extent not prohibited by Section 4.07 hereof; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any such subsequent transfer of any such Indebtedness (except to the Issuer or a Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) will be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) not permitted by this clause (viii);

(ix)    the issuance of shares of Preferred Stock or Disqualified Stock of a Restricted Subsidiary to the Issuer or a Restricted Subsidiary (or to any Parent Company which is substantially contemporaneously transferred to the Issuer or any Restricted Subsidiary); provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary that holds such Preferred Stock or Disqualified Stock ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock or Disqualified Stock (except to the Issuer or another Restricted Subsidiary or any pledge of such Preferred Stock or Disqualified Stock constituting a Permitted Lien) will be deemed, in each case, to be an issuance of such shares of Preferred Stock or Disqualified Stock (to the extent such Preferred Stock or Disqualified Stock is then outstanding) not permitted by this clause (ix);

(x)    the incurrence of Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(xi)    the incurrence of obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and performance, banker’s acceptance facilities and completion guarantees and similar obligations provided by the Issuer or any Restricted Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with industry practice, including those incurred to secure health, safety and environmental obligations;

(xii)    the incurrence of:

(A)    Indebtedness or issuance of Disqualified Stock of the Issuer and the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock

of any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 100.0% of the net cash proceeds, the fair market value of marketable securities or the fair market value of Qualified Proceeds received by the Issuer since the Issue Date from the issue or sale of Equity Interests of the Issuer or contributions to the capital of the Issuer, including through consolidation, amalgamation or merger (in each case, other than Excluded Contributions and proceeds of Disqualified Stock and other than proceeds received from the Issuer or a Restricted Subsidiary) as determined in accordance with clauses (C)(2) and (C)(3) of Section 4.07(a) hereof to the extent such net cash proceeds or cash or other property have not been applied pursuant to such clauses to make Restricted Payments pursuant to Section 4.07(a)(C) hereof or to make Permitted Investments specified in clauses (ix), (xiii) or (xxiii) of the definition thereof); and

(B)    Indebtedness or issuance of Disqualified Stock of the Issuer and the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred or issued, as applicable, pursuant to this clause (xii)(B), together with any Refinancing Indebtedness incurred under clause (xiii) below in respect of any of the foregoing (excluding any Incremental Amounts), does not exceed (as of the date such Indebtedness, Disqualified Stock or Preferred Stock is issued, incurred or otherwise obtained) the greater of (A) $270.0 million and (B) 40.0% of Consolidated EBITDA of the Issuer and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis);

(xiii)    the incurrence or issuance by the Issuer of Refinancing Indebtedness or the incurrence or issuance by a Restricted Subsidiary of Refinancing Indebtedness that serves to Refinance any Indebtedness (including any Designated Revolving Commitments) permitted under Section 4.09(a) hereof and clauses (ii), (iii), (iv) and (xii) above, this clause (xiii) and clauses (xiv), (xxii), (xxviii), (xxix), (xxx), (xxxii) and (xxxv) below of Section 4.09(b), or any successive Refinancing Indebtedness with respect to any of the foregoing;

(xiv)    the incurrence of (i) Assumed Acquisition Debt or (ii) Indebtedness of the Company or any Restricted Subsidiary incurred or issued to finance or assumed in connection with an acquisition or Investment and to pay fees, costs and expenses in connection therewith; provided that, in the case of clause (ii), any such assumed Indebtedness was not incurred in anticipation of such acquisition or Investment and immediately after giving effect to such issuance or incurrence (calculated on a pro forma basis), (I) such Indebtedness would be permitted to be incurred under the first paragraph of this covenant, (II) the Total Net Leverage Ratio would be no greater than immediately prior to such incurrence or (III) the Fixed Charge Coverage Ratio would be no less than immediately prior to such incurrence;

(xv)    the incurrence of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with industry practice;

(xvi)    (A) the incurrence of any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of the Issuer or any Restricted Subsidiary so long as the incurrence of such Indebtedness or other obligations incurred by the Issuer or such Restricted Subsidiary is permitted by this Indenture, or (B) any co-issuance by the Issuer or any Restricted Subsidiary of any Indebtedness or other obligations of the Issuer or any Restricted Subsidiary so long as the incurrence of such Indebtedness or other obligations by the Issuer or such Restricted Subsidiary is permitted by this Indenture;

(xvii)    the incurrence of Indebtedness issued by the Issuer or any Restricted Subsidiary to future, present or former employees, directors, officers, members of management, consultants and independent contractors of the Issuer or any Restricted Subsidiary, their respective Controlled Investment Affiliates or Immediate Family Members and permitted transferees thereof, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any Parent Company to the extent permitted under Section 4.07;

(xviii)    customer deposits and advance payments received in the ordinary course of business or consistent with industry practice from customers for goods and services purchased in the ordinary course of business or consistent with industry practice;

(xix)    the incurrence of (A) Indebtedness owed to banks and other financial institutions incurred in the ordinary course of business or consistent with industry practice in connection with ordinary banking arrangements to manage cash balances of the Issuer and its Restricted Subsidiaries (including short-term pooling and similar intercompany arrangements in respect of accounts held by Foreign Subsidiaries) and (B) Indebtedness in respect of Cash Management Services, including Cash Management Obligations;

(xx)    Indebtedness incurred by the Issuer or a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange, warehouse receipts or similar facilities or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business or consistent with industry practice on arm’s-length commercial terms;

(xxi)    the incurrence of Indebtedness of the Issuer or any Restricted Subsidiary consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business or consistent with industry practice;

(xxii)    the incurrence of Indebtedness, Disqualified Stock or Preferred Stock on behalf of, or representing Guarantees of Indebtedness, of joint ventures, including under joint venture arrangements and similar binding arrangements, in each case, in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred or issued, as applicable, pursuant to this clause (xxii), together with any Refinancing Indebtedness in respect of any of the foregoing (excluding any Incremental Amounts), does not exceed (as of the date such Indebtedness is issued, incurred or otherwise obtained) the greater of (I) $100.0 million and (II) 15.0% of Consolidated EBITDA of the Issuer and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis);

(xxiii)    the incurrence of Indebtedness by the Issuer or any Restricted Subsidiary undertaken in connection with cash management (including netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and related or similar services or activities) with respect to the Issuer, any Subsidiaries or any joint venture in the ordinary course of business or consistent with industry practice, including with respect to financial accommodations of the type described in the definition of “Cash Management Services”;

(xxiv)    Qualified Securitization Facilities and, to the extent constituting Indebtedness, Receivables Financing Transactions;

(xxv)    guarantees incurred in the ordinary course of business or consistent with industry practice in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sub-licensees and distribution partners;

(xxvi)    the incurrence of Indebtedness attributable to (but not incurred to finance) the exercise of appraisal rights or the settlement of any claims or actions (whether actual, contingent or potential) with respect to any acquisition (by merger, consolidation or amalgamation or otherwise) in accordance with the terms of this Indenture;

(xxvii)    the incurrence of Indebtedness representing deferred compensation to employees of any Parent Company, the Issuer or any Restricted Subsidiary, including Indebtedness consisting of obligations under deferred compensation or any other similar arrangements incurred (a) in the ordinary course of business or (b) in connection with any investment or any acquisition (by merger, consolidation or amalgamation or otherwise) permitted under this Indenture;

(xxviii)    the incurrence of Indebtedness arising out of any Sale-Leaseback Transaction incurred in the ordinary course of business or consistent with industry practice;

(xxix)    the incurrence of Indebtedness by Rondo Acquisition, LLC and/or its Subsidiaries, including pursuant to the Existing Rondo Facility and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), in an aggregate principal amount, together with any Refinancing Indebtedness incurred under clause (xiii) above in respect of any of the foregoing (excluding any Incremental Amounts), not to exceed the sum of (i) the greater of (x) $240.0 million and

(y) 36.0% of Consolidated EBITDA of the Issuer and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis) plus (ii) an additional amount not to exceed the Rondo Incremental Debt Amount;

(xxx)    the incurrence of Indebtedness, Disqualified Stock or Preferred Stock by Restricted Subsidiaries that are Foreign Subsidiaries or are not Guarantors (a) in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred or issued, as applicable, pursuant to this clause (30), together with any Refinancing Indebtedness in respect of any of the foregoing (excluding any Incremental Amounts), does not exceed (as of the date such Indebtedness, Disqualified Stock or Preferred Stock is issued, incurred or otherwise obtained) the greater of (A) $270.0 million and (B) 40.0% of Consolidated EBITDA of the Issuer and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis) or (b) consisting of working capital or other local lines of credit that are not secured by any Collateral and non-recourse to the Issuer and the Restricted Subsidiaries;

(xxxi)    obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services so long as such obligations are incurred in the ordinary course of business and not in connection with the borrowing of money;

(xxxii)    Indebtedness (a) supported by a letter of credit, in a principal amount not in excess of the stated amount of such letter of credit, (b) in respect of letters of credit in an aggregate face amount at any time outstanding, together with any Refinancing Indebtedness incurred under clause (13) above in respect of any of the foregoing (excluding any Incremental Amounts), not to exceed the greater of (i) $70.0 million and (ii) 10.0% of Consolidated EBITDA of the Issuer and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis), and (c) in respect of letters of credit that are cash collateralized;

(xxxiii)    any Permitted Bond Hedge Transaction or Permitted Warrant Transaction entered into in connection with any Convertible Indebtedness otherwise permitted to be incurred under this covenant;

(xxxiv)    the incurrence of Indebtedness of the Issuer or any Restricted Subsidiary supported by letters of credit or bank guarantees issued in connection with any Credit Facilities, in each case, in a principal amount not in excess of the maximum amount available to be drawn (not to exceed the applicable stated amount thereof) on such letters of credit or bank guarantees;

(xxxv)    the incurrence of any Tax Distribution Indebtedness; and

(xxxvi)    all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxxv) above.

(c)    For purposes of determining compliance with this Section 4.09:

(i)    in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) at any time, whether at the time of incurrence or issuance or upon the application of all or a portion of the proceeds thereof or subsequently, meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (i) through (xxxvi) of Section 4.09(b) or is entitled to be incurred pursuant to Section 4.09(a), the Issuer, in its sole discretion, will classify and may subsequently reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the clauses of Section 4.09(b) or under Section 4.09(a) as determined by the Issuer at such time; provided that all Indebtedness outstanding on the Issue Date under the Term Loan Facility or the ABL Facility shall be deemed to have been incurred under clauses (i)(A)(a) and (i)(A)(b), respectively, of Section 4.09(b) and may not be reclassified to another Basket. All Indebtedness originally incurred under Section 4.09(b) hereof will be automatically reclassified under Section 4.09(a) hereof on the first date on which such Indebtedness would have been permitted to be incurred thereunder;

(ii)    the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Section 4.09(a) and Section 4.09(b), subject to the proviso to Section 4.09(c)(i);

(iii)    the principal amount of Indebtedness outstanding under any clause of this covenant will be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness;

(iv)    guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness will not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was incurred in compliance with this covenant;

(v)    in the event that the Issuer or a Restricted Subsidiary enters into any commitment to Incur Indebtedness on a delayed draw basis or enters into any commitment to issue Disqualified Stock or Preferred Stock on a delayed basis, the Issuer may at its option designate in a written notice to the Trustee that, solely for purposes of Incurring or issuing such Indebtedness (and any borrowings thereunder) (and any Lien in connection therewith), Disqualified Stock or Preferred Stock under an applicable Financial Incurrence Test or Fixed Amount under this Indenture, the Incurrence or issuance of such Indebtedness (and any borrowings thereunder) (and any Lien in connection therewith), Disqualified Stock or Preferred Stock, as applicable, shall be deemed to occur (on a pro forma basis after giving effect to the Incurrence or issuance of the entire committed amount thereof (but without netting any cash proceeds thereof)) on the date of entry into the applicable commitments with respect thereto (it being understood that such Indebtedness, Disqualified Stock, Preferred Stock and Liens shall be deemed to have been Incurred for purposes of Incurring or issuing any other

Indebtedness, Disqualified Stock or Preferred Stock or Lien, in each case, at all times such designated commitments remain outstanding) and, from and after such designation, the Issuer and/or its applicable Restricted Subsidiaries may Incur or issue such Indebtedness (including any borrowing thereunder) (and any Lien in connection therewith), Disqualified Stock or Preferred Stock up to the committed amount thereof so designated without further compliance with, or determination of availability under, any “basket” under this Indenture (including any Fixed Amount or Financial Incurrence Test) (in each case, the Issuer may revoke such determination at any time and from time to time as notified to the Trustee in writing);

(vi)    the principal amount of any Disqualified Stock of the Issuer or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(vii)    if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to any Credit Facility and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included; and

(viii)    the amount of any Indebtedness, Disqualified Stock or Preferred Stock outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount of Indebtedness, Disqualified Stock or Preferred Stock, or liquidation preference thereof, in the case of any other Indebtedness, Disqualified Stock or Preferred Stock.

Any Indebtedness permitted to be incurred under this covenant may, at the option of the Issuer, be Convertible Indebtedness. The accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness (including any pay-in-kind interest), Disqualified Stock or Preferred Stock and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies, in each case, will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 4.09.  Any Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, to refinance Indebtedness originally incurred pursuant to Section 4.09(a), clauses (i), (iii), (iv), (xii), (xiii), (xiv), (xxii), (xxix), (xxx), (xxxii) and (xxxv) of Section 4.09(b) will be permitted to include additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay (I) any accrued and unpaid interest on the Indebtedness, any accrued and unpaid dividends on the Preferred Stock, and any accrued and unpaid dividends on the Disqualified Stock being so refinanced, extended, replaced, refunded, renewed or defeased and (II) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such refinanced Indebtedness, Preferred Stock or Disqualified Stock and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock or the extension, replacement, refunding, refinancing, renewal or defeasance of such refinanced Indebtedness, Preferred Stock or Disqualified Stock (and with respect to Indebtedness under Designated Revolving Commitments, including an amount equal to any unutilized Designated Revolving Commitments being refinanced, extended, replaced, refunded, renewed or defeased to the extent permanently terminated at the time of incurrence of such Refinancing Indebtedness).

For purposes of determining compliance with any Dollar denominated restriction on the incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock, the Dollar equivalent principal amount of Indebtedness or liquidation preference of Disqualified Stock or amount of Preferred Stock denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness, Disqualified Stock or Preferred Stock was incurred or issued (or, in the case of revolving credit debt, the date such Indebtedness was first committed or first incurred (whichever yields the lower Dollar equivalent)); provided that if such Indebtedness, Disqualified Stock or Preferred Stock is issued to Refinance other Indebtedness, Disqualified Stock or Preferred Stock denominated in a foreign currency, and such refinancing would cause the applicable Dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar denominated restriction will be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness, Disqualified Stock or Preferred Stock does not exceed (a) the principal amount of such Indebtedness, the liquidation preference of such Disqualified Stock or the amount of such Preferred Stock (as applicable) being refinanced, extended, replaced, refunded, renewed or defeased plus (b) any accrued and unpaid interest on the Indebtedness, any accrued and unpaid dividends on the Preferred Stock, and any accrued and unpaid dividends on the Disqualified Stock being so refinanced, extended, replaced, refunded, renewed or defeased, plus (c) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such refinanced Indebtedness, Preferred Stock or Disqualified Stock and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock or the extension, replacement, refunding, refinancing, renewal or defeasance of such refinanced Indebtedness, Preferred Stock or Disqualified Stock (and with respect to Indebtedness under Designated Revolving Commitments, including an amount equal to any unutilized Designated Revolving Commitments being refinanced, extended, replaced, refunded, renewed or defeased to the extent permanently terminated at the time of incurrence of such Refinancing Indebtedness).

The principal amount of any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to refinance other Indebtedness, Disqualified Stock or Preferred Stock, if incurred or issued in a different currency from the Indebtedness, Disqualified Stock or Preferred Stock, as applicable, being refinanced, will be calculated by the Issuer based on the currency exchange rate applicable to the currencies in which such respective Indebtedness or Disqualified Stock or Preferred Stock is denominated that is in effect on the date of such refinancing.  The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date will be the principal amount thereof that would be shown on a balance sheet of the Issuer dated such date prepared in accordance with GAAP.

For purposes of this Indenture, (1) unsecured Indebtedness shall not be deemed to be subordinated or junior to Secured Indebtedness merely because it is unsecured, (2) Indebtedness shall not be deemed to be subordinated or junior to any other Indebtedness merely because it is issued or guaranteed by other obligors or (3) secured Indebtedness shall not be deemed to be subordinated or junior to any other secured Indebtedness merely because it has a junior priority lien with respect to the same collateral.

Section 4.10.    Asset Sales.

(a)    The Issuer shall not, and shall not permit any Restricted Subsidiary to, consummate any Asset Sale, unless:

(i)    the Issuer or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, in connection with such Asset Sale) at least equal to the fair market value (measured in good faith by the Issuer at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(ii)    except in the case of a Permitted Asset Swap, with respect to any Asset Sale pursuant to this covenant the Net Proceeds from which exceed the greater of (x) $70.0 million and (y) 10.0% of Consolidated EBITDA of the Issuer and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis), at least 75.0% of the consideration for such Asset Sale, together with all other Asset Sales since the Issue Date (on a cumulative basis) received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided, that each of the following will be deemed to be cash or Cash Equivalents for purposes of this clause (2):

(A)    any liabilities (as shown on the Issuer’s or any Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Issuer’s or a Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Issuer) of the Issuer or any Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes (or any Guarantor’s Guarantee of the Notes), that are (i) assumed by the transferee of any such assets (or a third party in connection with such transfer) or (ii) otherwise cancelled or terminated in connection with the transaction with such transferee (other than intercompany debt owed to the Issuer or a Restricted Subsidiary);

(B)    any securities, notes or other obligations or assets received by the Issuer or any Restricted Subsidiary from such transferee or in connection with such Asset Sale (including earnouts and similar obligations) that are converted by the Issuer or a Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Sale;

(C)    any Designated Non-cash Consideration received by the Issuer or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (i) $110.0 million and (ii) 16.0% of Consolidated EBITDA of the Issuer and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis) with the fair market value of each item of Designated Non-Cash Consideration being measured, at the Issuer’s option, either at the time of contractually agreeing to such Asset Sale or at the time received and, in either case, without giving effect to any subsequent changes in value; and

(D)    Indebtedness of any Restricted Subsidiary that ceases to be a Restricted Subsidiary as a result of such Asset Sale (other than intercompany debt owed to the Issuer or a Restricted Subsidiary), to the extent that the Issuer and each other Restricted Subsidiary are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Sale.

(b)    Within 18 months after the receipt of any Net Proceeds of any Asset Sale of the Collateral (other than any ABL Priority Collateral Asset Sale) (such Net Proceeds, the “Collateral Net Proceeds”) (such time period the “Proceeds Application Period”), the Issuer or such Restricted Subsidiary, at its option, may apply the Collateral Net Proceeds from such Asset Sale:

(i)    to repay or permanently reduce First Lien Obligations (other than the Notes) or Indebtedness constituting Obligations in respect of the Notes (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto); provided, that if the Issuer or any Restricted Subsidiary will so repay any such other First Lien Obligations (other than the Notes), the Issuer shall equally and ratably reduce Obligations under the Notes by, at its option, (i) redeeming Notes as described in Section 3.07 hereof, (ii) purchasing Notes through open-market purchases, at a price equal to (or higher than) 100.0% of the principal amount thereof, or (iii) making an offer (in accordance with the procedures set forth below for a Collateral Asset Sale Offer or Collateral Advance Offer) to all Holders to purchase their Notes on a pro rata basis with such Pari Passu Indebtedness for no less than 100.0% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the principal amount of Notes to be repurchased to the date of repurchase; provided, further, that (X) if an offer to purchase any Notes or Pari First Lien Obligations is made, such amount will be deemed repaid for purposes of this covenant to the extent of the amount of such offer, whether or not accepted by the holders of such Notes or First Lien Obligations, and no Collateral Net Proceeds in the amount of such offer will be deemed to exist for purposes of determining Collateral Excess Proceeds following such offer and (Y) if the holder of any Indebtedness constituting First Lien Obligations declines the repayment of such Indebtedness constituting First Lien Obligations owed to it from such Collateral Net Proceeds, such amount will be deemed repaid for purposes of this covenant to the extent of the declined Collateral Net Proceeds (it being understood that such declined amounts shall constitute Declined Collateral Excess Proceeds);

(ii)    to make (a) an Investment in any one or more businesses; provided, that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) acquisitions of properties (including fee and leasehold interests), (c) acquisitions of other assets used or useful for the business of the Issuer and its Restricted Subsidiaries, (d) capital expenditures or capitalized software expenditure, and (e) other expenditures that, in each of the foregoing clauses (a), (b), (c), (d) and (e) either (i) are or will be used or useful in a Similar Business or (ii) replace the businesses, properties and/or assets that are the subject of such Asset Sale (each of the foregoing under this clause (2), a “Permitted Collateral Expenditure Reinvestment”); or

(iii)    any combination of the foregoing;

provided, that (X) in the case of clause (2) above, a binding commitment shall be treated as a permitted application of the Collateral Net Proceeds from the date of such commitment so long as the Issuer or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Collateral Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (or, if later, 18 months after the receipt of such Collateral Net Proceeds) (an “Acceptable Commitment”) and, in the event that any Acceptable Commitment is later cancelled or terminated for any reason before the Collateral Net Proceeds are applied in connection therewith, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination (or, if later, 18 months after the receipt of such Collateral Net Proceeds); provided, further, that if any Second Commitment is later cancelled or terminated for any reason before such Collateral Net Proceeds are applied, then such Collateral Net Proceeds shall constitute Collateral Excess Proceeds (as defined below), (Y) pending the final application of the amount of any such Net Proceeds pursuant to this covenant, the Issuer or the applicable Restricted Subsidiaries may apply such Net Proceeds temporarily to reduce Indebtedness or otherwise apply such Net Proceeds in any manner not prohibited by this Indenture, and (Z) the Issuer (or any Restricted Subsidiary, as the case may be) may elect to deem expenditures that otherwise would be a Permitted Collateral Expenditure Reinvestment that occur prior to receipt of the applicable Net Proceeds to be a permitted application of such Net Proceeds and to have been reinvested and applied in accordance with clause (2) above (it being understood that such deemed expenditures shall have been made no earlier than the earliest of notice to the Trustee, execution of a definitive agreement for such Asset Sale and consummation of such Asset Sale).

(c)    Any Collateral Net Proceeds from an Asset Sale that are not invested or applied as provided and within the time period set forth in Section 4.10(b) will be deemed to constitute “Collateral Excess Proceeds.” When (i) Collateral Excess Proceeds from a single Asset Sale or a series of related Asset Sales exceeds $100.0 million and (ii) the aggregate amount of Collateral Excess Proceeds plus the aggregate amount of any Non-Collateral Excess Proceeds (as defined below) exceeds $200.0 million (the occurrence of clause (i) or (ii), a “Collateral Asset Sale Offer Trigger”), the Issuer shall make an offer to all Holders of the Notes and, if required by the terms of any First Lien Obligations, to the holders of such other First Lien Obligations (a “Collateral Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such other First Lien Obligations that is $2,000 or an integral multiple of $1,000 in excess thereof that may be purchased out of the amount equal to 100.0% of the Collateral Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with Section 3.09.  The Issuer will commence a Collateral Asset Sale Offer with respect to Collateral Excess Proceeds within ten Business Days after the date that Collateral Excess Proceeds exceed the Collateral Asset Sale Offer Trigger by mailing or electronically delivering the notice required pursuant to the terms of this Indenture or otherwise in accordance with the procedures of DTC, with a copy to the Trustee.  The Issuer may satisfy the foregoing obligation with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer prior to the expiration of the Proceeds Application Period (the “Collateral Advance Offer”) with respect to all or a part of the Net Proceeds (the “Collateral Advance Portion”) in advance of being required to do so by this Indenture.

(d)    To the extent that the aggregate amount (or accreted value, as applicable) of Notes and, if applicable, any other First Lien Obligations validly tendered or otherwise surrendered in connection with a Collateral Asset Sale Offer is less than the amount offered in a Collateral Asset Sale Offer (or, in the case of a Collateral Advance Offer, the Collateral Advance Portion), the Issuer may use any remaining Collateral Excess Proceeds (or, in the case of an Collateral Advance Offer, the Collateral Advance Portion) (the “Declined Collateral Excess Proceeds”) for any purpose not otherwise prohibited by this Indenture.  If the aggregate principal amount of Notes and the other First Lien Obligations surrendered in a Collateral Asset Sale Offer exceeds the amount of Collateral Excess Proceeds (or, in the case of a Collateral Advance Offer, the Collateral Advance Portion), the Notes to be purchased shall be selected in the manner set forth in Section 3.02 and the Issuer shall select such other First Lien Obligations to be purchased; provided that, as between the Notes and any such other First Lien Obligations, such purchases will be made on a pro rata basis based on the accreted value or principal amount of the Notes or such other First Lien Obligations tendered with adjustments as necessary so that no Notes or other First Lien Obligations will be repurchased in part in an unauthorized denomination.  Upon completion of any such Collateral Asset Sale Offer, the amount of Collateral Excess Proceeds shall be reset at zero (regardless of whether Notes and other First Lien Obligations were surrendered and whether any Collateral Excess Proceeds thereafter remain).

(e)    Within 18 months after the receipt of any Net Proceeds of any Asset Sale by the Issuer or any Guarantor of non-Collateral or of any assets by any Restricted Subsidiary that is not a Guarantor (in each case, for the avoidance of doubt, other than any ABL Priority Collateral Asset Sale) (such Net Proceeds, the “Non-Collateral Net Proceeds”), the Issuer or such Restricted Subsidiary, at its option, may apply such Non-Collateral Net Proceeds from such Asset Sale,

(i)    to repay or permanently reduce Pari Passu Indebtedness or Indebtedness constituting Obligations in respect of the Notes (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto); provided, that (X) if an offer to purchase any Notes or Pari Passu Indebtedness is made, such amount will be deemed repaid for purposes of this covenant to the extent of the amount of such offer, whether or not accepted by the holders of such Notes or Pari Passu Indebtedness, and no Net Proceeds in the amount of such offer will be deemed to exist for purposes of determining Non-Collateral Excess Proceeds following such offer and (Y) if the holder of any Indebtedness constituting Pari Passu Indebtedness declines the repayment of such Indebtedness constituting Pari Passu Indebtedness owed to it from such Net Proceeds, such amount will be deemed repaid for purposes of this covenant to the extent of the declined Net Proceeds (it being understood that such declined amounts shall constitute Declined Non-Collateral Excess Proceeds);

(ii)    to make (a) an Investment in any one or more businesses; provided, that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) acquisitions of properties (including fee and leasehold interests), (c) acquisitions of other assets used or useful for the business of the Issuer and its Restricted Subsidiaries, (d) capital expenditures or capitalized software expenditures, and (e) other expenditures that, in each of clauses (a), (b), (c), (d) and (e) either (i) are or will be used or useful in a Similar Business or (ii) replace the businesses, properties and/or assets that are the subject of such Asset Sale (each of the foregoing under this clause (ii), a “Permitted Non-Collateral Expenditure Reinvestment”); or

(iii)    any combination of the foregoing;

provided that, (X) in the case of clause (2) above, an Acceptable Commitment shall be treated as a permitted application of the Non-Collateral Net Proceeds from the date of such commitment and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Non-Collateral Net Proceeds are applied in connection therewith, the Issuer or such Restricted Subsidiary enters into a Second Commitment within 180 days of such cancellation or termination (or, if later, 18 months after receipt of such Non-Collateral Net Proceeds) (provided further that if any Second Commitment is later cancelled or terminated for any reason before such Non-Collateral Net Proceeds are applied, then such Non-Collateral Net Proceeds shall constitute Non-Collateral Excess Proceeds), (Y) pending the final application of the amount of any such Non-Collateral Net Proceeds pursuant to this Section 4.10, the Issuer or the applicable Restricted Subsidiaries may apply such Non-Collateral Net Proceeds temporarily to reduce Indebtedness or otherwise apply such Non-Collateral Net Proceeds in any manner not prohibited by this Indenture, and (Z) the Issuer (or any Restricted Subsidiary, as the case may be) may elect to deem expenditures that otherwise would be a Permitted Non-Collateral Expenditure Reinvestment that occur prior to receipt of the applicable Non-Collateral Net Proceeds to be a permitted application of such Non-Collateral Net Proceeds and to have been reinvested and applied in accordance with clause (2) above (it being understood that such deemed expenditures shall have been made no earlier than the earliest of notice to the Trustee, execution of a definitive agreement for such Asset Sale and consummation of such Asset Sale).

(f)     Any Non-Collateral Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in Section 4.10(e) will be deemed to constitute “Non-Collateral Excess Proceeds.” When (i) Non-Collateral Excess Proceeds from a single Asset Sale or a series of related Asset Sales exceeds $100.0 million and (ii) the aggregate amount of Non-Collateral Excess Proceeds plus the aggregate amount of any Collateral Excess Proceeds exceeds $200.0 million (the occurrence of clause (i) or (ii), a “Non-Collateral Asset Sale Offer Trigger”), the Issuer shall make an offer to all Holders and, at the option of the

Issuer, to any holders of any Pari Passu Indebtedness or Indebtedness incurred by any Restricted Subsidiary that is not a Guarantor (collectively, “Applicable Indebtedness”) (such offer, a “Non-Collateral Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such Pari Passu Indebtedness that is in an amount equal to at least $2,000, or an integral multiple of $1,000 in excess thereof, that may be purchased out of the amount equal to 100.0% of the Non-Collateral Excess Proceeds at an offer price in cash in an amount equal to 100.0% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in Section 3.09 hereof (or, in respect of such Pari Passu Indebtedness, the agreement or instrument governing the terms thereof).  The Issuer will commence a Non-Collateral Asset Sale Offer with respect to Non-Collateral Excess Proceeds within fifteen Business Days after the date that Non-Collateral Excess Proceeds exceeds the Non-Collateral Asset Sale Offer Trigger by mailing or electronically delivering the notice required pursuant to Section 3.09 hereof, with a copy to the Trustee or otherwise in accordance with Applicable Procedures.  The Issuer may satisfy the foregoing obligation with respect to any net Proceeds by making an Asset Sale Offer prior to the expiration of the Proceeds Application Period (the “Advance Offer”) with respect to all or a part of the Net Proceeds (the “Advance Portion”) in advance of being required to do so by this Indenture.

(g)    To the extent that the aggregate amount of Notes and such Applicable Indebtedness tendered pursuant to a Non-Collateral Asset Sale Offer is less than the Non-Collateral Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion), the Issuer may use any remaining Non-Collateral Excess Proceeds (the “Declined Non-Collateral Excess Proceeds”) for any purpose not prohibited by this Indenture.  If the aggregate principal amount of Notes or the Applicable Indebtedness surrendered in a Non-Collateral Asset Sale Offer exceeds the amount of Non-Collateral Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion), the Notes to be purchased shall be selected in the manner described in Section 3.02 hereof and the Issuer shall select such Applicable Indebtedness to be purchased; provided that, as between the Notes and any Pari Passu Indebtedness (it being understood that such purchases may be made on a greater than pro rata basis, pro rata basis or less than pro rata basis with respect to other Applicable Indebtedness), such purchases will be made on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered with adjustments as necessary so that no Notes or Pari Passu Indebtedness will be repurchased in part in an unauthorized denomination.  Upon completion of any such Non-Collateral Asset Sale Offer, the amount of Non-Collateral Excess Proceeds that resulted in the Non-Collateral Asset Sale Offer shall be reset to zero (regardless of whether there are any remaining Non-Collateral Excess Proceeds upon such completion).

(h)    Pending the final application of any Net Proceeds pursuant to this Section 4.10, the holder of such Net Proceeds, as applicable, may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility, including under the Term Loan Facility, or otherwise invest such Net Proceeds in any manner not prohibited by this Indenture.

(i)     Notwithstanding the foregoing, (i) to the extent that the application of any or all of the Net Proceeds of any Asset Sales by a Foreign Subsidiary that is a Restricted Subsidiary (a

“Foreign Disposition”) required by this covenant is prohibited, restricted or delayed by applicable local law (or in the case of any such Foreign Subsidiary that is not Wholly-owned by the Issuer, by such Foreign Subsidiary’s organization documents (so long as such restrictions were not implemented for the purpose of avoiding mandatory repurchase requirements) from being repatriated to the United States, an amount equal to the portion of such Net Proceeds so affected will not be required to be applied in compliance with this covenant, and such amounts may be retained by the applicable Foreign Subsidiary (the Issuer hereby agreeing to use commercially reasonable efforts to promptly cause the applicable Foreign Subsidiary to take all actions reasonably required by the applicable local law to permit such repatriation or otherwise overcome or eliminate any such restrictions on repatriation), and (ii) to the extent that the Issuer has determined in good faith that repatriation of any or all of the Net Proceeds of any Foreign Disposition would have a material adverse tax consequence (as determined in good faith by the Issuer) to the Issuer, any Parent Company or any Subsidiary (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation), an amount equal to the amounts so affected will not be required to be applied in compliance with this covenant and such amount shall not constitute Net Proceeds (each, a “Payment Block”), provided that, the Issuer shall not be required to monitor any such Payment Block and/or to reserve cash for any future repatriation after the Issuer has notified the Trustee in writing of the existence of such Payment Block.  Such notice to the Trustee shall be for informational purposes only and the Trustee shall have no obligation to determine whether any such Payment Block of which it has been notified complies with the requirements of this Section 4.10(i).

(j)     The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to a Collateral Asset Sale Offer or a Non-Collateral Asset Sale Offer, as applicable.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Indenture by virtue thereof.

(k)    The Issuer’s obligation to make an offer to repurchase the Notes pursuant to this Section 4.10 may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

Section 4.11.    Transactions with Affiliates.

(a)    The Issuer shall not, nor shall the Issuer permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration valued (as determined in good faith by the Issuer) in excess of the greater of (a) $55.0 million and (b) 8.0% of Consolidated EBITDA of the Issuer and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis), unless such Affiliate Transaction is on terms, taken as a whole, that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained at such time in a comparable transaction by the Issuer or such Restricted Subsidiary with a Person other than an Affiliate of the Issuer on an arm’s-length basis or, if in the good faith judgment of the Board of Directors no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Issuer or such Restricted Subsidiary from a financial point of view.

(b)    The foregoing restriction will not apply to the following:

(i)    (A) transactions between or among the Issuer and one or more Restricted Subsidiaries or between or among Restricted Subsidiaries or, in any case, any Person that becomes a Restricted Subsidiary as a result of such transaction and (B) any merger, consolidation or amalgamation of the Issuer and any Parent Company; provided that such merger, consolidation or amalgamation of the Issuer is otherwise in compliance with the terms of this Indenture;

(ii)    (A) Restricted Payments permitted by Section 4.07 (including any transaction specifically excluded from the definition of the term “Restricted Payments”), including pursuant to the exceptions contained in the definition thereof and the parenthetical exclusions of such definition, but excluding any Restricted Payments permitted by clause (xiv)(f) of Section 4.07(b), (B) any Permitted Investment(s) (other than clause (xi) thereof) or any acquisition otherwise permitted under this Indenture and (iii) Indebtedness permitted by Section 4.09;

(iii)    (A) the payment of management, consulting, monitoring, transaction, advisory and other fees, and indemnities and expenses payable, to any Investor that is not prohibited by this Indenture (including any unpaid management, consulting, monitoring, transaction, advisory and other fees, indemnities and expenses accrued in any prior year);

(B)    the payment of indemnification and similar amounts to, and reimbursement of expenses to, any Investor and their respective officers, directors, employees and Affiliates, in each case, approved by, or pursuant to arrangements approved by, the Board of Directors;

(C)    payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to future, present or former employees, officers, directors, managers, consultants or independent contractors or guarantees in respect thereof for bona fide business purposes or in the ordinary course of business or consistent with industry practice;

(D)    any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current, former or future officers, directors, employees, managers, consultants and independent contractors of the Issuer, any Subsidiary or any Parent Company;

(E)    any payment of compensation or other employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers current, former or future officers, directors, employees, managers, consultants and independent contractors of the Issuer, any Subsidiary or any Parent Company;

(iv)    the payment of fees, reasonable out-of-pocket costs and expenses and compensation paid to, and indemnities and reimbursements and employment, severance and confidentiality arrangements provided to, or on behalf of or for the benefit of, present, future or former employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Issuer, any Parent Company or any Restricted Subsidiary in the ordinary course of business to the extent attributable to the ownership or operation of the Issuer and the Restricted Subsidiaries or any such Parent Company’s separate existence;

(v)    transactions in which (x) the Issuer or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms, when taken as a whole, are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with a Person that is not an Affiliate of the Issuer on an arm’s-length basis or (y) the terms of such Affiliate Transaction have been approved by a majority of the Disinterested Directors of the Issuer, any Parent Company thereof or any Restricted Subsidiary, as applicable;

(vi)    the existence of, or the performance, by the Issuer or any Restricted Subsidiary of its obligations under the terms of, any agreement as in effect as of the Issue Date, or any amendment thereto or replacement thereof (so long as any such amendment or replacement is not materially disadvantageous in the good faith judgment of the Board of Directors to the Holders when taken as a whole, as compared to the applicable agreement as in effect on the Issue Date);

(vii)    the existence of, or the performance by the Issuer or any Restricted Subsidiary of its obligations under the terms of, any equity holders agreement or the equivalent (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any amendment thereto (so long as in the good faith determination of the Issuer any such amendment is not materially adverse to the Holders, taken as a whole, as compared to the applicable transaction, agreement, instrument or arrangement as in effect on the Issue Date), and similar agreements or arrangements that it may enter into thereafter;

(viii)    any transactions on terms substantially as favorable to the Issuer or such Restricted Subsidiary (as applicable) as would be obtainable by the Issuer or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate (as determined by the Issuer in good faith);

(ix)    transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business or consistent with industry practice and otherwise in compliance with the terms of this Indenture that are fair to the Issuer and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors or the senior management of the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(x)    the issuance, sale or transfer of Equity Interests (other than Disqualified Stock) of the Issuer or any Parent Company to any Person and the granting and performing of customary rights (including registration rights) in connection therewith, and any contribution to the capital of the Issuer;

(xi)    sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Facility and any other transaction effected in connection with a Qualified Securitization Facility or a financing related thereto;

(xii)    payments by the Issuer or any Restricted Subsidiary made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by, or made pursuant to arrangements approved by, a majority of the Board of Directors in good faith;

(xiii)    payments with respect to Indebtedness, Disqualified Stock and other Equity Interests (and cancellation of any thereof) of the Issuer, any Parent Company and any Restricted Subsidiary and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, member of management, consultant or independent contractor (or their respective Controlled Investment Affiliates or Immediate Family Members or permitted transferees) of the Issuer, any of its Subsidiaries or any Parent Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any equity subscription or equity holder agreement that are, in each case, approved by the Issuer in good faith; and any employment agreements, severance arrangements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) that are, in each case, approved by the Issuer in good faith;

(xiv)    (A) investments by Affiliates in securities or Indebtedness of the Issuer or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the investment is being offered by the Issuer or such Restricted Subsidiary generally to other investors on the same or more favorable terms and (B) payments to Affiliates in respect of securities or Indebtedness of the Issuer or any Restricted Subsidiary contemplated in the foregoing subclause (i) or that were acquired from Persons other than the Issuer and the Restricted Subsidiaries, in each case, in accordance with the terms of such securities or Indebtedness;

(xv)    payments to or from, and transactions with, joint ventures (to the extent any such joint venture is only an Affiliate as a result of Investments by the Issuer and the Restricted Subsidiaries in such joint venture);

(xvi)    (A) the Tax Receivable Agreement or transactions thereunder or (B) payments by the Issuer, any Subsidiary or any direct or indirect parent thereof pursuant to reasonable tax sharing arrangements between or among such Persons (including any repayments of Tax Distribution Indebtedness);

(xvii)    any lease entered into between the Issuer or any Restricted Subsidiary, as lessee, and any Affiliate of the Issuer, as lessor, and any transaction(s) pursuant to that lease, which lease is approved by the Board of Directors or senior management of the Issuer in good faith;

(xviii)    intellectual property licenses or sublicenses in the ordinary course of business or consistent with industry practice;

(xix)    the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to equity holders of the Issuer or any Parent Company pursuant to any equity holders agreement or registration rights agreement entered into on or after the Issue Date;

(xx)    transactions permitted by, and complying with, the provisions of Section 5.01;

(xxi)    transactions undertaken in good faith (as determined by the Board of Directors or certified by senior management of the Issuer in an Officer’s Certificate) for the purposes of improving the consolidated tax efficiency of the Issuer and its Restricted Subsidiaries and not for the purpose of circumventing any covenant set forth in this Indenture; so long as such transactions, when taken as a whole, do not result in a material adverse effect on the Liens on the Collateral granted by the Issuer and the Guarantors in favor of the Noteholder Secured Parties, when taken as a whole, in each case, as determined in good faith by the Board of Directors or certified by senior management of the Issuer in an Officer’s Certificate;

(xxii)    (A) transactions with a Person that is an Affiliate of the Issuer (other than an Unrestricted Subsidiary) solely because the Issuer or any Restricted Subsidiary owns Equity Interests in such Person and (B) transactions with any Person that is an Affiliate solely because a director or officer of such Person is a director or officer of the Issuer, any Restricted Subsidiary or any Parent Company; provided, however, that, in the case of clause (B), such director abstains from voting as a director of the Issuer or such parent entity, as the case may be, on any matter involving such other Person and such Person is not an Affiliate of the Issuer for any reason other than such director’s acting in such capacity;

(xxiii)    (A) pledges and other transfers of Equity Interests in Unrestricted Subsidiaries and (B) any transactions with an Affiliate in which the consideration paid consists solely of Equity Interests of the Issuer or a Parent Company;

(xxiv)    the sale, issuance or transfer of Equity Interests (other than Disqualified Stock) of the Issuer;

(xxv)    investments by any Investor or Parent Company in securities or Indebtedness of the Issuer or any Subsidiary;

(xxvi)    payments in respect of (A) the Obligations incurred under any Credit Facilities (including the Term Loan Facility and the ABL Facility), (B) the Notes (or any Refinancing Indebtedness in respect thereof), (C) the Existing Rondo Facility and (D) other Indebtedness, Disqualified Stock or Preferred Stock of the Issuer and its Subsidiaries held by Affiliates; provided that such obligations were acquired by an Affiliate of the Issuer in compliance herewith;

(xxvii)    transactions undertaken in the ordinary course of business or consistent with industry practice pursuant to membership in a purchasing consortium;

(xxviii)    any purchase by any parent entity of the Equity Interests of the Issuer and the issuance, sale or transfer of Equity Interests of the Issuer to any parent entity and capital contributions by any parent entity to the Issuer (and payment of reasonable out-of-pocket expenses incurred in connection therewith); and

(xxix)    transactions in connection with a Permitted Reorganization.

Section 4.12.    Liens.  The Issuer will not, and will not permit any Guarantor to, create, incur or assume any Lien (each, an “Initial Lien”) that secures Obligations under any Indebtedness or any related guarantee of Indebtedness, on any asset or property of the Issuer or any Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(a)    in the case of Initial Liens on any Collateral, such Lien is a Permitted Lien; and

(b)    in the case of any Initial Lien on any asset or property that is not Collateral, (i) the Notes or the Guarantees are equally and ratably secured with (or on a senior basis to, in the case such Initial Lien secures any Junior Indebtedness) the Obligations secured by such Initial Lien or (ii) such Initial Lien is a Permitted Lien.

For purposes of determining compliance with this Section 4.12, (A) a Lien need not be incurred solely by reference to one category of Permitted Liens described in the definition thereof but is permitted to be incurred in part under any combination thereof and of any other available exemption and (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens, the Issuer will, in its sole discretion, be entitled to divide, classify or reclassify, in whole or in part, any such Lien (or any portion thereof) among one or more of such categories or clauses in any manner.

Any Lien created for the benefit of the Holders pursuant to clause (b) of this Section 4.12 will be deemed automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien to which it relates.

The expansion of Liens by virtue of accretion or amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this covenant.

Section 4.13.    Company Existence.  Subject to Article V hereof, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect its limited liability company, corporate, partnership or other existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuer or any such Restricted Subsidiary; provided that the Issuer shall not be required to preserve the corporate, partnership or other existence of its Restricted Subsidiaries if the Issuer in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole.

Section 4.14.    Offer to Repurchase Upon Change of Control.

(a)    If a Change of Control occurs after the Issue Date, unless the Issuer has previously or concurrently electronically delivered or mailed a redemption notice with respect to all the outstanding Notes pursuant to Section 3.07 hereof, the Issuer will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101.0% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date prior to such repurchase.  Within 60 days following any Change of Control, the Issuer will send notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder to the address of such Holder appearing in the Note Register or otherwise in accordance with the Applicable Procedures with the following information:

(i)    that a Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(ii)    the purchase price and the purchase date, which will be no earlier than 10 days nor later than 60 days from the date such notice is mailed or otherwise delivered (the “Change of Control Payment Date”), subject to extension (in the case where such notice is mailed or otherwise delivered prior to the occurrence of the Change of Control) in the event that the occurrence of the Change of Control is delayed;

(iii)    that any Note not properly tendered will remain outstanding and continue to accrue interest;

(iv)    that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(v)    that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice or otherwise in accordance with DTC procedures  prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(vi)    that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided, that the Paying Agent receives, not later than the close of business on the second Business Day prior to the expiration date of the Change of Control Offer, a facsimile transmission or letter or otherwise in accordance with DTC procedures setting forth the name of the Holder, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(vii)    that Holders whose Notes are being purchased only in part will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered; provided that the unpurchased portion of the Notes must be equal to at least $2,000 or any integral multiple of $1,000 in excess of $2,000;

(viii)    if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control and describing each such condition, and if applicable, stating that, in the Issuer’s discretion, the Change of Control Payment Date may be delayed until such time (including more than 60 days after the notice is mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied, or that such purchase may not occur and such notice may be rescinded in the event the Issuer shall determine that any or all such conditions shall not have been satisfied by the Change of Control Payment Date (as so delayed, if applicable); and

(ix)    the other instructions, as determined by the Issuer, consistent with this Section 4.14, that a Holder must follow in order to have its Notes repurchased.

The Trustee will not be responsible for determining whether any Change of Control has occurred and whether any Change of Control Offer with respect to the Notes is required.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes by the Issuer pursuant to a Change of Control Offer.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Indenture by virtue thereof.

(b)    On the Change of Control Payment Date, the Issuer will, to the extent permitted by law:

(i)    accept for payment all Notes issued by them or portions thereof properly tendered pursuant to the Change of Control Offer;

(ii)    no later than 11:00 a.m. New York City time, deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(iii)    deliver, or cause to be delivered, to the Trustee an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer and, at the Issuer’s option, the Notes so accepted for cancellation.

(c)    The Issuer will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(d)    Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.  A Change of Control Offer may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of this Indenture, the Notes and/or the Guarantees but the Change of Control Offer may not condition tenders on the delivery of such consents.

(e)    Other than as specifically provided in this Section 4.14, any purchase pursuant to this Section 4.14 shall be made pursuant to the provisions of Sections 3.02, 3.05 and 3.06 hereof, and references therein to “redeem,” “redemption,” “Redemption Date” and similar words shall be deemed to refer to “purchase,” “repurchase,” “Change of Control Payment Date” and similar words, as applicable.

(f)     The Issuer’s obligation to make an offer to repurchase the Notes pursuant to this Section 4.14 may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

Section 4.15.    Limitation on Guarantees of Indebtedness.  The Issuer will not, and the Issuer will not permit any of the Issuer’s Wholly-owned Subsidiaries that are Restricted Subsidiaries other than a Guarantor or an Excluded Subsidiary (except for any Excluded Subsidiary that guarantees the Term Loan Facility), to guarantee (i) the payment of any Indebtedness of the Issuer or any Guarantor under any Credit Facility incurred under clause (i) of Section 4.09(b) hereof or (ii) guarantee Indebtedness in respect of Capital Markets Debt of the Issuer or any Guarantor, unless:

(i)    such Restricted Subsidiary within 60 days after the guarantee of such Indebtedness executes and delivers a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto, providing for a Guarantee by such Restricted Subsidiary;

(ii)    such Restricted Subsidiary within 60 days after the guarantee of such Indebtedness executes and delivers a joinder agreement to the Security Documents or new Security Documents providing for a pledge of its assets as Collateral for the Notes to the same extent as set forth in this Indenture and the Security Documents and takes all actions required by the Security Documents to perfect the Liens created by the Security Documents; and

(iii)    such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other applicable rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee.

The Issuer may elect, in its sole discretion, to cause or allow, as the case may be, any Subsidiary or any of its direct or indirect parent companies that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Subsidiary or Parent Company shall not be required to comply with the 60 day period described in clause (1) above and such Guarantee may be released at any time in the Issuer’s sole discretion so long as any Indebtedness of such Subsidiary then outstanding could have been incurred by such Subsidiary (either (x) when so incurred or (y) at the time of the release of such Guarantee) assuming such Subsidiary were not a Guarantor at such time.

Section 4.16.    Suspension of Covenants.

(a)    During any period of time that (i) the Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event” and the date thereof being referred to as a “Suspension Date”) then, Section 4.07, Section 4.08, Section 4.09, Section 4.10, Section 4.11, Section 4.15 and Section 5.01(c) hereof shall not be applicable to the Notes (collectively, the “Suspended Covenants”).

(b)    During any Suspension Period (as defined below), the Issuer may not designate any of its Subsidiaries as an Unrestricted Subsidiary pursuant to the second sentence of the definition of “Unrestricted Subsidiary.”

(c)    In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time as a result of the foregoing, and on any subsequent date (a “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events.  The period of time between any Suspension Date and the related Reversion Date is referred to in this Indenture as the “Suspension Period.” Additionally, upon the occurrence of a Covenant

Suspension Event, the amount of Collateral Excess Proceeds and Non-Collateral Excess Proceeds from Net Proceeds shall be reset to zero.

(d)    Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by the Issuer or any of its Restricted Subsidiaries or events occurring prior to such reinstatement with respect to any of the Suspended Covenants will give rise to a Default or Event of Default under this Indenture with respect to the Notes; provided, that (i) with respect to Restricted Payments made after a Reversion Date, the amount available to be made as Restricted Payments will be calculated as though Section 4.07 hereof had been in effect prior to, but not during, the Suspension Period; (ii) all Indebtedness incurred, Disqualified Stock of the Issuer or Restricted Subsidiaries issued or Preferred Stock of the Restricted Subsidiaries issued, during the Suspension Period will be classified to have been incurred or issued pursuant to Section 4.09(b)(iii) hereof; (iii) any Affiliate Transaction entered into after such Reversion Date pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to Section 4.11(b)(vii) hereof; (iv) any encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Guarantor to take any action described in clauses (i) through (iii) of Section 4.08(a) hereof that becomes effective during any Suspension Period shall be deemed to be permitted pursuant to Section 4.08(b)(i) hereof; (v) no Subsidiary of the Issuer shall be required to comply with Section 4.15 hereof after a Reversion Date with respect to any guarantee entered into by such Subsidiary during any Suspension Period; (vi) all Liens permitted to be created, incurred or assumed during the Suspension Period will be deemed to have been outstanding on the Issue Date, so that they are classified as permitted under clause (8) of the definition of “Permitted Liens”; and (vii) all Investments made during the Suspension Period will be deemed to have been outstanding on the Issue Date, so that they are classified as Permitted Investments permitted under clause (5) of the definition of “Permitted Investments.”

(e)    Notwithstanding that the Suspended Covenants may be reinstated after a Reversion Date, (1) no Default, Event of Default or breach of any kind will be deemed to exist under this Indenture, the Notes or the Guarantees with respect to the Suspended Covenants, and none of the Issuer or any of its Restricted Subsidiaries will bear any liability for any actions taken or events occurring during a Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising during a Suspension Period, in each case, as a result of a failure to comply with the Suspended Covenants during such Suspension Period (or, upon termination of such Suspension Period or after that time, based on any action taken or event that occurred during such Suspension Period) and (2) following a Reversion Date, the Issuer and each Restricted Subsidiary will be permitted, without causing a Default or Event of Default, to honor, comply with or otherwise perform any contractual commitments or obligations arising during any Suspension Period (that were permitted to be entered into at such time) and to consummate any transactions contemplated thereby.

(f)     During the Suspension Period, the Guarantees and the Collateral shall be automatically and unconditionally released and discharged and the obligation to grant further Guarantees and pledge Collateral shall be suspended. Upon any Reversion Date, (x) the obligation to grant Guarantees and security pursuant to Section 4.15 will be reinstated (and such Reversion Date will be deemed to be the date on which any guaranteed Indebtedness was incurred for purposes of Section 4.15) and (y) the Issuer and the Guarantors shall take all actions reasonably necessary to provide to the Collateral Agent for its benefit and the benefit of the

Noteholder Secured Parties valid, perfected, first priority security interests (subject to Permitted Liens) in the Collateral within sixty (60) days after such Reversion Date.

Promptly following the occurrence of any Suspension Date or Reversion Date, the Issuer shall provide an Officers’ Certificate to the Trustee regarding such occurrence. The Trustee shall not be deemed to have any knowledge of the ratings of the Notes and shall have no obligation or duty to (a) monitor the ratings of the Notes, (b) independently determine or verify if a Suspension Date or Reversion Date has occurred, (c) notify Holders if the Notes achieve Investment Grade Ratings or of the occurrence of a Suspension Date or Reversion Date or (d) determine the consequences thereof.

Article V
SUCCESSORS

Section 5.01.    Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.

(a)    The Issuer may not consolidate, amalgamate or merge with or into or wind up into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i)    the Issuer is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition is made, is a Person organized or existing under the laws of the United States, any state thereof or the District of Columbia (such Person, as the case may be, being herein called the “Successor Company”);

(ii)    the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Notes, the Pari Passu Intercreditor Agreement, the ABL Intercreditor Agreement, the Junior Priority Intercreditor Agreement and the Security Documents pursuant to supplemental indentures or other customary documents or instruments;

(iii)    immediately after such transaction, no Event of Default exists;

(iv)    the Issuer shall have delivered to the Trustee and the Collateral Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures, if any, comply with this Indenture; and

(v)    to the extent any assets of the Person which is merged or consolidated with or into the Issuer are assets of the type which would constitute Collateral under the Security Documents, the Issuer or the Successor Company, as applicable, will take such action, if any, as may be reasonably necessary to cause such assets to be made subject to the Lien of the applicable Security Documents in the manner and to the extent required in this Indenture or the applicable Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the applicable Security Documents.

(b)    Notwithstanding clause (3) of Section 5.01(a) hereof,

(i)    any Restricted Subsidiary may consolidate with, amalgamate with or merge with or into or wind up into or sell, assign, lease, convey, transfer or otherwise dispose of all or part of its properties and assets to the Issuer or any Restricted Subsidiary and the Issuer may transfer all or part of its properties to any Restricted Subsidiary; and

(ii)    the Issuer may consolidate with, amalgamate with or merge with or into, or wind up into an Affiliate of the Issuer solely for the purpose of reincorporating the Issuer in the United States, any state thereof or the District of Columbia so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

(c)    Subject to Section 10.06 hereof, no Guarantor will, and the Issuer will not permit any Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i)    (A) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Guarantor or the laws of the United States, any state thereof or the District of Columbia (such Guarantor or such Person, as the case may be and in each case, being herein called the “Successor Guarantor”);

(B)    the Successor Guarantor, if other than a Guarantor, expressly assumes all the obligations of such Guarantor under this Indenture, the Pari Passu Intercreditor Agreement, the ABL Intercreditor Agreement, the Junior Priority Intercreditor Agreement and the Security Documents and such Guarantor’s related Guarantee pursuant to supplemental indentures or other customary documents or instruments;

(C)    immediately after such transaction, no Event of Default exists;

(D)    the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures, if any, comply with this Indenture; and

(E)    to the extent any assets of the Person which is merged or consolidated with or into the Guarantors are assets of the type which would constitute Collateral under the Security Documents, the Issuer or the Successor

Company, as applicable, will take such action, if any, as may be reasonably necessary to cause such assets to be made subject to the Lien of the applicable Security Documents in the manner and to the extent required in this Indenture or the applicable Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the applicable Security Documents; or

(ii)    the transaction is made in compliance with, if applicable, Section 4.10(a); or

(iii)    in the case of assets comprised of Equity Interests of Subsidiaries of the Issuer that are not Guarantors, such Equity Interests are sold, assigned, transferred, leased, conveyed or otherwise disposed of to one or more Restricted Subsidiaries.

(d)    Notwithstanding the foregoing, any Guarantor may (1) merge, amalgamate or consolidate with or into, wind up into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to another Guarantor or the Issuer, (2) merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Guarantor in the United States, any state thereof or the District of Columbia, (3) convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor or the laws of the United States, any state thereof or the District of Columbia or (4) liquidate or dissolve or change its legal form if the Issuer determines in good faith that such action is in the best interests of the Issuer and is not materially disadvantageous to the Holders of the Notes.

Section 5.02.    Successor Person Substituted.  Upon any consolidation, amalgamation or merger, or any winding up, sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Issue or a Guarantor in accordance with Section 5.01 hereof, the Successor Person or Successor Guarantor, as applicable, formed by such consolidation or amalgamation or into or with which the Issuer or such Guarantor, as applicable, is merged or to which such wind up, sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, amalgamation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture, the Notes and the Guarantees referring to the Issuer or such Guarantor, as applicable, shall refer instead to the Successor Person or Successor Guarantor, as applicable, and not to the Issuer or such Guarantor, as applicable), and may exercise every right and power of the Issuer or such Guarantor, as applicable, under this Indenture, the Notes and the Guarantees with the same effect as if such Successor Person or Successor Guarantor, as applicable, had been named as the Issuer or a Guarantor, as applicable, herein, and, (i) in the case of a Guarantor, such Guarantor shall be automatically released and discharged from its obligations hereunder and (ii) in the case of a predecessor Issuer, such Issuer shall be automatically released from its obligations thereunder; provided that the predecessor Issuer shall not be relieved from the obligations under this Indenture, the Notes and the Guarantees in the case of any lease.

Article VI
DEFAULTS AND REMEDIES

Section 6.01.    Events of Default.  An “Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)    default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(b)    default for 30 days or more in the payment when due of interest on or with respect to the Notes;

(c)    failure by the Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 30.0% in principal amount of the then outstanding Notes (with copy to the Trustee) to comply with any of its obligations, covenants or agreements (other than a default referred to in clause (a) or (b) of this Section 6.01) contained in this Indenture or the Notes;

(d)    default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders) would constitute a Significant Subsidiary) or the payment of which is guaranteed by the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders) would constitute a Significant Subsidiary), other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(i)    such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(ii)    the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at its stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, exceeds the Threshold Amount at any one time outstanding;

(e)    failure by the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders as required under Section 4.03) would constitute a Significant

Subsidiary), to pay final judgments aggregating in excess of the Threshold Amount (net of amounts covered by insurance policies), which final judgments remain unpaid, undischarged, unwaived and unstayed for a period of more than 90 days after such judgment becomes final;

(f)     the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders as required under Section 4.03) would constitute a Significant Subsidiary), pursuant to or within the meaning of any Bankruptcy Law:

(i)    commences a voluntary case or proceeding to be adjudicated bankrupt or insolvent;

(ii)    consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(iii)    consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property; or

(iv)    makes a general assignment for the benefit of its creditors;

(g)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)    is for relief against the Issuer or any of its Significant Subsidiaries (or any group of Restricted Subsidiaries that taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders) would constitute a Significant Subsidiary), in a proceeding in which the Issuer, or any such Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders), would constitute a Significant Subsidiary), is to be adjudicated bankrupt or insolvent;

(ii)    appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer or any of its Significant Subsidiaries (or any group of Restricted Subsidiaries that, taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders), would constitute a Significant Subsidiary) for all or substantially all of the property of the Issuer or any of its Significant Subsidiaries (or any group of Restricted Subsidiaries that, taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders), would constitute a Significant Subsidiary); or

(iii)    orders the liquidation of the Issuer or any of its Significant Subsidiaries (or any group of Restricted Subsidiaries that, taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders), would constitute a Significant Subsidiary);

and the order or decree remains unstayed and in effect for 60 consecutive days; or

(h)    the Guarantee of any Significant Subsidiary (or any group of Restricted Subsidiaries that taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders) would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect except as contemplated by the terms of this Indenture or be declared null and void in a final non-appealable judgment of a court of competent jurisdiction or any Officer of any Guarantor that is a Significant Subsidiary (or the Officers of any group of Restricted Subsidiaries that, taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders) would constitute a Significant Subsidiary), as the case may be, denies in writing that it has any further liability under its Guarantee or gives written notice to such effect, other than by reason of the termination of this Indenture or the release of any such Guarantee in accordance with this Indenture;

(i)     unless all the Collateral has been released from the Liens in accordance with the provisions of the Security Documents and this Indenture, the Issuer shall assert or any Guarantor shall assert, in any pleading in a court of competent jurisdiction, that any security interest purported to be created by any such Security Document and to the extent relating to assets that are not immaterial to the Issuer and the Restricted Subsidiaries, when taken as a whole, on a consolidated basis is invalid or unenforceable other than by reason of (i) termination of this Indenture, (ii) the release of any such Collateral in accordance with this Indenture, (iii) limitations of foreign laws, rules and regulations or the application thereof, or (iv) the failure of the applicable collateral agent to maintain possession of certificates actually delivered to it representing securities pledged under a Security Document or to file Uniform Commercial Code continuation statements or take any other action and except to the extent that such loss is covered by a lender’s title insurance policy; or

(j)     the Liens created by any Security Document and that extend to assets that are not immaterial to the Issuer and the Restricted Subsidiaries, when taken as a whole, on a consolidated basis, shall at any time not constitute a valid and perfected Lien intended to be covered thereby (unless perfection is not required by this Indenture or the Security Documents) other than (i) in accordance with the terms of the relevant Security Document, the Intercreditor Agreements or this Indenture, including the release of any Collateral in accordance with the terms thereof, (ii) in connection with the satisfaction in full of all Obligations under this Indenture, (iii) by reason of limitations of foreign laws, rules and regulations or the application thereof, or (d) by reason of the failure of the applicable collateral agent to maintain possession of certificates actually delivered to it representing securities pledged under a Security Document or to file Uniform Commercial Code continuation statements or take any other action and except to the extent that such loss is covered by a lender’s title insurance policy.

Section 6.02.    Acceleration.  If any Event of Default (other than an Event of Default specified in clause (f) or (g) of Section 6.01 hereof with respect to the Issuer) occurs and is continuing under this Indenture, the Trustee by written notice to the Issuer or the Holders of at least 30.0% in principal amount of the then total outstanding Notes by written notice to the Issuer may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.  Upon the effectiveness of such declaration, such principal of and premium, if any, and interest shall be due and payable immediately.  The Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in the Holders’ interest.  The Trustee shall have no obligation to accelerate the Notes.

Notwithstanding the foregoing, in the case of an Event of Default arising under clause (f) or (g) of Section 6.01 hereof with respect to the Issuer, all outstanding Notes shall be due and payable immediately without further action or notice.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences (except non-payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder) and rescind any acceleration with respect to the Notes and its consequences if such rescission would not conflict with any judgment of a court of competent jurisdiction.

In the event of any Event of Default specified in Section 6.01(d) hereof, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if:

(a)    the Indebtedness or guarantee that is the basis for such Event of Default has been discharged;

(b)    the requisite holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(c)    the default that is the basis for such Event of Default has been cured, waived or is no longer continuing.

Section 6.03.    Other Remedies.  If an Event of Default occurs and is continuing, the Trustee or the Collateral Agent may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes, the Security Documents or this Indenture.

The Trustee or the Collateral Agent may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee, the Collateral Agent or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  All remedies are cumulative to the extent permitted by law.

Section 6.04.    Waiver of Past Defaults.  Subject to Section 6.02 hereof, Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences hereunder (except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder) (including in connection with an Asset Sale Offer or a Change of Control Offer).  Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05.    Control by Majority.  Holders of a majority in principal amount of the then total outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee.  The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder (it being understood that the Trustee does not have an affirmative duty to determine whether or not any such direction is unduly prejudicial to the rights of Holders of the Notes not joining in the giving of such direction) or that would involve the Trustee in personal liability.

Section 6.06.    Limitation on Suits.  Subject to Section 6.07 hereof, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(a)    such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(b)    Holders of at least 30.0% in principal amount of the total outstanding Notes have requested in writing the Trustee to pursue the remedy;

(c)    Holders have offered the Trustee security or indemnity satisfactory to it against any cost, loss, liability or expense;

(d)    the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(e)    Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a direction inconsistent with such written request within such 60-day period.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

Section 6.07.    Rights of Holders to Institute Suit for Payment.  Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to bring suit for the enforcement of any payment of principal of, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an Asset Sale Offer or a Change of Control Offer), shall not be impaired or affected without the consent of such Holder.

Section 6.08.    Collection Suit by Trustee.  If an Event of Default specified in Section 6.01(a) or (b) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent and their respective agents and counsel.

Section 6.09.    Restoration of Rights and Remedies.  If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuer, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.10.    Rights and Remedies Cumulative.  Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11.    Delay or Omission Not Waiver.  No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein.  Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.12.    Trustee May File Proofs of Claim.  The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent and their respective agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes including the Guarantors), its creditors or its property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee on behalf of such Holder, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee and the Collateral Agent any amount due to them for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent and their respective agents and counsel, and any other amounts due the Trustee and the Collateral Agent under Section 7.07 hereof.  To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent and their respective agents and counsel, and any other amounts due the Trustee and the Collateral Agent under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.  Nothing herein contained shall be deemed to authorize the Trustee or the Collateral Agent to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee or the Collateral Agent to vote in respect of the claim of any Holder in any such proceeding.

Section 6.13.    Priorities.  Subject to the terms of the Security Documents and the Intercreditor Agreements, if the Trustee, the Collateral Agent or any Agent collects any money or property pursuant to this Article VI, it shall pay out the money or property in the following order:

(a)    to the Trustee, the Collateral Agent, such Agent and their respective agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee, the Collateral Agent or such Agent and the costs and expenses of collection;

(b)    to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

(c)    to the Issuer or to such party as a court of competent jurisdiction shall direct including a Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13.

Section 6.14.    Undertaking for Costs.  In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10.0% in principal amount of the then outstanding Notes.

Section 6.15.    Noteholder Direction.

(a)    Any notice of default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (other than any Holder that is a Regulated Bank) (each, a “Directing Holder”) must be accompanied by a written representation from each such Holder to the Issuer and the Trustee that such Holder is not (or, in the case such Holder is DTC or its nominee, that such Holder is being instructed solely by beneficial owners that are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to a notice of Default (a “Default Direction”) shall be deemed repeated at all times until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated.  In addition, each Directing Holder must, at the time of providing a Noteholder Direction, covenant to provide the Issuer with such other information as the Issuer may reasonably request from time to time in order to verify the accuracy of such Directing Holder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). The Trustee shall have no duty whatsoever to provide this information to the Issuer or to obtain this information for the Issuer. In any case in which the Holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of DTC or its nominee, and DTC shall be entitled to rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee.

(b)    If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuer determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provide to the Trustee written evidence that the Issuer has initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to such Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter.  Without limitation, if, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuer provides to the Trustee an Officers’ Certificate stating that a Court Determination has been made that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to any Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed until such time as the Issuer provides the Trustee with an Officers’ Certificate that the Verification Covenant has been satisfied; provided that the Issuer shall promptly deliver such Officers’ Certificate to the Trustee upon becoming aware that the Verification Covenant has been satisfied.  Any breach of the Position Representation (as confirmed by Court Determination) shall result in such Holder’s participation in such Noteholder Direction being disregarded; and if, without the participation of such Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Event of Default shall be deemed never to have occurred, acceleration voided and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default; provided, however, this shall not invalidate any indemnity or security provided by the Directing Holders to the Trustee which obligations shall continue to survive.

(c)    Notwithstanding anything Section 6.15(a) or (b) to the contrary, any Noteholder Direction delivered to the Trustee during the pendency of an Event of Default as the result of a bankruptcy or similar proceeding shall not require compliance with the foregoing paragraphs.  In addition, for the avoidance of doubt, the foregoing paragraphs shall not apply to any Holder that is a Regulated Bank; provided that if a Regulated Bank is a Directing Holder or a beneficial owner directing DTC it shall provide a written representation to the Issuer that it is a Regulated Bank.

(d)    For the avoidance of doubt, the Trustee shall be entitled to conclusively rely on any Noteholder Direction, Position Representation, Verification Covenant, Officer’s Certificate or other document delivered to it pursuant to the foregoing paragraphs, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officers’ Certificate delivered to it or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise and shall have no liability for ceasing to take any action or stating any remedy.  In no event shall the Trustee be obligated to ascertain, calculate, monitor, or otherwise make any determination as to whether any holder is Net Short, nor shall it have any liability to the Issuer, any holder or any other person in acting in good faith on a Noteholder Direction or to determine whether any Net Short holder has delivered a Position Representation.

(e)    With its acquisition of the Notes, each Holder and subsequent purchaser of the Notes consents to the delivery of its Position Representation by the Trustee to the Issuer, in accordance with the terms of the foregoing paragraphs.  Each Holder and subsequent purchaser of the Notes waives any and all claims, in law and/or in equity, against the Trustee and agrees not to commence any legal proceeding against the Trustee in respect of, and agrees that the Trustee will not be liable for any action that the Trustee takes in accordance with the foregoing, or arising out of or in connection with following instructions or taking actions in accordance with a Noteholder Direction.

(f)     Notwithstanding anything to the contrary in this Indenture, a notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default or notice of acceleration may not be given by the Trustee or Holders of the Notes (or any other action taken on the assertion of any Default) with respect to any action taken, and reported publicly or to Holders of the Notes, more than two years prior to such notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of default or notice of acceleration (or other action).

(g)    If (i) a Default for a failure to report or failure to deliver a required certificate in connection with another default (the “Initial Default”) occurs, then at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another Default that resulted solely because of that Initial Default will also be cured without any further action and (ii) any Default or Event of Default for the failure to comply with the time periods prescribed in Section 4.03 hereof or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by such covenant or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture.

Article VII
TRUSTEE

Section 7.01.    Duties of Trustee.

(a)    If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture on behalf of the Holders, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)    Except during the continuance of an Event of Default:

(i)    the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)    in the absence of willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture.  However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)    The Trustee may not be relieved from liabilities for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that:

(i)    this paragraph (c) does not limit the effect of paragraph (b) of this Section 7.01;

(ii)    the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(iii)    the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.02, 6.04 or 6.05 hereof.

(d)    Whether or not therein expressly so provided, every provision of this Indenture, the Security Documents and the Intercreditor Agreements that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e)    the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders unless the Holders have offered, and if requested, provided to the Trustee indemnity or security satisfactory to the Trustee against any cost, loss, liability or expense that might be incurred by it in compliance with such request or direction.

(f)     The Trustee shall not be liable for interest or investment income on any money received by it except as the Trustee may agree in writing with the Issuer.  Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02.    Rights of Trustee.

(a)    The Trustee may conclusively rely upon and shall be fully protected in acting or refraining from acting upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b)    Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both (except as limited pursuant to Section 9.01 and 13.04(c) hereof).  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel.  The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)    The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d)    The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)    Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by an Officer.

(f)     None of the provisions of this Indenture or the Notes shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

(g)    The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has received written notice of any event which is in fact such a Default or Event of Default at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(h)    In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i)     The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder (including as Collateral Agent), and each agent, custodian and other Person employed to act hereunder.

(j)     [Reserved];

(k)    Delivery of reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificates).  The Trustee shall have no duty to review or analyze any information, documents or reports delivered to it.  Additionally, the Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Issuer’s compliance with the covenants in this Indenture or whether any information, reports or other documents are filed with the SEC or posted on any website, datasite or Secured System under this Indenture, or to participate in any conference calls.

(l)     The permissive rights of the Trustee to take certain actions under this Indenture shall not be construed as a duty unless so specified herein.

(m)     The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer, and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(n)    The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(o)    The Trustee may request that the Issuer deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

Section 7.03.    Individual Rights of Trustee.  The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any of its Affiliates with the same rights it would have if it were not Trustee; provided, however, in the event that the Trustee acquires any conflicting interest (within the meaning of the Trust Indenture Act), it must eliminate such conflict within 90 days or resign.  Any Agent may do the same with like rights and duties.  The Trustee is also subject to Section 7.10 hereof.

Section 7.04.    Trustee’s Disclaimer.  The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Security Documents, the Intercreditor Agreements or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture or such other documents, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or therein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture or such other documents other than its or its agent’s certificate of authentication.

Section 7.05.    Notice of Defaults.  If a Default occurs and is continuing and if it is known to the Trustee as set forth in Section 7.02(g), the Trustee shall deliver to Holders a notice of the Default within 90 days after it occurs.  Except in the case of a Default relating to the payment of principal, premium, if any, or interest on any Note, the Trustee may withhold from the Holders notice of any continuing Default if and so long as it in good faith determines that withholding the notice is in the interests of the Holders.

Section 7.06.    [Reserved].

Section 7.07.    Compensation and Indemnity.  The Issuer shall pay to each of the Trustee and the Collateral Agent from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time.  Such compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Issuer shall reimburse each of the Trustee and the Collateral Agent promptly upon request for all reasonable out-of-pocket disbursements, advances and expenses incurred or made by it in addition to the compensation for its services.  Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s and the Collateral Agent’s agents and counsel.

The Issuer and the Guarantors, jointly and severally, shall indemnify each of the Trustee and the Collateral Agent for, and hold the Trustee and the Collateral Agent harmless against, any and all loss, damage, claims, liability or expense (including reasonable attorneys’ fees and expenses) incurred by it in connection with the acceptance or administration of this trust and the performance of their respective duties hereunder and under the Security Documents and Intercreditor Agreements (including the reasonable costs and expenses of enforcing this Indenture, the Security Documents or the Intercreditor Agreements against the Issuer or any of the Guarantors (including this Section 7.07) or defending itself against any claim whether asserted by any Holder, the Issuer or any Guarantor, or any other Person or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder or thereunder) (but excluding taxes imposed on such persons in connection with compensation for such administration or performance).  The Trustee or the Collateral Agent, as the case may be, shall notify the Issuer promptly of any claim for which it may seek indemnity.  Failure by the Trustee or the Collateral Agent to so notify the Issuer shall not relieve the Issuer of its obligations hereunder.  The Issuer shall defend the claim and each of the Trustee and the Collateral Agent may have separate counsel and the Issuer shall pay the reasonable fees and expenses of such counsel.  Neither the Issuer nor any Guarantor need reimburse any expense or indemnify against any loss, liability or expense incurred, in the case of the Trustee, by the Trustee through the Trustee’s own willful misconduct or gross negligence, or, in the case of the Collateral Agent, by the Collateral Agent’s own willful misconduct or gross negligence, in each case, as determined by a court of competent jurisdiction in a final non-appealable judgment.  Neither the Issuer nor any Guarantor need pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

The obligations of the Issuer and the Guarantors under this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee or the Collateral Agent, as applicable.

To secure the payment obligations of the Issuer and the Guarantors in this Section 7.07, the Trustee and the Collateral Agent shall have a Lien prior to the Notes on all money or property held or collected by the Trustee or the Collateral Agent, except for money or property held in trust to pay principal and interest on particular Notes.  Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee or the Collateral Agent incurs expenses or renders services after an Event of Default specified in Section 6.01(f) or (g) hereof occurs, the expenses and the compensation for the services (including the reasonable fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.08.    Replacement of Trustee.  A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.  The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer.  The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing not less than 30 days prior to the effective date of such removal.  The Issuer may remove the Trustee if:

(a)    the Trustee fails to comply with Section 7.10 hereof;

(b)    the Trustee is adjudged bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c)    a custodian or public officer takes charge of the Trustee or its property; or

(d)    the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee.  Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuer’s expense), the Issuer or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer.  Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee shall mail a notice of its succession to Holders.  The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof.  Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

The resigning Trustee shall have no responsibility or liability for any action or inaction of a successor Trustee.

Section 7.09.    Successor Trustee by Merger, etc.  If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

Section 7.10.    Eligibility; Disqualification.  There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has, together with its parent, a combined capital and surplus of at least $150,000 as set forth in its most recent published annual report of condition.

Section 7.11.    Intercreditor Agreements and Security Documents.

(a)    By their acceptance of the Notes, the Holders hereby (i) authorize and direct the Trustee and the Collateral Agent, as the case may be, to execute and deliver the Intercreditor Agreements (on behalf of the Collateral Agent, the Trustee and the Holders) and the Security Documents or Intercreditor Agreements in which it is named as a party, including any Security Documents executed after the Issue Date in accordance with Article 13, in each case including such changes from the forms, if any attached to this Indenture or any other agreement, as may be necessary or desirable (as determined by the Issuer) in connection with the execution thereof, (ii) authorize and appoint the Collateral Agent to act as their Representative (as defined in the Pari Passu Intercreditor Agreement) under the Pari Passu Intercreditor Agreement and as their Notes Agent (as defined in the ABL Intercreditor Agreement) under the ABL Intercreditor Agreement, and agree that as such (x) the Collateral Agent will be deemed to be a party to the Intercreditor Agreements as agent for the Holders and (y) the Collateral Agent, the Trustee and the Holders will be subject to and bound by the provisions of the Pari Passu Intercreditor Agreement as Initial Other First-Lien Secured Parties (as defined in the Pari Passu Intercreditor Agreement) and will be subject to and bound by the provisions of the ABL Intercreditor Agreement as “Notes Claimholders” (as defined in the ABL Intercreditor Agreement), (iii) accept and acknowledge the terms of the Security Documents and the Intercreditor Agreements, (iv) appoint and authorize the Collateral Agent, as Collateral Agent for itself, the Trustee and the Holders under the Security Documents and the Intercreditor Agreements, to take such action as agent on their behalf and to exercise such powers under the Security Documents and the Intercreditor Agreements as are delegated to the Collateral Agent by the terms thereof and (v) accept and acknowledge the terms of the Intercreditor Agreements applicable to them and agree to be bound by the terms thereof applicable to holders of the First Lien Obligations with all the rights and obligations of a Secured Party (as defined in the Security Documents) thereunder and bound by all the provisions thereof.  It is hereby expressly acknowledged and agreed that, in taking the foregoing actions, the Trustee and the Collateral Agent are not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose.  Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under pursuant to, the Intercreditor Agreements and the Security Documents, the Trustee and the Collateral Agent each shall have all of the rights, immunities, indemnities and other protections and privileges granted to them under this Indenture (in addition to those that may be granted to them under the terms of such other agreement or agreements).

Section 7.12.    Limitation on Duty of Trustee in Respect of Collateral.

(a)    Beyond the exercise of reasonable care in the custody thereof, the Trustee shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Trustee shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral.  The Trustee shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee in good faith.

(b)    The Trustee shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Trustee, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Company to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.  The Trustee shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture, the Intercreditor Agreements, the Security Agreement or the Security Documents by the Issuer, the Guarantors or the Term Loan Facility Agent.

Article VIII
LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01.    Option to Effect Legal Defeasance or Covenant Defeasance.  The Issuer may, at its option and at any time, elect to have either Section 8.02 or 8.03 hereof applied to all outstanding Notes and all obligations of the Guarantors with respect to the Guarantees upon compliance with the conditions set forth below in this Article VIII.

Section 8.02.    Legal Defeasance and Discharge.  Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Guarantees and have their and each Guarantor’s obligations discharged with respect to the Security Documents on the date the conditions set forth below are satisfied (“Legal Defeasance”).  For this purpose, Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof, to have cured all then existing Events of Default and to have satisfied all its other obligations under such Notes and this Indenture including that of the Guarantors (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(a)    the rights of Holders to receive payments in respect of the principal of, penalty, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to this Indenture referred to in Section 8.04 hereof;

(b)    the Issuer’s obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(c)    the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(d)    this Section 8.02.

Subject to compliance with this Article VIII, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03.    Covenant Defeasance.  Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under the covenants contained in Sections 4.03, 4.04, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14 and 4.15 hereof and clause (iii) and (iv) of Section 5.01(a), and Sections 5.01(c) and 5.01(d) hereof and the Security Documents with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes).  For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and the Guarantees, the Issuer and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document, and such omission to comply shall not constitute a Default or an Event of

Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and the Guarantees shall be unaffected thereby.  In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(c) (solely with respect to the covenants that are released upon a Covenant Defeasance), 6.01(d), 6.01(e), 6.01(f) (solely with respect to the Issuer’s Restricted Subsidiaries), 6.01(g) (solely with respect to the Issuer’s Restricted Subsidiaries) and 6.01(h) hereof shall not constitute Events of Default.

Section 8.04.    Conditions to Legal or Covenant Defeasance.  In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(a)    the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient, with respect to any deposit of U.S. dollar-denominated Government Securities, in the opinion of a nationally recognized firm of independent public accountants, investment bank or appraisal firm engaged by the Issuer to pay the principal of, premium, if any, and interest due on the Notes on the stated maturity date or on the Redemption Date, as the case may be, and the Issuer must specify whether such Notes are being defeased to maturity or to a particular Redemption Date; provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption; provided, further, that the Trustee shall have no liability whatsoever in the event that such Applicable Premium Deficit is not in fact paid after any Legal Defeasance or Covenant Defeasance. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(b)    in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions,

(i)    the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(ii)    since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the beneficial owners of Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)    in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the beneficial owners of Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d)    no Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(e)    such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Term Loan Facility or any other material agreement or instrument (other than this Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness, and, in each case, the granting of Liens in connection therewith);

(f)     the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(7)   the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

The Collateral will be released from the Lien securing the Notes as provided under Section 13.03 upon a Legal Defeasance or Covenant Defeasance in accordance with the provisions described above.

Section 8.05.    Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.  Subject to Section 8.06 hereof, all money and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section

8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article VIII to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the written request of the Issuer any money or Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06.    Repayment to Issuer.  Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease.

Section 8.07.    Reinstatement.  If the Trustee or Paying Agent is unable to apply any United States dollars or Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under this Indenture and the Notes, the Guarantees and the Security documents shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided that, if the Issuer make any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

Article IX
AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01.    Without Consent of Holders.  Notwithstanding Section 9.02 hereof, the Issuer, any Guarantor (with respect to a Guarantee or this Indenture to which it is a party), the Trustee and the Collateral Agent may amend or supplement this Indenture, any Guarantee, any Security Document, any Intercreditor Agreement or Notes without the consent of any Holder:

(a)    to cure any ambiguity, omission, mistake, defect or inconsistency;

(b)    to provide for uncertificated Notes in addition to or in place of certificated Notes;

(c)    to comply with Section 5.01 hereof;

(d)    to provide for the assumption of the Issuer’s or any Guarantor’s obligations to the Holders;

(e)    to make any change that would provide any additional rights or benefits to the Holders or that does not materially adversely affect (as determined in good faith by the Issuer) the legal rights under this Indenture of any such Holder;

(f)     to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(g)    to provide for the issuance of Additional Notes in accordance with the terms of this Indenture;

(h)    to secure the Notes and/or the related Guarantees or to add collateral thereto;

(i)     to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee or Collateral Agent hereunder pursuant to the requirements hereof;

(j)     to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferrable;

(k)    to add a Guarantor under this Indenture or to release a Guarantor in accordance with the terms of this Indenture;

(l)     to conform the text of this Indenture, the Guarantees, any Security Documents, any Intercreditor Agreement or the Notes to any provision of the “Description of Notes” section of the Offering Memorandum to the extent that such provision in the “Description of Notes” section of the Offering Memorandum was intended to be a verbatim recitation of a provision of this Indenture, the Guarantees, any Security Document, any Intercreditor Agreement or the Notes, as provided to the Trustee in an Officer’s Certificate;

(m)     to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(n)    at the Issuer’s election, to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act, if applicable (it being agreed that this Indenture need not qualify under the Trust Indenture Act);

(o)    to add additional assets as Collateral and to release Collateral from the Liens pursuant to this Indenture, the Security Documents and/or the Intercreditor Agreements when permitted or required by this Indenture, the Security Documents or the Intercreditor Agreements, as applicable; or

(p)    to enter into any joinder to any Intercreditor Agreement or Security Document or to otherwise modify, replace or supplement the Security Documents and/or the Intercreditor Agreements to secure, or otherwise in connection with, additional or other indebtedness or other obligations (or in connection with any replacements, refinancings or exchanges of indebtedness) and to add or remove secured parties, in each case, to the extent permitted under this Indenture and the applicable Intercreditor Agreement.

Upon the request of the Issuer and upon receipt by the Trustee and the Collateral Agent of the documents described in Sections 7.02(b) and 12.04 hereof, the Trustee and the Collateral Agent shall join with the Issuer and the Guarantors in the execution of any amended or supplemental indenture or amendment to the Security Documents or the Intercreditor Agreements authorized or permitted by the terms of this Indenture, the Security Documents or the Intercreditor Agreements and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee and the Collateral Agent shall have the right, but not be obligated to, enter into such amended or supplemental indenture or amendment to the Security Documents or the Intercreditor Agreements that affects its own rights, duties or immunities under this Indenture or otherwise.  Notwithstanding the foregoing, an Opinion of Counsel shall not be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by such Guarantor, the Issuer and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto and the execution by such Guarantor, the Trustee (if applicable) and the Collateral Agent of any supplement to the Security Documents and the Intercreditor Agreements in connection with the same.

Notwithstanding Section 9.02 hereof, the Issuer, any Guarantor (with respect to a Guarantee to which it is a party) and the Trustee and the Collateral Agent may, without the consent of any Holder, (a) enter into any additional Security Document (or joinder or supplement documents with respect thereto) to add additional assets as Collateral or perfect any liens with respect thereto the perfection as to which is required or permitted under this Indenture and (b) enter into any Intercreditor Agreement (or amendment, restatement, amendment and restatement, modification, joinder, replacement or supplement) that either (x) has substantially similar terms (or other terms not materially less favorable to the Holders) with respect to the Holders as the applicable terms set forth in the applicable Intercreditor Agreements in effect on the Issue Date (or, with respect to any Junior Priority Intercreditor Agreement, any “form” of junior priority intercreditor agreement attached as an exhibit to the Term Loan Facility or the ABL Facility on the Issue Date), taken as a whole (as determined by the Issuer), (y) is a Junior Priority Intercreditor Agreement or (z) otherwise reflects customary terms and conditions (taken as a whole) for intercreditor agreements of such type at the time of initially entering into such Intercreditor Agreement (as determined by the Issuer in good faith is reasonably customary at such time of determination, as certified by the Issuer to the Trustee and the Collateral Agent in an Officer’s Certificate). In addition, it is hereby agreed that the Term Loan Facility Agent (or any collateral agent under the Term Loan Facility) may act as the designated Applicable Collateral Agent for the Collateral Agent, the Notes, the Guarantees and the Holders thereunder.

Section 9.02.    With Consent of Holders.  Except as provided below in this Section 9.02, the Issuer, the Guarantors, the Trustee and the Collateral Agent may amend or supplement this Indenture, the Notes, the Security Documents, the Intercreditor Agreements and the Guarantees with the consent of the Holders of at least a majority in principal amount of the Notes (including

Additional Notes, if any) then outstanding voting as a single class, other than Notes beneficially owned by the Issuer or its Affiliates (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes); provided that (x) if any such amendment or waiver will only affect one series of Notes (or less than all series of Notes) then outstanding under this Indenture, then only the consent of the Holders of a majority in principal amount of the Notes of such series then outstanding (including, in each case, consents obtained in connection with a tender offer or exchange offer for Notes) shall be required and (y) if any such amendment or waiver by its terms will affect a series of Notes in a manner different and materially adverse relative to the manner such amendment or waiver affects other series of Notes, then the consent of the Holders of a majority in principal amount of the Notes of such adversely affected series then outstanding (including, in each case, consents obtained in connection with a tender offer or exchange offer for Notes) shall be required.

Upon the request of the Issuer and upon the filing with the Trustee and the Collateral Agent of evidence satisfactory to the Trustee and the Collateral Agent of the consent of the Holders as aforesaid, and upon receipt by the Trustee and the Collateral Agent of the documents described in Section 7.02 and 12.04 hereof, the Trustee and the Collateral Agent shall join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture or amendment or supplemental to the Notes, the Security Documents, the Intercreditor Agreements and the Guarantees, unless such supplemental indenture or amendment or supplement directly affects the Trustee’s or the Collateral Agent’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee and the Collateral Agent may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture, amendment or supplement.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer shall deliver to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver.  Any failure of the Issuer to deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Notwithstanding the foregoing, no such amendment, supplement or waiver shall amend, modify or otherwise affect the rights or duties of the Trustee or the Collateral Agent under this Indenture, any Guarantee, the Notes, the Security Documents and the Intercreditor Agreements without the prior written consent of the Trustee or the Collateral Agent, as applicable.

Without the consent of each affected Holder, an amendment or waiver under this Section 9.02 may not, with respect to any Notes held by a non-consenting Holder:

(a)    reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(b)    reduce the principal of or change the fixed final maturity of any such Note or reduce the premium payable upon the redemption of such Notes on any date (other than provisions relating to Section 3.09, Section 4.10 and Section 4.14 hereof); provided, that any amendment to the minimum notice requirement may be made with the consent of the Holders of a majority in aggregate principal amount of then outstanding Notes;

(c)    reduce the rate of or change the time for payment of interest on any Note;

(d)    waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in this Indenture or any Guarantee which cannot be amended or modified without the consent of all affected Holders;

(e)    make any Note payable in money other than that stated therein;

(f)     make any change in the provisions of this Indenture relating to waivers of past Defaults;

(g)    make any change in this Article IX that is materially adverse to the Holders;

(h)    impair the contractual right under this Indenture of any Holder to institute suit for the enforcement of any payment of principal, interest or premium (if any) on or with respect to such Holder’s Notes;

(i)     make any change to or modify the ranking of the Notes that would adversely affect the Holders, except as required by the Intercreditor Agreements; or

(j)     except as expressly permitted by this Indenture, modify the Guarantees of any Significant Subsidiary in any manner materially adverse to the Holders.

Additionally, without the consent of holders of at least 66 2/3% in principal amount of the Notes then outstanding, no such amendment, waiver or modification will release all or substantially all of the Collateral from the Liens securing the Notes and Guarantees, except as otherwise permitted under this Indenture.

Section 9.03.    [Reserved].

Section 9.04.    Revocation and Effect of Consents.  Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any

Note.  However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective.  An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement, or waiver.  If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date.  No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.

Section 9.05.    Notation on or Exchange of Notes.  The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated.  The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06.    Trustee and the Collateral Agent to Sign Amendments, etc.  The Trustee and the Collateral Agent shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities or immunities of the Trustee or the Collateral Agent, as applicable.  In executing any amendment, supplement or waiver, the Trustee and the Collateral Agent shall receive, and shall be fully protected in relying conclusively upon, in addition to the documents required by Section 12.04 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture or other amendment or waiver is authorized or permitted by this Indenture, the Security Documents and the Intercreditor Agreements and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuer and any Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and such amendment, supplement or waiver complies with the provisions hereof and thereof (including Section 9.03 hereof).

Notwithstanding the foregoing, neither an Opinion of Counsel nor an Officer’s Certificate will be required for the Trustee to execute any amendment or supplement adding a new Guarantor under this Indenture.

Article X
GUARANTEES

Section 10.01.  Guarantee.  Subject to this Article X, each of the Guarantors, as a primary obligor and not merely as a surety, hereby, jointly and severally, irrevocably and unconditionally guarantees, on a senior secured basis, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee, the Collateral Agent and their respective successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the Obligations of the Issuer hereunder or thereunder, that (a) the principal of and interest and premium, if any, on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuer to the Holders, the Trustee or the Collateral Agent hereunder or thereunder, including for expenses, indemnification or otherwise, shall be promptly paid in full, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations, that same shall be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.  Failing payment when due of any amount so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same promptly.  Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor (other than payment in full of all of the Obligations of the Issuer hereunder and under the Notes).  Each Guarantor hereby waives, to the fullest extent permitted by law, diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by full payment of the obligations contained in the Notes and this Indenture or by release in accordance with the provisions of this Indenture.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee, the Collateral Agent or any Holder in enforcing any rights under this Section 10.01.

If any Holder, the Trustee or the Collateral Agent is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to any of the Issuer or the Guarantors, then any amount paid to the Trustee, the Collateral Agent or such Holder, as applicable, then this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Until terminated in accordance with Section 10.06, each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.  Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, the Trustee and the Collateral Agent, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article VI hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this

Guarantee.  The Guarantors shall have the right to seek contribution from any nonpaying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantees.

Each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation, reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment had not been made.  In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

The Guarantee issued by any Guarantor shall be a general senior obligation of such Guarantor, which shall be secured by Liens on the Collateral of such Guarantor and be pari passu in right of payment with all existing and future Senior Indebtedness of such Guarantor.

Each payment to be made by a Guarantor in respect of its Guarantee shall be made without setoff, counterclaim, reduction or diminution of any kind or nature.

Section 10.02.  Limitation on Guarantor Liability.  Each Guarantor, and by its acceptance of the Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee.  To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article X, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law.  Each Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all guaranteed obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Section 10.03.  Execution and Delivery.  To evidence its Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that this Indenture (or a supplemental indenture in the form of Exhibit D) shall be executed on behalf of such Guarantor by one of its authorized Officers.

Each Guarantor hereby agrees that its Guarantee set forth in Section 10.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Guarantee of such Guarantor shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

If required by Section 4.15 hereof, the Issuer shall cause any newly created or acquired Restricted Subsidiary to comply with the provisions of Section 4.15 hereof and this Article X, to the extent applicable.

Section 10.04.  Subrogation.  Subject to the fifth paragraph of Section 10.01 and Section 10.02, each Guarantor shall be subrogated to all rights of Holders against the Issuer in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01 hereof; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under this Indenture or the Notes shall have been paid in full.

Section 10.05.  Benefits Acknowledged.  Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

Section 10.06.  Release of Guarantees.  Each Guarantee by a Guarantor shall be automatically and unconditionally released and discharged and shall thereupon terminate and be of no further force and effect, and no further action by such Guarantor, the Issuer or the Trustee is required for the release of such Guarantor’s Guarantee, upon:

(a)    any sale, exchange, disposition or transfer (by merger, amalgamation, consolidation or otherwise) of (i) the Capital Stock of such Guarantor, after which the applicable Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all the assets of such Guarantor (including to the Issuer or another Guarantor), in each case if such sale, exchange, disposition or transfer is made in compliance with the applicable provisions of this Indenture;

(b)    the release or discharge of the guarantee by such Guarantor of Indebtedness under the Term Loan Facility, or the release or discharge of such other guarantee that resulted in the creation of such Guarantee, except, in each case, a discharge or release by or as a result of payment under such guarantee (it being understood that a release subject to a contingent reinstatement is still a release, and that if any such guarantee is so reinstated, such Guarantee shall also be reinstated to the extent that such Guarantor would then be required to provide a Guarantee pursuant to Section 4.15 hereof);

(c)    (x) the designation of any Restricted Subsidiary of the Issuer that is a Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of this Indenture or (y) such Guarantor otherwise becoming an Excluded Subsidiary;

(d)    the exercise by the Issuer of its Legal Defeasance option or Covenant Defeasance option in accordance with Article VIII hereof or the discharge of the Issuer’s obligations under this Indenture in accordance with the terms of this Indenture;

(e)    the merger, amalgamation or consolidation of any Guarantor with and into the Issuer or a Guarantor that is the surviving Person in such merger, amalgamation or consolidation, or upon the liquidation of a Guarantor following the transfer of all or substantially of its assets, in each case, in a transaction that complies with the applicable provisions of this Indenture;

(f)     upon the occurrence of a Covenant Suspension Event; provided that such Guarantee shall be reinstated upon the occurrence of a Reversion Date; or

(g)    as described under “Amendment, Supplement and Waiver” or in accordance with the provisions of any Intercreditor Agreement then in effect with respect to the Notes.

Article XI
SATISFACTION AND DISCHARGE

Section 11.01.  Satisfaction and Discharge.  This Indenture shall be discharged and shall cease to be of further effect as to all Notes, when either:

(a)    all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(b)    (i) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor has irrevocably deposited or caused to be irrevocably deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient, with respect to any deposit of U.S. dollar-denominated Government Securities, in the opinion of a nationally recognized firm of independent public accountants, investment bank or appraisal firm engaged by the Issuer, without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the date of redemption; provided, further, that the Trustee shall have no liability whatsoever in the event that such Applicable Premium Deficit is not in fact paid after any such discharge. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption,

(ii)    the Issuer has paid or caused to be paid all sums payable by it under this Indenture; and

(iii)    the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.  Such Opinion of Counsel may rely on such Officer’s Certificate as to matters of fact, including clauses b(i), (ii) and (iii) above.

Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to subclause (i) of clause (b) of this Section 11.01, the provisions of Section 11.02 and Section 8.06 hereof shall survive such satisfaction and discharge.

Section 11.02.  Application of Trust Money.  Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or a Guarantor acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 11.01 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Issuer has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

Article XII
MISCELLANEOUS

Section 12.01.  [Reserved].

Section 12.02.  Notices.  Any notice or communication by the Issuer, any Guarantor or the Trustee to the others is duly given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), facsimile, electronic mail (in “.pdf” format) or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer and/or any Guarantor:

Amneal Pharmaceuticals LLC

400 Crossing Boulevard, 3rd Floor

Bridgewater, NJ, 08807

Attention: Jason Daly

Email: legaldept@amneal.com

with copies to (which shall not constitute notice):

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: Michael Kaplan

Facsimile: 212-701-5077

Email: michael.kaplan@davispolk.com

and

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: Stephen Byeff

Facsimile: 212-701-5715

 Email: stephen.byeff@davispolk.com

If to the Trustee:

Wilmington Savings Fund Society, FSB,

as Trustee and Collateral Agent

500 Delaware Avenue

Wilmington, Delaware 19801

Attention: GCM - Amneal

The Issuer, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; on the first date on which publication is made or electronic delivery made; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; provided that any notice or communication delivered to the Trustee or the Collateral Agent shall be deemed effective upon actual receipt thereof.

Any notice or communication to a Holder shall be electronically delivered, mailed by first-class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the Note Register kept by the Registrar.

Failure to deliver a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed or otherwise delivered in the manner provided above within the time prescribed, such notice or communication shall be deemed duly given, whether or not the addressee receives it.

If the Issuer delivers or mails a notice or communication to Holders, it shall deliver or mail a copy to the Trustee and each Agent at the same time.

The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Indenture and the Security Documents and delivered using Electronic Means; provided, however, that the Issuer and/or the Guarantors, as applicable, shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Issuer and/or the Guarantors, as applicable, whenever a person is to be added or deleted from the listing.  If the Issuer and/or the Guarantors, as applicable, elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling.  The Issuer and the Guarantors understand and agree that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer.  The Issuer and the Guarantors shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Issuer and the Guarantors and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Issuer and the Guarantors, as applicable.  The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction.  The Issuer and the Guarantors agree: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Issuer and/or the Guarantors, as applicable; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures.

Section 12.03.  Communication With Holders of a Global Note.  Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event or any other communication (including any notice of redemption or repurchase) to a holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary (or its designee) pursuant to the standing instructions from the Depositary or its designee, including by electronic mail in accordance with accepted practices at the Depositary.

Section 12.04.  Certificate and Opinion as to Conditions Precedent.  Upon any request or application by the Issuer or any of the Guarantors to the Trustee to take any action under this Indenture (other than as set forth in the last sentence of Section 9.06 and with respect to clause (b) below, in connection with the initial issuance of Notes on the Issue Date), the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee:

(a)    An Officer’s Certificate in form reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b)    An Opinion of Counsel in form reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 12.05.  Statements Required in Certificate or Opinion.  Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04 hereof) shall include:

(a)    a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)    a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(d)    a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with; provided, however, that with respect to matters of fact, an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

Section 12.06.  Rules by Trustee and Agents.  The Trustee may make reasonable rules for action by or at a meeting of Holders.  The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.07.  No Personal Liability of Directors, Officers, Employees and Stockholders.  No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Issuer or any Guarantor or any of their direct or indirect parent companies or their subsidiaries (other than the Issuer and the Guarantors) shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees, this Indenture or any supplemental indenture or for any claim based on, in respect of, or by reason of such obligations or their creation.  Each Holder by accepting Notes waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.

Section 12.08.  Governing Law.  THIS INDENTURE, THE NOTES, ANY GUARANTEE, THE SECURITY DOCUMENTS AND THE INTERCREDITOR AGREEMENTS WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 12.09.  Waiver of Jury Trial.  THE ISSUER, THE GUARANTORS AND THE TRUSTEE HEREBY, AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREBY, IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.10.  Force Majeure.  In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

Section 12.11.  No Adverse Interpretation of Other Agreements.  This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Restricted Subsidiaries or of any other Person.  Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.12.  Successors.  All agreements of the Issuer in this Indenture and the Notes shall bind its successors.  All agreements of the Trustee in this Indenture shall bind its successors.  All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.06 hereof.

Section 12.13.  Severability.  In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.14.  Counterpart Originals.  The parties may sign any number of copies of this Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  This Indenture may be executed in multiple counterparts, which, when taken together, shall constitute one instrument.  The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.  The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement or the other Transaction Documents shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign).  The use of electronic signatures and electronic records (including, without limitation, = any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

Section 12.15.  Table of Contents, Headings, etc.  The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 12.16.  USA PATRIOT Act.  The parties hereto acknowledge that in order to help the government fight the funding of terrorism and money laundering activities, pursuant to federal regulations that became effective on October 1, 2003, Section 326 of the USA PATRIOT Act requires all financial institutions to obtain, verify, and record information that identifies each person establishing a relationship or opening an account with Wilmington Savings Fund Society, FSB.  The parties hereto agree that they will provide the Trustee with name, address, tax identification number, if applicable, and other information that will allow the Trustee to identify the individual or entity who is establishing the relationship, and will further provide the Trustee with formation documents such as articles of incorporation or other identifying documents.

Section 12.17.  Submission to Jurisdiction.  The Issuer, each Guarantor, the Trustee, the Collateral Agent, and each Holder (by its acceptance of any notes) hereby irrevocably submits to the jurisdiction of any New York State court sitting in the Borough of Manhattan in the City of New York or any federal court sitting in the Southern District in the Borough of Manhattan in the City of New York in respect of any suit, action or proceeding arising out of or relating to this Indenture, the Guarantees and the Notes, and irrevocably accepts for itself and in respect of its property, generally and unconditionally, jurisdiction of the aforesaid courts.

Section 12.18.  Foreign Account Tax Compliance Act (FATCA).  The Issuer agrees (i) to use commercially reasonable efforts to provide the Trustee with such reasonable information as it has in its possession to enable the Trustee to determine whether any payments pursuant to this Indenture are subject to the withholding requirements described in Section 1471(b) of the US Internal Revenue Code of 1986 (the “Code”) or otherwise imposed pursuant to Sections 1471 through 1474 of the Code and any regulations, or agreements thereunder or official interpretations thereof (“Applicable Law”), and (ii) that the Trustee shall be entitled to make any withholding or deduction from payments under this Indenture to the extent necessary to comply with Applicable Law.

Article XIII
COLLATERAL

Section 13.01.  The Collateral.

(a)    The due and punctual payment of the principal of, premium, if any, and interest on the Notes and the Guarantees when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, interest on the overdue principal of and interest (to the extent permitted by law), if any, on the Notes and the Guarantees and performance of all other obligations of the Issuer and the Guarantors under this Indenture, and the Notes and the Security Documents, shall be secured by first-priority Liens and security interests, subject to Permitted Liens, as provided in the Security Documents which the Issuer and the Guarantors, as the case may be, have entered into simultaneously with the execution of this Indenture and will be secured pursuant to all Security Documents hereafter delivered as required or permitted by this Indenture, the Security Documents and the Intercreditor Agreements.

(b)    The Issuer and the Guarantors hereby agree that the Collateral Agent shall hold the Collateral in trust for its benefit and for the benefit of all of the Holders and the Trustee, in each case pursuant to the terms of the Security Documents and the Intercreditor Agreements, and the Collateral Agent is hereby authorized to execute and deliver the Security Documents and the Intercreditor Agreements.

(c)    Each Holder, by its acceptance of any Notes, consents and agrees to the terms of Section 13.05 hereof, the Security Documents and the Intercreditor Agreements (including the provisions providing for foreclosure) as the same may be in effect or may be amended from time to time in accordance with their terms and authorizes and directs the Collateral Agent to perform its obligations and exercise its rights under the Security Documents and the Intercreditor Agreements in accordance therewith.

(d)    The Collateral Agent, the Trustee and each Holder, by accepting the Notes and the Guarantees, acknowledge that, as more fully set forth in the Security Documents and the Intercreditor Agreements, the Collateral as now or hereafter constituted shall be held for the benefit of all the Holders, the Collateral Agent and the Trustee, and that the Lien of this Indenture and the Security Documents in respect of the Collateral Agent, the Trustee and the Holders is subject to and qualified and limited in all respects by the Security Documents and the Intercreditor Agreements and actions that may be taken thereunder.

(e)    It is understood and agreed that prior to the repayment in full of the obligations under the Term Loan Facility, to the extent the Term Loan Facility Agent is satisfied with or agrees to any deliveries of or other arrangements with respect to any pledged Collateral, the Noteholder Secured Parties shall be deemed to be satisfied with such arrangements.  So long as the Pari Passu Intercreditor Agreement is in effect and prior to the repayment in full of the obligations under the Term Loan Facility, (A) the Issuer or any Guarantor may satisfy its obligations to deliver or make arrangements with respect to such pledged Collateral to the Collateral Agent by delivering to, or making arrangements with respect to such pledged Collateral satisfactory to the Term Loan Facility Agent and (B) if the Term Loan Facility Agent grants an extension of time pursuant to a provision in any security document relating to the Credit Agreement that is substantially similar to the corresponding provisions of the Security Documents or exercises its discretion under the Credit Agreement to determine that any Subsidiary of the Issuer shall be excluded from the requirements of the “Collateral and Guarantee Requirement” or that any property shall be an “Excluded Asset” (in each case as defined in the Credit Agreement), the Noteholder Secured Parties shall automatically be deemed to accept such extension or other determination hereunder and under the Security Documents and the Collateral Agent shall, upon delivery of an Officer’s Certificate and Opinion of counsel, execute any documentation reasonably requested of it in connection therewith. The Issuer shall provide written notice (which may be by email) to the Collateral Agent of any extension or other determination made by the Term Loan Facility Agent which shall be binding upon the Collateral Agent. In addition, as long as the ABL Intercreditor Agreement is in effect and prior to the repayment in full of the obligations under the ABL Facility, (A) the Issuer or any Guarantor may satisfy its obligations to deliver or make arrangements with respect to pledged ABL Priority Collateral to the Collateral Agent by delivering to, or making arrangements with respect to such pledged ABL Priority Collateral satisfactory to the ABL Collateral Agent and (B) if the ABL Collateral Agent grants an extension of time pursuant to a provision in the security documents relating to the ABL Priority Collateral that is substantially similar to the corresponding provisions of the Security Documents or exercises its discretion under the ABL Facility to determine that any Subsidiary of the Issuer shall be excluded from the requirements to provide ABL Priority Collateral or that any property otherwise constituting ABL Priority Collateral shall be an “Excluded Asset” or any comparable provision (in each case as defined in the ABL Facility), the Noteholder Secured Parties shall automatically be deemed to accept such extension or other determination hereunder and under the Security Documents, and the Collateral Agent shall, upon delivery of an Officer’s Certificate and an Opinion of Counsel, execute any documentation reasonably requested of it in connection therewith. The Issuer shall provide written notice (which may be by email) to the Collateral Agent of any extension or other determination made by the ABL Collateral Agent which shall be binding upon the Collateral Agent in accordance with the terms of this Indenture and the Security Documents.

(f)     Notwithstanding the foregoing, the security interests in the Collateral securing the Notes will not be required to be in place on the Issue Date and may not be perfected on such date, but the Issuer shall use commercially reasonable efforts to complete all filings and other similar actions required in connection with the perfection of security interests in the Collateral no later than 120 days after the Issue Date or as promptly as reasonably practicable thereafter.

(g)    Notwithstanding anything to the contrary herein or in any Security Document, (x) prior to the discharge of the Credit Agreement Obligations (as defined in the Pari Passu

Intercreditor Agreement), no actions shall be required to pledge, grant and perfect security interests in the Collateral pursuant to this Indenture or the Security Documents except those actions of the type required to pledge, grant and perfect the security interests in the Collateral pursuant to the Term Loan Facility (for the avoidance of doubt, giving effect to amendments, waivers, modifications and consents thereto), and no additional actions to pledge, grant and perfect security interests in the Collateral shall be required with respect to the Notes pursuant to this Indenture or the Security Documents and (y) for the avoidance of doubt, in addition to other exceptions and limitations described in the Security Documents, in no event shall (i) any actions be required with respect to assets located outside of the United States or in any non-United States jurisdiction or required under the laws of any non-U.S. jurisdiction, to create, maintain or perfect any security interest in any such assets, (ii) non-U.S. law security or pledge agreements, non-U.S. law mortgages or deeds or non-U.S. intellectual property filings or other agreements or actions under non-U.S. law for the purposes of perfecting the security interest in the Collateral be required hereunder or under the Security Documents, (iii)  control agreements or other control or similar arrangements be required under this Indenture or the Security Documents with respect to deposit accounts, securities accounts, commodities accounts or other assets requiring perfection by control, (iv) any mortgages, landlord waivers, estoppels, collateral access letters or similar rights and agreements to the foregoing be required under this Indenture or any Security Documents and (v) this Indenture or the Security Documents require perfection of a security interest in any motor vehicles and other assets subject to certificates of title or letter of credit rights (other than by filing a UCC financing statement, if applicable), or (vi) the Issuer or any Guarantor be required to grant a security interest in any asset or perfect a security interest in any Collateral to the extent the cost, burden, difficulty or consequence of obtaining or perfecting a security interest therein outweighs the benefit of the security afforded thereby as determined in good faith by the Issuer (provided the Issuer makes the same determination in respect of the Term Loan Facility if it is outstanding).

Section 13.02.  Further Assurances; After-Acquired Collateral.

(a)    Subject to the limitations set forth in the Security Documents and Sections 13.01(e), (f) and (g), the Issuer and each of the Guarantors will execute, deliver and file, if applicable, any and all further documents, financing statements, agreements and instruments, and take all further action that may be reasonably required under applicable law (including the filing of continuation financing statements and amendments to financing statements), or that the Collateral Agent may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests and Liens created or intended to be created by the Security Documents in the Collateral.  The Issuer shall deliver to the Notes Collateral Agent copies of all documents required to be filed pursuant to the Security Documents.

(b)    From and after the Issue Date, and subject to the applicable limitations and exceptions set forth in the Security Documents and in Section 13.01, if the Issuer or any Guarantor acquires any property or rights (or, in the case of a new Guarantor, such of its property) which are of a type constituting Collateral under any Security Document (excluding, for the avoidance of doubt, any Excluded Assets or assets not required to be Collateral pursuant to this Indenture or the Security Documents but including assets of the Issuer or a Guarantor that become Collateral subsequent to the Issue Date as a result of such asset ceasing to be Excluded Assets), it will use commercially reasonable efforts to reasonably promptly (within 120 days), except as set forth under Section 13.01, execute and deliver such security instruments, financing statements and such certificates as are required under this Indenture or any Security Document to vest in the Collateral Agent a perfected security interest (subject to Permitted Liens) in such after-acquired collateral and to take such actions to add such after-acquired collateral to the Collateral, and thereupon all provisions of this Indenture and the Security Documents relating to the Collateral shall be deemed to relate to such after-acquired collateral to the same extent and with the same force and effect. If the Issuer or any Guarantor shall take any action following the Issue Date to grant, perfect or establish a lien on and/or security interest in any of its assets or properties to secure Obligations under the Term Loan Facility of the ABL Facility, then, subject to the Pari Passu Intercreditor Agreement, such Issuer, or Guarantor shall, substantially concurrently therewith, take the corresponding actions in favor of the Collateral Agent in order to provide a corresponding benefit to the Collateral Agent for its benefit and the benefit of the Noteholder Secured Parties; provided, that no control agreements or other control or similar arrangements be required hereunder or under the Security Documents with respect to deposit accounts, securities accounts, commodities accounts or other assets requiring perfection by control; provided further, that no Issuer or Guarantor shall be required to grant or perfect any lien on and/or security interest in any after-acquired assets for the benefit of the Collateral Agent, the Trustee and the Holders of the Notes if such assets are not otherwise required to be granted or perfected as collateral under the Term Loan Facility. For the avoidance of doubt, legal opinions (other than an Opinion of Counsel with respect to the Collateral Agent’s entering into a Security Document) will not be required in connection with the addition of new Guarantors or in connection with such Guarantors entering into the Security Documents or to vest in the Collateral Agent a perfected security interest in after-acquired collateral owned by the Issuer or any Guarantor.

Section 13.03.  Release of Collateral.

(a)    In addition to releases pursuant to the Pari Passu Intercreditor Agreement and the ABL Intercreditor Agreement, the Issuer and the Guarantors will be entitled to the release of property and other assets included in the Collateral from the Liens securing the Notes and the Guarantees, and the Liens on such property and assets shall automatically be released, under any one or more of the following circumstances:

(b)    upon any sale, transfer or other disposition by the Issuer or any Guarantor of any Collateral that is permitted under this Indenture to any Person that is not the Issuer or a Guarantor;

(c)    to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under its Guarantee;

(d)    to the extent such Collateral otherwise becomes Excluded Assets or Excluded Equity Interests;

(e)    as described in Article IX;

(f)     upon the release or discharge of such Collateral under the Term Loan Facility, except a discharge or release by or as a result of payment under the Term Loan Facility (it being understood that a release subject to contingent reinstatement is still a release, and that if any such Collateral is so reinstated, such Collateral securing the Notes Obligations shall also be reinstated, and the Issuer and the Guarantors shall use commercially reasonable efforts to take all actions reasonably necessary to provide to the Collateral Agent for its benefit and the benefit of the Noteholder Secured Parties valid, perfected, first priority security interests (subject to Permitted Liens) in the Collateral within sixty (60) days after such reinstatement or as soon as reasonably practicable thereafter);

(g)    in respect of any property and assets of the Issuer or a Guarantor that would constitute ABL Priority Collateral, upon the release or discharge of such Collateral under the ABL Facility, except a discharge or release by or as a result of payment under the ABL Facility (it being understood that a release subject to contingent reinstatement is still a release, and that if any such Collateral is so reinstated, such Collateral securing the Notes Obligations shall also be reinstated, and the Issuer and the Guarantors shall use commercially reasonable efforts to take all actions reasonably necessary to provide to the Collateral Agent for its benefit and the benefit of the Noteholder Secured Parties valid, perfected, first priority security interests (subject to Permitted Liens) in the Collateral within sixty (60) days after such reinstatement or as soon as reasonably practicable thereafter);

(h)    The security interests in all Collateral securing the Notes or the Guarantees will also be automatically released upon (i) a satisfaction and discharge pursuant to Article XI hereof or (ii) a legal defeasance or covenant defeasance pursuant to Article VIII hereof.

(i)     To the extent the Collateral Agent is required to take any action to evidence the release of any Collateral, the Issuer and each Guarantor, as applicable, will furnish to the Collateral Agent:

(i)    an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent provided for in this Indenture, the Security Documents and the Intercreditor Agreements to such release have been complied with; and

(ii)    a form of such release requested to be executed and delivered by the Collateral Agent (if applicable).

The Collateral Agent shall not be liable for any such action undertaken in reliance upon any such Officer’s Certificate or Opinion of Counsel, and notwithstanding any term hereof or in any Security Document or in the Intercreditor Agreements to the contrary, the Collateral Agent shall not be under any obligation to execute and deliver any instrument of release unless and until the Collateral Agent receives such Officer’s Certificate and Opinion of Counsel, upon which the Collateral Agent shall be entitled to conclusively rely.

Upon compliance by the Issuer or the Guarantors, as the case may be, with the conditions precedent set forth above, the Collateral Agent shall promptly cause to be released and reconveyed to the Issuer, or the Guarantors, as the case may be, the released Collateral.

(j)     The release of any Collateral in accordance with the terms of this Indenture and the Security Documents shall not be deemed to impair the security under this Indenture on any remaining Collateral or affect the Lien of this Indenture or the Security Documents on any remaining Collateral pursuant to this Indenture, the Security Documents or the Intercreditor Agreements.

Section 13.04.  Authorization of Actions to be Taken by the Trustee or the Notes Collateral Agent Under the Security Documents.

(a)    Subject to the provisions of the Security Documents and the Intercreditor Agreements, each of the Trustee or the Collateral Agent may (but shall not be obligated to), in its sole discretion and without the consent of the Holders, on behalf of the Holders, take all actions it deems necessary or appropriate in order to (a) enforce any of its rights or any of the rights of the Holders under the Security Documents and the Intercreditor Agreements and (b) collect and receive any and all amounts payable in respect of the Collateral in respect of the obligations of the Issuer and the Subsidiaries hereunder and thereunder.  Subject to the provisions of the Security Documents and the Intercreditor Agreements, the Trustee or the Collateral Agent shall have the power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Security Documents, the Intercreditor Agreements or this Indenture, and such suits and proceedings as the Trustee or the Collateral Agent may deem expedient to preserve or protect its interest and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders, the Collateral Agent or the Trustee).

(b)    The Trustee or the Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral.  Neither the Trustee nor the Collateral Agent shall have responsibility for recording, filing, re-recording or refiling any financing statement, continuation statement, document, instrument or other notice in any public office at any time or times or to otherwise take any action to perfect or maintain the perfection of any security interest granted to it under the Security Documents or otherwise.  The Trustee shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee in good faith.

Section 13.05.  Appointment and Authorization of Wilmington Savings Fund Society, FSB as Collateral Agent.

(a)    Wilmington Savings Fund Society, FSB. is hereby designated and appointed as the Collateral Agent under the Security Documents, and is authorized as the Collateral Agent to execute and enter into each of the Security Documents and all other instruments relating to the Security Documents and (i) to take action and exercise such powers as are expressly required or permitted hereunder and under the Security Documents and all instruments relating hereto and thereto including entering into any amendments, supplements, modifications, joinders or intercreditor agreements relating thereto and (ii) to exercise such powers and perform such duties as are in each case, expressly delegated to the Collateral Agent by the terms hereof and thereof together with such other powers as are reasonably incidental hereto and thereto.

(b)    The Collateral Agent shall incur no liability to anyone in acting upon any signature, instrument, statement, notice, resolution, request, direction, consent, order, certificate, report, opinion, bond or other document or paper reasonably believed by it to be genuine and reasonably believed by it to be signed by the proper party or parties.  The Collateral Agent may exercise any of its rights or powers hereunder or perform any of its duties hereunder either directly or by or through agents or attorneys, and the Collateral Agent shall not be responsible for any willful misconduct or negligence on the part of any agent or attorney appointed hereunder with due care by it.  Anything in this Indenture or Security Documents notwithstanding, in no event shall the Collateral Agent be liable for special, indirect, punitive or consequential damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Agent has been advised of such loss or damage and regardless of the form of action.

Section 13.06.  Collateral Accounts.  The Trustee and the Collateral Agent are authorized to receive any funds for the benefit of the Holders distributed under, and in accordance with, the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture, the Security Documents and the Intercreditor Agreements.

Section 13.07.  Resignation of Collateral Agent.  The Collateral Agent may resign at any time by notice to the Trustee and the Issuer, such resignation to be effective upon the acceptance of a successor agent to its appointment as Collateral Agent.  If the Collateral Agent resigns under this Indenture, the Issuer shall appoint a successor collateral agent.  If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Collateral Agent (as stated in the notice of resignation), the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may appoint a successor collateral agent, subject to the consent of the Issuer (which consent shall not be unreasonably withheld and which shall not be required during a continuing Event of Default).  If no successor collateral agent is appointed and consented to by the Issuer pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor.  Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent, and the term “Collateral Agent” shall mean such successor collateral agent, and the retiring Collateral Agent’s appointment, powers and duties as the Collateral Agent shall be terminated.  After the retiring Collateral Agent’s resignation hereunder, the provisions of this Section 13.07 shall continue to inure to its benefit and the retiring Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Indenture.

Section 13.08.  Junior Priority Intercreditor Agreements.  In the event that the Issuer or any of the Guarantors incur Junior Lien Debt or other permitted Indebtedness required to be secured on a junior lien basis, the Collateral Agent will enter into a junior priority intercreditor agreement to set forth the relative rights and obligations of the Term Loan Facility Agent, the ABL Facility Agent, the Collateral Agent, on behalf of the holders of the Notes, and the holders of such Indebtedness (as amended, restated, amended and restated, modified, supplemented or replaced from time to time, a “Junior Priority Intercreditor Agreement”).  The form of such Junior Priority Intercreditor Agreement shall be as determined by the Term Loan Facility Agent and the ABL Facility Agent (or, if the Term Loan Facility and/or ABL Facility has been terminated or the Term Loan Facility and/or the ABL Facility is not subject to a Junior Priority Intercreditor Agreement with respect to such Junior Lien Debt, such intercreditor agreement as shall be substantially in a form that the Issuer has determined in good faith is reasonably customary at such time of determination, which shall provide for the subordination of Liens securing such Junior Lien Debt to the Liens securing the Notes and other intercreditor provisions with respect to such Junior Lien Debt that are reasonably customary in the good faith determination of the Issuer (for intercreditor agreements providing junior priority liens) as certified by the Issuer to the Collateral Agent in an Officer’s Certificate).  By their acceptance of the Notes, the Holders hereby agree to be bound by the terms of any Junior Priority Intercreditor Agreement entered into in accordance with the foregoing and authorize and direct the Collateral Agent to execute, deliver and perform its obligations under such Junior Priority Intercreditor Agreement.

Section 13.09.  Concerning the Collateral Agent.

(a)    The provisions of this Section 13.09 are solely for the benefit of the Collateral Agent and none of the Issuer, the Guarantors or any of the Holders shall have any rights as a third party beneficiary of any of the provisions contained herein.  Notwithstanding any provision to the contrary contained elsewhere in this Indenture and the Security Documents, the Collateral Agent shall have only those duties or responsibilities expressly provided hereunder or thereunder and the Collateral Agent shall not have nor be deemed to have any fiduciary relationship with the Trustee, the Issuer, any Guarantor or any Holder, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture and the Security Documents or otherwise exist against the Collateral Agent.

(b)    The Collateral Agent shall act pursuant to the instructions of the requisite number of Holders and the Trustee with respect to the Security Documents, the Intercreditor Agreements and the Collateral.  For the avoidance of doubt, the Collateral Agent shall have no discretion under this Indenture, the Intercreditor Agreements or the Security Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes or the Trustee, as applicable.  After the occurrence of an Event of Default, subject to the provisions of the Security Documents, the Trustee may direct the Collateral Agent in connection with any action required or permitted by this Indenture or the Security Documents.

(c)    None of the Collateral Agent or any of its respective Affiliates shall be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or under or in connection with the Intercreditor Agreement, any Security Document or the transactions contemplated thereby (except for its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order).

(d)    Other than in connection with a release of Collateral permitted under Section 13.03, in each case that the Collateral Agent may or is required hereunder or under any other Security Document to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any other Security Document, the Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes.  The Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes.  Subject to the Security Documents, if the Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Collateral Agent shall be entitled to refrain from such Action unless and until the Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Collateral Agent shall not incur liability to any Person by reason of so refraining.

(e)    Beyond the exercise of reasonable care in the custody of the Collateral in its possession, the Collateral Agent will have no duty as to any collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto.  The Collateral Agent will be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property, and the Collateral Agent will not be liable or responsible for any loss or diminution in the value of any of the Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Agent in good faith.

(f)     The Collateral Agent will not be responsible for the existence, genuineness or value of any of the collateral or for the validity, perfection, priority or enforceability of the Liens in any of the collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Notes Collateral Agent, as determined by a court of competent jurisdiction in a final, non-appealable order, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Issuer or any Guarantor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.  The Collateral Agent hereby disclaims any representation or warranty to the present and future Holders of Notes concerning the perfection of the Liens granted hereunder or under the Security Documents or in the value of any of the Collateral.

(g)    In the event that the Collateral Agent or the Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Collateral Agent’s or the Trustee’s sole discretion may cause the Collateral Agent or the Trustee, as applicable, to be considered an “owner or operator” under any environmental laws or otherwise cause the Collateral Agent or the Trustee to incur, or be exposed to, any environmental liability or any liability under any other federal, state or local law, each of the Collateral Agent and the Trustee reserves the right, instead of taking such action, either to resign as Collateral Agent or Trustee, as applicable, or to arrange for the transfer of the title or control of the asset to a court appointed receiver.  Neither the Collateral Agent nor the Trustee will be liable to any person for any environmental claims or any environmental liabilities or contribution actions under any federal, state or local law, rule or regulation by reason of the Collateral Agent’s or the Trustee’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any hazardous materials into the environment.

(h)    The Collateral Agent shall be entitled to all of the protections, immunities, indemnities, rights, benefits and privileges of the Trustee set forth in this Indenture and all such protections, immunities, indemnities, rights, benefits and privileges shall apply to the Collateral Agent in its roles under any other Security Document, whether or not expressly stated therein.

(i)     The Collateral Agent shall be entitled to compensation, reimbursement and indemnity as set forth in Section 7.07.

[Signatures on following pages]

AMNEAL PHARMACEUTICALS LLC

By:	/s/ Anastasios Konidaris
Name: Anastasios Konidaris
Title: Executive Vice President and Chief Financial Officer

Signature Page to Indenture (Senior Notes)

GUARANTORS:	AMNEAL PHARMACEUTICALS OF NEW YORK, LLC

	By:	/s/ Anastasios Konidaris
Name: Anastasios Konidaris
Title: Executive Vice President and Chief Financial Officer

AMNEAL BIOSCIENCES LLC

By:	/s/ Anastasios Konidaris
Name: Anastasios Konidaris
Title: Executive Vice President and Chief Financial Officer

IMPAX LABORATORIES, LLC

By:	/s/ Anastasios Konidaris
Name: Anastasios Konidaris
Title: Executive Vice President and Chief Financial Officer

AMEDRA PHARMACEUTICALS LLC

By:	/s/ Anastasios Konidaris
Name: Anastasios Konidaris
Title: Executive Vice President and Chief Financial Officer

TRAIL SERVICES, LLC

By:	/s/ Anastasios Konidaris
Name: Anastasios Konidaris
Title: Executive Vice President and Chief Financial Officer

Signature Page to Indenture (Senior Notes)

GEMINI LABORATORIES, LLC

By:	/s/ Anastasios Konidaris
Name: Anastasios Konidaris
Title: Executive Vice President and Chief Financial Officer

Signature Page to Indenture (Senior Notes)

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Trustee and as Collateral Agent

By:	/s/ Raye Goldsborough
Name: Raye Goldsborough
Title: Vice President

Signature Page to Indenture (Senior Notes)

EXHIBIT A

CUSIP/ISIN1

[RULE 144A][REGULATION S][IAI] GLOBAL NOTE

6.875% Senior Secured Notes due 2032

No. [Up to] US$[    ]

AMNEAL PHARMACEUTICALS LLC

promises to pay to                   or registered assigns,

the principal sum of [the principal sum set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto] [[               ] DOLLARS] on August 1, 2032.

Interest Payment Dates: February 1 and August 1, beginning February 1, 2026

Record Dates: January 15 and July 15

[1]	144A: CUSIP / ISIN: 03168L AA3 / US03168LAA35 Reg S: CUSIP / ISIN: U0317L AA6 / USU0317LAA62

IN WITNESS HEREOF, the Issuer has caused this instrument to be duly executed.

AMNEAL PHARMACEUTICALS LLC

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture: WILMINGTON SAVINGS FUND SOCIETY, FSB as Trustee
By:
Authorized Signatory

Dated:

[Form of Back of Note]
6.875% Senior Secured Notes due 2032

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.   INTEREST.  Amneal Pharmaceuticals LLC, a Delaware limited liability company (the “Issuer”), promises to pay interest on the principal amount of this Note at a rate per annum of 6.875% from the Issue Date until maturity. The Issuer will pay interest on this Note semi-annually in arrears on February 1 and August 1 of each year, beginning [   ][2] or, if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”).  The Issuer will make each interest payment to the Holder of record of this Note on the immediately preceding January 15 and July 15 (each, a “Record Date”).  Interest on this Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance.  The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate borne by this Note; they shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate borne by this Note.  Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2.   METHOD OF PAYMENT.  The Issuer will pay interest on this Note to the Person who is the registered Holder of this Note at the close of business on the Record Date (whether or not a Business Day) next preceding the Interest Payment Date, even if this Note is cancelled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest.  Payments of principal of, premium, if any, and interest on the Notes will be payable at the office or agency of the Issuer maintained pursuant to Section 4.02 of the Indenture or, at the option of the Issuer, may be made by check mailed to the Holders at their addresses set forth in the Note Register, provided that (a) all payments of principal, premium, if any, and interest on, Notes represented by Global Notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof and (b) all payments of principal, premium, if any, and interest with respect to certificated Notes will be made by wire transfer to a U.S. dollar account maintained by a Holder of at least $5,000,000 in principal amount of certificated Notes with a bank in the contiguous United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment.  Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.  If a payment date is on a Legal Holiday, payment will be made on the next succeeding day that is not a Legal Holiday and no interest shall accrue for the intervening period.

2 To be February 1, 2026 for Initial Notes.

3.   PAYING AGENT AND REGISTRAR.  Initially, Wilmington Savings Fund Society, FSB, the Trustee under the Indenture, will act as Paying Agent and Registrar.  The Issuer may change any Paying Agent or Registrar without prior notice to any Holder.  The Issuer or any of its Subsidiaries may act in any such capacity.

4.   INDENTURE.  The Issuer issued the Notes under an Indenture, dated as of  August 1, 2025 (the “Indenture”), among the Issuer, the Guarantors party thereto and the Trustee.  The Issuer shall be entitled to issue Additional Notes, without the consent of any Holders, pursuant to Sections 2.01 of the Indenture, and such Additional Notes which will vote as a class with the Notes and otherwise be treated as Notes for purposes of the Indenture subject to the provisions of Section 9.02 of the Indenture.  The terms of the Notes include those stated in the Indenture.  The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms.  To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5.   OPTIONAL REDEMPTION.

(a)   At any time prior to August 1, 2028 the Issuer may, at its option, on one or more occasions redeem all or a part of the Notes, upon notice as described under Section 3.03 of the Indenture at a redemption price equal to the sum of (i) 100.0% of the principal amount of the Notes redeemed, plus (ii) the Applicable Premium as of the Redemption Date plus (iii) accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(b)   At any time prior to August 1, 2028, the Issuer may, at its option and on one or more occasions, redeem up to 40.0% of the aggregate principal amount of Notes and Additional Notes issued under the Indenture at a redemption price equal to the sum of (i) 100.0% of the aggregate principal amount thereof, plus (ii) a premium equal to the stated interest rate per annum on the Notes, plus (iii) accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, in an amount equal to or less than the net cash proceeds received by it from one or more Equity Offerings or a contribution to the Issuer’s common equity capital made with the net cash proceeds of an Equity Offering; provided, that (a) at least 50.0% of the aggregate principal amount of Notes originally issued under the Indenture on the Issue Date and any Additional Notes issued under the Indenture after the Issue Date (excluding Notes held by the Issuer and any Affiliate of the Issuer) remains outstanding immediately after the occurrence of each such redemption; and (b) each such redemption occurs within 180 days of the date the Issuer received the proceeds of the applicable Equity Offering or contribution.

(c)   The Issuer will be entitled, at its option, to redeem up to 10.00% of the original aggregate principal amount of the Notes issued under the Indenture at any time and from time to time during any twelve-month period ending on or prior to August 1, 2028 at a redemption price equal to 103.00% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date.

(d)   In connection with any Change of Control Offer, Asset Sale Offer or tender offer to, in each case, purchase the Notes, if Holders of not less than 90.0% of the aggregate principal amount of the then outstanding Notes validly tender and do not validly withdraw such Notes in such Change of Control Offer, Asset Sale Offer or other tender offer and the Issuer purchases, or any third party making such Change of Control Offer, Asset Sale Offer or other tender offer in lieu of the Issuer purchases, all of the Notes validly tendered and not validly withdrawn by such Holders, the Issuer or such third party will have the right, upon notice given not more than 60 days following such purchase date, to redeem all (but not less than all) Notes that remain outstanding following such purchase at a price equal to the price offered to each other Holder in such Change of Control Offer, Asset Sale Offer or other tender offer, plus, to the extent not included in the Change of Control Offer, Asset Sale Offer or other tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the redemption date (subject to the right of the Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

(e)   Except pursuant to clauses (a) through (e) of Section 3.07 of the Indenture, the Notes will not be redeemable at the Issuer’s option prior to August 1, 2028.

(f)   On and after August 1, 2028, the Issuer may at its option redeem the Notes, in whole or in part, on one or more occasions, upon notice in accordance with Section 3.03 of the Indenture at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, thereon to, but excluding, the applicable Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on August 1 in each of the years indicated below:

Year	Percentage
2028	103.438%
2029	101.719%
2030 and thereafter	100.000%

(g)   Any redemption pursuant to Section 3.07 of the Indenture shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture.

6.   MANDATORY REDEMPTION; OFFERS TO PURCHASE AND OPEN MARKET PURCHASES.  The Issuer will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.  However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under Sections 4.10 and 4.14 of the Indenture.

7.   NOTICE OF REDEMPTION.  Subject to Section 3.03 of the Indenture, the Issuer shall deliver electronically, mail or cause to be mailed by first-class mail notices of redemption at least 10 days but not more than 60 days before the Redemption Date to each Holder to be redeemed at such Holder’s registered address or otherwise in accordance with Applicable Procedures, except that redemption notices may be mailed or delivered more than 60 days prior to a Redemption Date if the notice is issued in connection with Article VIII or Article XI of the

Indenture, or in connection with a redemption which is subject to any condition that has not been satisfied (or waived by the Issuer in its sole discretion).

8.   DENOMINATIONS, TRANSFER, EXCHANGE.  The Notes are in registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 in excess of $2,000.  The transfer of Notes shall be registered and Notes may only be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.  The Issuer need not issue, exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.  Also, the Issuer need not issue, exchange or register the transfer of any Notes during the period of 15 days before the mailing or delivery of a notice of redemption of Notes to be redeemed or between a Record Date with respect to such Note and the next succeeding Interest Payment Date with respect to such Note.

9.   PERSONS DEEMED OWNERS.  The registered Holder shall be treated as its owner for all purposes.  Only registered Holders shall have rights hereunder.

10.   AMENDMENT, SUPPLEMENT AND WAIVER.  The Indenture, the Guarantees, the Notes, the Security Documents or the Intercreditor Agreements may be amended or supplemented as provided in the Indenture.

11.   DEFAULTS AND REMEDIES.  The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture.  If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 30.0% in principal amount of the then outstanding Notes by written notice to the Issuer may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.  Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Issuer, all outstanding Notes will become due and payable immediately without further action or notice.  Holders may not enforce the Indenture, the Notes, the Guarantees or the Security Documents except as provided in the Indenture.  Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders notice of any continuing Default (except a Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest.  The Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or and its consequences under the Indenture except a continuing Default in payment of the principal of, premium, if any, or interest on, any of the Notes held by a non-consenting Holder.  The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required within twenty (20) Business Days after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default and what action the Issuer proposes to take with respect thereto.

12.   AUTHENTICATION.  This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual or electronic signature of the Trustee.

13.   SECURITY.  This Note will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture, the Security Documents and the Intercreditor Agreements.  The Collateral Agent holds the Collateral in trust for the benefit of the Noteholder Secured Parties pursuant to the Security Documents and the Intercreditor Agreements.  Each Holder, by accepting this Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the foreclosure and release of Collateral) and the Intercreditor Agreements as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the Collateral Agent to enter into the Security Documents and the Intercreditor Agreements, and to perform its obligations and exercise its rights thereunder in accordance therewith.

14.   GOVERNING LAW.  THE INDENTURE, THIS NOTE AND ANY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

15.   CUSIP AND ISIN NUMBERS.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP and ISIN numbers to be printed on the Notes and the Trustee may use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture.  Requests may be made to the Issuer at the following address:

Amneal Pharmaceuticals LLC

400 Crossing Boulevard, 3rd Floor,

Bridgewater, NJ, 08807

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint ________________________________________________________________ to transfer this Note on the books of the Issuer.  The agent may substitute another to act for him.

Date: ________________________________________________

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*: ________________________________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

[      ] Section 4.10   [      ] Section 4.14

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$______________

Date: ________________________________________________

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*: ________________________________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $            . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Amneal Pharmaceuticals LLC

400 Crossing Boulevard, 3rd Floor

Bridgewater, NJ, 08807

Attention: [●]

Email: [●]

Wilmington Savings Fund Society, FSB,

as Trustee

500 Delaware Avenue

Wilmington, Delaware 19801

Attention: [●]

Re:   6.875% Senior Secured Notes due 2032

Reference is hereby made to the Indenture, dated as of August 1, 2025 (the “Indenture”), among Amneal Pharmaceuticals LLC, the Guarantors party thereto and the Trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

        (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $    in such Note[s] or interests (the “Transfer”), to (the “Transferee”), as further specified in Annex A hereto.  In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.   [   ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT 144A GLOBAL NOTE OR RELEVANT DEFINITIVE NOTE PURSUANT TO RULE 144A.  The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.

2.   [   ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT REGULATION S GLOBAL NOTE OR RELEVANT DEFINITIVE NOTE PURSUANT TO REGULATION S.  The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the applicable Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser).  Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Indenture and the Securities Act.

3.   [    ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT IAI GLOBAL NOTE OR RELEVANT DEFINITIVE NOTE PURSUANT TO RULE 501.  The Transfer is being effected to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that has furnished to the Trustee a signed letter substantially in the form of Exhibit E of the Indenture, and such Transfer is in compliance with any applicable blue sky laws of any state of the United States.

4.   [   ] CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S.  The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)   [   ] such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act; or

(b)   [   ] such Transfer is being effected to the Issuer or a subsidiary thereof; or

(c)   [   ] such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.

5.   [   ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.

(a)   [   ] CHECK IF TRANSFER IS PURSUANT TO RULE 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are

not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b)   [   ] CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c)   [   ] CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______________________

ANNEX A TO CERTIFICATE OF TRANSFER

1.   The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)   [   ] a beneficial interest in the:

(i)   [   ] 144A Global Note ([CUSIP: ]), or

(ii)   [   ] Regulation S Global Note ([CUSIP: ]), or

(iii)   [   ] IAI Global Note ([CUSIP: ]), or

(b)   [   ] a Restricted Definitive Note.

2.   After the Transfer the Transferee will hold:

[CHECK ONE]

(a)   [   ] a beneficial interest in the:

(i)   [   ] 144A Global Note ([CUSIP: ]), or

(ii)   [   ] Regulation S Global Note ([CUSIP: ]), or

(iii)   [   ] IAI Global Note ([CUSIP: ]), or

(iv)   [   ] Unrestricted Global Note ([ ] [ ]), or

(b)   [   ] a Restricted Definitive Note; or

(c)   [   ] an Unrestricted Definitive Note, in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Amneal Pharmaceuticals LLC

400 Crossing Boulevard, 3rd Floor

Bridgewater, NJ, 08807

Attention: [●]

Email: [●]

Wilmington Savings Fund Society, FSB

as Trustee

500 Delaware Avenue

Wilmington, Delaware 19801

Attention: [●]

Re:   6.875% Senior Secured Notes due 2032

Reference is hereby made to the Indenture, dated as of August 1, 2025 (the “Indenture”), among Amneal Pharmaceuticals LLC, the Guarantors party thereto and the Trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

        (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $ in such Note[s] or interests (the “Exchange”).  In connection with the Exchange, the Owner hereby certifies that:

(1)   EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE OF THE SAME SERIES

(a)   [   ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OF THE SAME SERIES.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note of the same series in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b)   [   ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE OF THE SAME SERIES.  In connection with the Exchange of the Owner’s beneficial interest in a

Restricted Global Note for an Unrestricted Definitive Note of the same series, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c)   [   ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OF THE SAME SERIES.  In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note of the same series, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d)   [   ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE OF THE SAME SERIES.  In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note of the same series, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(2)   EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OF THE SAME SERIES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES OF THE SAME SERIES

(a)   [   ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE OF THE SAME SERIES.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note of the same series with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer.  Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b)   [   ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE OF THE SAME SERIES.  In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE]:

[   ] 144A Global Note,

[   ] Regulation S Global Note or

[  ] IAI Global Note,

in each case of the same series, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States.  Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer and           are           dated           .

[Insert Name of Transferor]

By:
Name:
Title:

EXHIBIT D

FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS

Supplemental Indenture (this “Supplemental Indenture”), dated as of [                   ], between [                   ] (the “Guaranteeing Person”) and Amneal Pharmaceuticals LLC a Delaware limited liability company (the “Issuer”) and Wilmington Savings Fund Society, FSB, a federal savings bank, as trustee (the “Trustee”) and as collateral agent (the “Collateral Agent”).

W I T N E S S E T H

WHEREAS, the Issuer and the Guarantors have heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of August 1, 2025, providing for the issuance of an unlimited aggregate principal amount of 6.875% Senior Secured Notes due 2032 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Person shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Person shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1)   Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)   Agreement to Guarantee.  The Guaranteeing Person hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Indenture including, but not limited to, Article X thereof.

(3)   No Recourse Against Others.  No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Issuer or any Guarantor or any of their direct or indirect parent companies or their subsidiaries (other than the Issuer and the Guarantors) shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees, the Indenture, this Supplemental Indenture or any other supplemental indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting Notes waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.

(4)   Governing Law.  THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(5)   Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  This Supplemental Indenture may be executed in multiple counterparts, which, when taken together, shall constitute one instrument.  The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

(6)   Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

(7)   The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Person.

(8)   Successors.  All agreements of the Guaranteeing Person in this Supplemental Indenture shall bind its successors, except as otherwise provided in this Supplemental Indenture.  All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Trustee

By:
Name:
Title:

EXHIBIT E

FORM OF
TRANSFEREE LETTER OF REPRESENTATION

Amneal Pharmaceuticals LLC

400 Crossing Boulevard, 3rd Floor

Bridgewater, NJ, 08807

Attention: [●]

Email: [●]

Wilmington Savings Fund Society, FSB

as Trustee

500 Delaware Avenue

Wilmington, Delaware 19801

Attention: [●]

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $[   ] principal amount of the 6.875% Senior Secured Notes due 2032 (the “Notes”) of Amneal Pharmaceuticals LLC, a Delaware limited liability company (the “Issuer”).

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name: _______________________________

Address: _________________-___________

Taxpayer ID Number: ________-___________

The undersigned represents and warrants to you that:

1.   We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor” at least $250,000 principal amount of the Notes, and we are acquiring the Notes, for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act.  We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we invest in or purchase securities similar to the Notes in the normal course of our business.  We, and any accounts for which we are acting, are each able to bear the economic risk of our or its investment.

2.   We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence.  We

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agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue and the last date on which the Issuer or any affiliate of the Issuer was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) to the Issuer or any Subsidiary thereof, (b) pursuant to a registration statement that has been declared effective under the Securities Act, (c) in a transaction complying with the requirements of Rule 144A under the Securities Act (“Rule 144A”), to a person we reasonably believe is a qualified institutional buyer under Rule 144A (a “QIB”) that is purchasing for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales to non-U.S. persons that occur outside the United States of America within the meaning of Regulation S under the Securities Act, (e) to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is purchasing for its own account or for the account of such an institutional “accredited investor,” in each case in a minimum principal amount of Notes of $250,000, for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act or (f) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws.  The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date.  If any resale or other transfer of the Notes is proposed to be made pursuant to clause (e) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Issuer and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act.  Each purchaser acknowledges that the Issuer and the Trustee reserve the right prior to the offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes pursuant to clause (d), (e) or (f) above to require the delivery of an opinion of counsel, certifications or other information satisfactory to the Issuer and the Trustee.

TRANSFEREE:

By:

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